UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF

THE SECURITIES EXCHANGE ACT OF 1934

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2020	Notice of the 2020 Annual General Meeting of Shareholders and Proxy Statement

June 11, 2020 at 8:00 a.m., Dublin, Ireland time

Endo International plc

First Floor ● Minerva House ● Simmonscourt Road ● Ballsbridge ● Dublin 4 ● Ireland

endo.com

Endo International plc First Floor Minerva House Simmonscourt Road Ballsbridge Dublin 4, Ireland endo.com

Dear Fellow Shareholders:

As I report to you for the first time as President and Chief Executive Officer, I want to express my appreciation for your commitment to and investment in Endo International plc (Endo). I am honored to lead Endo into its next phase and to build on the work begun under Paul Campanelli’s leadership. I would like to thank Paul for his many contributions and his ongoing service as Chairman of the Board. I am pleased with the progress we have made in reshaping Endo and establishing a strong foundation for our ongoing transformation.

While I prepare this letter to you, the global coronavirus (COVID-19) pandemic continues to evolve. We have taken a range of proactive measures to provide for the well-being of our team members while continuing to produce the critical medicines that hospitals and healthcare providers need to treat patients, including those with COVID-19. Additionally, to help meet current and ongoing needs related to COVID-19, we are donating over $5 million in product and monetary support to Americares and the Red Cross. I want to thank Endo’s nearly 3,200 team members around the globe for their incredible dedication to providing safe, high-quality products to our customers.

Delivering on our Commitments

2019 was a successful year for Endo on many fronts. Our Sterile Injectables segment and the Specialty Products portfolio of our Branded Pharmaceuticals segment both delivered double-digit growth. This growth was led by our flagship products XIAFLEX® and VASOSTRICT®, which grew 24% and 17%, respectively. The investment in our highly effective disease awareness campaigns and the successful execution of an integrated commercial strategy drove expanded awareness of both Peyronie’s Disease and Dupuytren’s Contracture Disease and drove increased utilization of XIAFLEX®.

In 2019, we also made significant progress in preparing to successfully commercialize collagenase clostridium histolyticum (CCH) for the treatment of cellulite in the buttocks. The U.S. Food and Drug Administration (FDA) accepted our Biologics License Application (BLA), and the product’s Prescription Drug User Fee Act date, or target action date, has been set for July 6, 2020. If approved, we believe Endo is well-positioned to create a new product category within the growing U.S. medical aesthetics market with the first FDA-approved injectable option to treat cellulite in the buttocks.

Additionally, in 2019, we launched 14 products across our Sterile Injectables and Generic Pharmaceuticals segments while navigating a dynamic and competitive generic landscape.

These actions, among others, contributed to our strong 2019 operating results.

Focused Investment in Growth Opportunities

In 2020, we will continue to focus investments in our core growth areas: our Sterile Injectables segment, the Specialty Products portfolio of our Branded Pharmaceuticals segment and preparing for our anticipated entrance into the U.S. medical aesthetics market. We have taken and will continue to take a long-term approach with respect to how we manage the business, focused on methodically executing against our strategic priorities to create value.

While the COVID-19 pandemic may impact the timing of our plans, we continue to prepare for the successful commercialization of CCH for the treatment of cellulite subsequent to the anticipated second half 2020 FDA approval of the BLA. We are very excited by the opportunity to enter the U.S. medical aesthetics market.

Additionally, we have initiated development programs related to potential new indications for XIAFLEX® for the treatment of plantar fibromatosis and adhesive capsulitis. We also plan to launch approximately 15 products across our Sterile Injectables and Generic Pharmaceuticals segments in 2020. This includes the initial product from our strategic development, license and commercialization agreement with Nevakar, Inc., which is part of our Sterile Injectable strategy to launch Ready-to-Use products to meet the evolving product needs of hospitals and health systems. We believe that these strategic investments in our portfolio will generate long-term value for Endo.

Guided by Values. Focused on a Sustainable Future.

Anchored by our commitment to integrity, we are passionate about our efforts to improve lives, and that responsibility is ingrained in all that we do. The opportunity to improve lives and make a difference informs our decisions and focuses the efforts of all Endo teammates. At Endo, we always strive to do the right thing to deliver meaningful value to our customers, patients, shareholders and communities.

As we continue our journey in 2020, we seek to manage Endo for the future in order to create continued, sustainable value. As part of this journey, we are committed to transparency, including reporting applicable SASB (Sustainability Accounting Standards Board) metrics. We aspire to be a best-in-class corporate citizen through our transparency with customers, shareholders, patients and employees and by creating a safe and environmentally conscious work environment.

Leading Through Uncertainty

Our values and commitment to our patients, customers and communities have been especially evident as we navigate through the challenges and uncertainties related to the global COVID-19 pandemic. As I reflect on the past few months, I am proud of the tireless dedication demonstrated by our team members—those who are able to help flatten the outbreak’s curve by working from home, and others on the front line enabling Endo to reliably supply the high quality, medically necessary and life-saving products required by patients and their healthcare providers.

We remained committed and focused on delivering sustainable operating results and achieving our long-term objectives, although COVID-19 may temporarily impact our near-term performance. I believe we have significant opportunities to create sustainable shareholder value over the long term and I am personally excited about the future of Endo and leading the dedicated and talented Endo team. Thank you for your investment and putting your trust in us.

We encourage you to read more about our Board of Directors, corporate governance practices and performance-driven compensation programs in this Proxy Statement. We hope that you will participate in the 2020 Annual General Meeting of Shareholders (the Annual Meeting), which will be held on June 11, 2020 at 8:00 a.m., Dublin, Ireland time, at First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland, by voting through acceptable means as described in this Proxy Statement as promptly as possible. Your vote is important—so please exercise your right.

Sincerely,

Blaise Coleman

President, Chief Executive Officer and Director

Dublin, Ireland

April 28, 2020

Endo International plc First Floor Minerva House Simmonscourt Road Ballsbridge Dublin 4, Ireland endo.com

TO BE HELD ON JUNE 11, 2020

8:00 a.m., Dublin, Ireland time

First Floor, Minerva House,

Simmonscourt Road, Ballsbridge, Dublin 4, Ireland

Notice is hereby given that the 2020 Annual General Meeting of Shareholders of Endo International plc, an Irish public limited company, will be held on June 11, 2020 at 8:00 a.m., Dublin, Ireland time, at First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland.

The purposes of the meeting are:

(1)	To elect, by separate resolutions, eight members to our Board of Directors to serve until the next Annual General Meeting of Shareholders;

(2)	To approve, on an advisory basis, the compensation of our named executive officers (say-on-pay);

(3)	To approve the Endo International plc Amended and Restated 2015 Stock Incentive Plan;

(4)	To renew the Board’s existing authority to issue shares under Irish law;

(5)	To renew the Board’s existing authority to opt-out of statutory pre-emption rights under Irish law;

(6)

To approve the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2020 and to authorize the Board of Directors, acting through the Audit Committee, to determine the independent registered public accounting firm’s remuneration; and

(7)	To act upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Proposals 1 through 4 and 6 are ordinary resolutions requiring the approval of a simple majority of the votes cast at the Annual Meeting. Proposal 5 is a special resolution requiring the approval of not less than 75% of the votes cast at the Annual Meeting. All proposals are more fully described in this Proxy Statement.

The Company’s Irish statutory financial statements for the fiscal year ended December 31, 2019, including the reports of the directors and auditors thereon, will be presented and considered at the Annual Meeting. There is no requirement under Irish law that such statements be approved by the shareholders, and no such approval will be sought at the Annual Meeting. The Annual Meeting also will include a review of the Company’s affairs.

Only shareholders of record at the close of business on April 13, 2020 (the record date) are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

This year, we have elected to continue to furnish proxy materials to our shareholders electronically so that we can both provide our shareholders with the information they need and also reduce our costs of printing and delivery and the environmental impact of our Annual Meeting.

It is important that your shares be represented and voted at the Annual Meeting. Please vote by promptly completing and returning your proxy by internet, by mail, by telephone or by attending the Annual Meeting and voting in person by ballot so that, whether you intend to attend the Annual Meeting or not, your shares can be voted. Returning your proxy will not limit your rights to attend or vote at the Annual Meeting.

If you are a shareholder who is entitled to attend and vote, then you are entitled to appoint a proxy or proxies to attend and vote on your behalf. A proxy is not required to be a shareholder in the Company. If you wish to appoint as proxy any person other than the individuals specified on the proxy card, please specify the name(s) and address(es) of such person(s) in the proxy card.

Special Precautions Due to COVID-19 Concerns:

In light of public health concerns related to COVID-19, the Company would like to emphasize that we consider the health of our shareholders, employees and other attendees a top priority. We are monitoring guidance issued by the Irish Health Service Executive (HSE), the Irish government, the U.S. Centers for Disease Control and Prevention and the World Health Organization, and we have implemented, and will continue to implement, the measures advised by the HSE to minimize the spread of COVID-19.

Based on the latest available public health guidance, we expect that the Annual Meeting will proceed under very constrained circumstances given current restrictions on public gatherings.

Shareholders’ input at the Annual Meeting is valued. Shareholders are strongly encouraged, however, to vote their shares by proxy as the preferred means of fully and safely exercising their rights. Personal attendance at the Annual Meeting may present a health risk to shareholders and others. The Company advises that shareholders who are experiencing any COVID-19 symptoms or anyone who has been in contact with any person experiencing any COVID-19 symptoms should not attend the Annual Meeting in person.

The Company may take additional procedures or limitations on meeting attendees, including limiting seating, requiring health screenings and other reasonable or required measures in order to enter the building.

In the event that a change of venue becomes necessary due to public health recommendations regarding containment of COVID-19, which may include the closure of or restrictions on access to the meeting venue, we will promptly communicate this to shareholders by an announcement in a press release, on the investor relations page of http://investor.endo.com/ and a filing with the U.S. Securities and Exchange Commission. We advise shareholders to monitor the page regularly, as circumstances may change on short notice. We recommend that shareholders keep up-to-date with the latest public health guidance regarding travel, self-isolation and health and safety precautions.

By Order of the Board of Directors,

Yoon Ah Oh

Corporate Secretary

Dublin, Ireland

April 28, 2020

Endo International plc

Registered Office: First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland

Registered in Ireland: Number—534814

Directors: Paul Victor Campanelli (USA), Blaise Coleman (USA), Mark Gilbert Barberio (USA), Shane Martin Cooke (Ireland), Nancy June Hutson (USA), Michael Hyatt (USA), Roger Hartley Kimmel (USA), William Patrick Montague (USA).

Proxy Statement for 2020 Annual General Meeting of Shareholders

Proxy Statement for 2020 Annual General Meeting of Shareholders

General Information

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Endo International plc (the Board), an Irish public limited company, of proxies to be voted at the Annual Meeting to be held on June 11, 2020, beginning at 8:00 a.m., Dublin, Ireland time. The Annual Meeting will be held at First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland.

In accordance with the rules of the U.S. Securities and Exchange Commission (SEC), we are furnishing the Proxy Statement for Annual Meeting, 2019 Annual Report on Form 10-K and 2019 Irish Statutory Financial Statements (collectively, the proxy materials) by providing access to these materials electronically on the internet. We expect to provide access to the 2019 Irish Statutory Financial Statements on or about May 7, 2020. As such, we are not mailing a printed copy of our proxy materials to each shareholder of record or beneficial owner, and our shareholders will not receive printed copies of the proxy materials unless they request this form of delivery. We will provide printed copies upon request at no charge.

We are mailing a Notice of Meeting and Internet Availability of Proxy Materials (Notice of Internet Availability) to our shareholders on or about April 28, 2020. This Notice of Internet Availability is being mailed in lieu of the printed proxy materials and contains instructions for our shareholders on how they may: (i) access and review our proxy materials on the internet; (ii) submit their proxy; and (iii) request printed proxy materials. Shareholders may request to receive printed proxy materials by mail or electronically by e-mail on an ongoing basis by following the instructions in the Notice of Internet Availability. We believe that providing proxy materials electronically enables us to save costs associated with printing and delivering the materials and reduces the environmental impact of our annual meetings. A request to receive proxy materials in printed form, by mail or by e-mail, will remain in effect until such time as the shareholder elects to terminate it.

Unless otherwise indicated or required by the context, references in this proxy statement to “Endo,” the “Company,” “we,” “our” or “us” refer to Endo International plc and its subsidiaries.

Annual General Meeting Admission

Shareholders must present a form of personal identification in order to be admitted to the Annual Meeting. For directions to the Annual Meeting, visit www.endo.com/about-us/locations.

No cameras, recording equipment or electronic devices will be permitted in the Annual Meeting.

In light of public health concerns related to COVID-19 and protocols recommended or required by governmental authorities, the Company may impose additional restrictions on your ability to attend the Annual Meeting in person, including limiting seating, requiring health screenings and other reasonable or required measures in order to enter the building.

Shareholders Entitled to Vote

Holders of ordinary shares at the close of business on April 13, 2020 are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 229,704,690 issued and outstanding ordinary shares of Endo entitled to vote.

Each ordinary share is entitled to one vote on each matter properly brought before the Annual Meeting. Your proxy indicates the number of votes you have.

How to Vote if You Are a Shareholder of Record

Your vote is important. Shareholders of record can vote by internet, by mail, by telephone or by attending the Annual Meeting and voting in person by ballot as described below.

The Company encourages shareholders to vote by internet, by mail or by telephone, rather than attend the Annual Meeting in person in light of the public health concerns related to COVID-19. Please refer to “Special Precautions Due to COVID-19 Concerns” in the Notice of Annual General Meeting of Shareholders above for more information.

How to Vote

If you are a shareholder of record, you may vote by internet, by mail, by telephone or by attending the Annual Meeting and voting in person by ballot. If you receive a paper copy of the proxy materials, which will include a proxy card, you can vote by mail by simply completing your proxy card, dating and signing it, and returning it in the postage-paid envelope provided.

For additional instructions on how shareholders of record can vote using any of the methods set forth above, please visit www.proxyvote.com, enter the control number found on the Notice of Internet Availability (or, if you request to receive a paper copy of the proxy materials, the proxy card) and follow the steps outlined on the secure website.

Deadline for Voting by Internet, by Mail or by Telephone

Internet and telephone votes must be received by 11:59 PM U.S. Eastern Time on June 10, 2020. If you are a shareholder of record and choose to vote by mail, your properly completed proxy card should be received by 8:00 a.m., Dublin, Ireland time on June 9, 2020.

Additional Information on Voting at the Annual Meeting

Voting by internet, by mail or by telephone will not limit your right to vote at the Annual Meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

All shares that have been properly voted and not revoked will be voted in accordance with your instructions at the Annual Meeting. If you execute your proxy but do not give voting instructions, the ordinary shares represented by that proxy will be voted as described below under the section entitled “General Information on Voting and Required Vote.”

Additional Information for Beneficial Owners of Shares Held Through a Bank or Brokerage Firm

If you are a beneficial owner of shares held through a bank or brokerage firm, please follow the voting instructions provided by your bank or brokerage firm.

Electronic Access to Investor Information

Endo’s Proxy Statement and other investor information are available on the Company’s website at www.endo.com, under “Investors / Media.” You can also access the Investor page of our website by scanning the QR code to the right with your smartphone.

General Information on Voting and Required Vote

You are entitled to cast one vote for each ordinary share of Endo you own on the record date. Provided that a quorum is present, a majority of the votes cast at the Annual Meeting will be required in order for:

◾	a nominee to be elected as a director;
◾	the compensation of the named executive officers to be approved, on a non-binding advisory basis;
◾	the Endo International plc Amended and Restated 2015 Stock Incentive Plan to be approved;
◾	the Board’s existing authority to issue shares to be renewed; and
◾

the appointment of the Company’s independent registered public accounting firm for the year ending December 31, 2020 to be approved and the Board, acting through the Audit Committee, to be authorized to determine the independent registered public accounting firm’s remuneration.

In addition, renewal of the Board’s existing authority to opt-out of statutory pre-emption rights will require the approval of not less than 75% of the votes cast at the Annual Meeting.

The presence of the holders of a majority of the issued and outstanding ordinary shares as of the record date entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Shares represented by a proxy marked “abstain” on any matter will be considered present at the Annual Meeting for purposes of determining a quorum. Abstentions will not be considered votes cast at the Annual Meeting. The practical effect of this is that abstentions are not voted in respect of these proposals. Shares represented by a proxy as to which there is a “broker non-vote” (for example, where a broker does not have the discretionary authority to vote the shares) will be considered present for the Annual Meeting for purposes of determining a quorum and will not have any effect on the outcome of voting on the proposals.

All ordinary shares that have been properly voted and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you execute the proxy but do not give voting instructions, the ordinary shares represented by that proxy will be voted as follows:

(1)	FOR each of the nominees for election as director;
(2)	FOR the approval, on an advisory basis, of the compensation to be paid to the named executive officers;
(3)	FOR the approval of the Endo International plc Amended and Restated 2015 Stock Incentive Plan;
(4)	FOR the renewal of the Board’s existing authority to issue shares;
(5)	FOR the renewal of the Board’s existing authority to opt-out of statutory pre-emption rights; and
(6)

FOR the approval of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020 and the authorization of the Board, acting through the Audit Committee, to determine the independent registered public accounting firm’s remuneration.

Voting on Other Matters

If other matters are properly presented at the Annual Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. At the date the Company began printing this Proxy Statement, no other matters had been raised for consideration at the Annual Meeting.

How You Can Revoke or Change Your Vote

You can revoke your proxy at any time before it is voted at the Annual Meeting by:

◾	sending written notice of revocation to the Corporate Secretary;
◾	timely delivering a valid, later-dated proxy; or
◾

attending the Annual Meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor from the holder of record, to be able to vote at the meeting.

List of Shareholders

Subject to any restrictions that the Company may be required to implement as a result of public health recommendations related to COVID-19, the names of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 8:45 a.m. and 4:30 p.m., Dublin, Ireland time, at our registered office at First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland.

Cost of Proxy Solicitation

The Company will pay any costs incurred associated with preparing, printing and mailing this Proxy Statement and soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs of sending the proxy materials to our beneficial owners. We have also retained D.F. King & Co., Inc. to assist in soliciting proxies. We will pay D.F. King & Co., Inc. a base fee of approximately $15,000 plus reasonable out-of-pocket expenses for these services.

Presentation of Irish Statutory Financial Statements

The Company’s Irish Statutory Financial Statements for the fiscal year ended December 31, 2019, including the reports of the directors and auditors thereon, will be presented and considered at the Annual Meeting. There is no requirement under Irish law that such financial statements be approved by shareholders, and no such approval will be sought at the Annual Meeting. The Company’s 2019 Irish Statutory Financial Statements are expected to become available on or about May 7, 2020 at www.proxyvote.com.

Proposal 1: Election of Directors

The Board of Directors

Under the terms of the Company’s Memorandum and Articles of Association (the Articles of Association), directors need not be shareholders of the Company or residents of Ireland. However, pursuant to the Common Stock Ownership Guidelines (the Ownership Guidelines) approved by the Board, each non-employee director eligible to own Company stock should, but is not required to, have ownership of the Company’s ordinary shares equal in value to at least three times his or her current annual cash retainer to be generally achieved within five years of joining the Board, as further described in the section below entitled “Common Stock Ownership Guidelines.” Directors are elected for a one-year term and shall retire from office unless re-elected by ordinary resolution at the next following Annual General Meeting. Non-employee directors generally receive compensation for their services as determined by the Board, as further described in the section entitled “Compensation of Non-Employee Directors.” However, Paul V. Campanelli, who is a non-management director of the Company, will receive compensation in 2020 pursuant to a letter agreement entered into and approved by the Compensation Committee in December 2019, and will not receive non-employee board compensation and/or fees for services as a board member, or for serving as Chairman of the Board, until after his retirement as an employee of the Company on December 31, 2020.

As set forth in the Articles of Association, the number of directors of the Company shall be not less than five nor more than twelve, the exact number of which shall be fixed from time to time by resolution of the Board. A vacancy on the Board, or a newly created directorship resulting from any increase in the authorized number of directors, may be filled by a majority of the directors then in office, even though less than a quorum remains. A director appointed to fill a vacancy remains a director until the next following Annual General Meeting or his or her earlier death, resignation or removal.

As of December 31, 2019, the Board consisted of six members, including Paul V. Campanelli, Shane M. Cooke, Nancy J. Hutson, Ph.D., Michael Hyatt, Roger H. Kimmel and William P. Montague. Additionally, Mark G. Barberio was appointed to the Board effective February 19, 2020 and Blaise Coleman was appointed to the Board effective March 6, 2020. All of the current members are nominated by the Board for re-election as directors of the Company. The Board has fixed the number of directors at eight.

The Board annually determines the independence of directors based on a review by the Board and the Nominating & Governance Committee. No director is considered independent unless the Board has determined that he or she has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a material relationship with the Company. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. To evaluate the materiality of any such relationship, the Board has adopted categorical independence standards consistent with the Nasdaq’s listing rules. These standards are available on the Company’s website at www.endo.com, under “Investors/Media—Corporate Governance—Nominating & Governance Committee.”

Members of the Audit, Compensation and Nominating & Governance Committees must meet applicable independence tests of the Nasdaq.

The Board has affirmatively determined that all of its current members and nominees, except for Messrs. Campanelli and Coleman, are independent under the Nasdaq’s listing rules. Mr. Campanelli is not independent due to his former role as President and Chief Executive Officer of the Company and Mr. Coleman is not independent due to his role as President and Chief Executive Officer of the Company.

In determining Mr. Cooke’s independence, the Board considered his relationship with Alkermes plc (Alkermes), which has a 2002 license agreement with one of the Company’s subsidiaries with respect to Megace ES® in the ordinary course of their respective businesses. Mr. Cooke was President of Alkermes until March 2018, when he was appointed to the board of directors of Alkermes. The total amount of royalty and related payments made to Alkermes in 2019 was approximately $0.2 million. The Board also considered Mr. Cooke’s relationship with UDG Healthcare plc (UDG), where he has served as a director since February 2019. The Company’s subsidiaries and UDG are parties to agreements, entered into in the ordinary course of their respective businesses, whereby UDG provides certain services to the Company relating primarily to the packaging, by UDG’s Sharp division, of certain of the Company’s pharmaceutical products. The total amount of payments made to UDG by the Company in 2019 was approximately $6.8 million. The Board has determined that these relationships are not material and do not impair Mr. Cooke’s independence.

In addition, the Board previously had determined that former directors Sharad S. Mansukani, M.D. and Todd B. Sisitsky were independent. It was determined that Dr. Mansukani’s service as an advisor to, and Mr. Sisitsky’s service as an executive of, TPG Capital LP (referred to herein as TPG or TPG Capital), one of Endo’s shareholders during the year ended December 31, 2019, did not interfere with their independence as directors. In determining Dr. Mansukani’s independence, the Board also considered his relationship with Children’s Hospital of Philadelphia (CHOP), to which the Company sells certain sterile injectable products in the ordinary course of their respective businesses. Dr. Mansukani serves as Treasurer and member of the board of trustees of CHOP.

On an annual basis and upon the nomination of any new director, the Nominating & Governance Committee and the Board review directors’ responses to a questionnaire asking about their relationships with the Company (and those of their immediate family members) and other potential conflicts of interest. The Nominating & Governance Committee has determined that, except for Messrs. Campanelli and Coleman, all of the directors currently serving are independent and that the members of the Audit, Compensation and Nominating & Governance Committees also meet the applicable independence tests of the Nasdaq listing rules. Specifically, the Nominating & Governance Committee and the Board have determined that, during the last three years, none of the current directors, except for Messrs. Campanelli and Coleman, has had any material relationship with the Company that would compromise independence. The Nominating & Governance Committee recommended this determination to the Board and explained the basis for its recommendation, and this determination was adopted by the full Board.

As of the date of this Proxy Statement, the Company is not aware of any material legal proceedings to which any director or executive officer of the Company, or any associate thereof, is a party that are adverse to the Company or any of its subsidiaries.

Nominees

There are eight nominees for election as directors of the Company to serve until the 2021 Annual General Meeting of Shareholders, or until death, resignation or removal, if earlier. All of the nominees are currently serving as directors of the Company. In addition, except for Messrs. Barberio and Coleman, all of the nominees were elected to the Board at the last Annual General Meeting of Shareholders.

The proposed nominees for election as directors have confirmed that they are each willing to serve as directors of the Company. If, as a result of circumstances not now known or foreseen, a nominee shall be unavailable or unwilling to serve as a director, an alternate nominee may be designated by the present Board of Directors to fill the vacancy.

The Board believes that each of the Company’s directors is highly qualified to serve as a member of the Board and each has contributed to the mix of skills, core competencies and qualifications of the Board. When evaluating candidates for election to the Board, the Nominating & Governance Committee seeks candidates with certain qualities that it believes are important, including experience, skills, expertise, personal and professional integrity, character, business judgment, time availability in

Set forth below are summaries of the background, business experience and principal occupation of each of the Company’s current director nominees:

light of other commitments, dedication, independence, those criteria and qualifications described in each director’s biography below and such other relevant factors that the Nominating & Governance Committee considers appropriate in the context of the needs of the Board. Although not specified in its charter, the Nominating & Governance Committee also considers diversity, such as ethnicity and gender, when selecting candidates so that additional diversity may be represented on the Board. Our current directors are highly experienced and have diverse backgrounds and skills as well as extensive track records of success in what we believe are highly relevant positions, including extensive experience and knowledge overseeing and counseling management on complex product liability litigation and regulatory compliance matters. The Board believes that each director’s service as chair, vice chair, chief executive officer, chief financial officer and/or senior executive of other significant companies has provided each director with skills that are important to serving on our Board.

PAUL V. CAMPANELLI, 58, was appointed Chairman of the Board of Endo in November 2019, concurrently with the announcement of his retirement as President and Chief Executive Officer, effective March 2020. Mr. Campanelli began his service as Director, Chief Executive Officer and President in September 2016. Mr. Campanelli joined Endo in 2015 as the President of Par Pharmaceutical, leading Endo’s fully integrated U.S. Generics business, following Endo’s acquisition of Par Pharmaceutical. Prior to joining Endo, he served as Chief Executive Officer of Par Pharmaceutical Companies, Inc. following the company’s September 2012 acquisition by TPG. Prior to the TPG acquisition, Mr. Campanelli served as Chief Operating Officer and President of Par Pharmaceutical, Inc. from 2010 to 2012. At Par Pharmaceutical Inc., Mr. Campanelli had also served as Senior Vice President, Business

Development & Licensing; Executive Vice President and President of Par Pharmaceutical, Inc.; and was named a Corporate Officer by its board of directors. He also served on the board of directors of Sky Growth Holdings Corporation from 2012 until 2015. Prior to joining Par Pharmaceutical Companies, Inc., Mr. Campanelli served as Vice President, Business Development at Dr. Reddy’s Laboratories Ltd., where he was employed from 1992 to 2001. He currently serves on the board of directors of Pharmaceutical Associates Inc. Mr. Campanelli earned his Bachelor of Science degree from Springfield College. Mr. Campanelli’s qualifications to serve on the Board of Endo include, among others, his experience in leadership positions at pharmaceutical companies, including the role of chief executive officer, his in-depth knowledge of the pharmaceutical industry, the Company, its businesses and management as well as his judgment and strategic vision.

BLAISE COLEMAN, 46, was appointed Director, President and Chief Executive Officer, effective March 2020. Mr. Coleman served as Executive Vice President and Chief Financial Officer from December 2016 through March 2020 and Interim Chief Financial Officer from November 2016 through December 2016. He joined Endo in January 2015 as Vice President of Corporate Financial Planning & Analysis, and was then promoted to Senior Vice President, Global Finance Operations in November 2015. Prior to joining Endo, Mr. Coleman held numerous finance leadership roles with AstraZeneca, most recently having served as the Chief Financial Officer of the AstraZeneca/Bristol-Myers Squibb US Diabetes Alliance from January 2013 until January 2015. Prior to that, he was the Head of Finance for the AstraZeneca Global Medicines Development organization based in Mölndal, Sweden. Mr. Coleman joined AstraZeneca in 2007 as Senior Director Commercial Finance for the US Cardiovascular Business. He joined AstraZeneca from Centocor, a wholly-owned subsidiary of Johnson & Johnson, where he held positions in both the Licenses & Acquisitions and Commercial Finance organizations. Mr. Coleman began his career in public accounting at PricewaterhouseCoopers LLP in 1996 before joining Centocor in 2003. Mr. Coleman is a Certified Public Accountant; he holds a Bachelor of Science degree in accounting from Widener University and an M.B.A. from the Fuqua School of Business at Duke University. Mr. Coleman’s qualifications to serve on the Board of Endo include, among others, his executive leadership experience at pharmaceutical companies, extensive background in finance, business and strategic planning and in-depth knowledge of the Company, its businesses and management.

MARK G. BARBERIO, 57, was appointed to the Board of Directors in February 2020 and is a member of Endo’s Audit Committee and Nominating & Governance Committee. Mr. Barberio has been a Principal of Markapital, LLC since May 2013. Prior to then, Mr. Barberio held numerous leadership roles at Mark IV, LLC (now Dayco, LLC), most recently having served as a Director from April 2011 to May 2013, Co-Chief Executive Officer from November 2009 to May 2013 and Chief Financial Officer from January 2004 to May 2013. Mr. Barberio currently serves as a Director of Exide Technologies since April 2015 and Gibraltar Industries, Inc. since June 2018 and Life Storage, Inc. since January 2015, where he has been Non-Executive Chairman since May 2018. Previously, Mr. Barberio served as a Director of Paragon Offshore Limited from July 2017 to April 2018. He is also a member of the Rochester Institute of

Technology Board of Trustees, 100 Club of Buffalo—serving the needs of first responders, Buffalo Angels LLC, WNY Venture Association and Rochester Angel Network and is a member of the National Association of Corporate Directors. He earned an M.B.A. from State University of New York at Buffalo and a B.S. in Business-Accounting from Rochester Institute of Technology. Mr. Barberio’s qualifications to serve on the Board of Endo include, among others, his significant knowledge in strategy development, finance, operational oversight, real estate, capital markets and investor relations stemming from his extensive executive- and board-level experience as chief executive officer, chief financial officer and chairman of the board. Mr. Barberio was identified as a potential candidate by a non-management director and, following an independent third party review process, recommended to the Nominating & Governance Committee and later approved by the Board.

SHANE M. COOKE, 57, has been a member of the Board of Directors since July 2014 and is Chair of Endo’s Audit Committee and is a member of Endo’s Compliance Committee. In March 2018, Mr. Cooke retired from Alkermes plc (Alkermes), most recently having served as its President since 2011, when Elan Drug Technologies (EDT) merged with Alkermes. Mr. Cooke was appointed to the board of directors of Alkermes in March 2018. From 2007 until 2011, he was head of EDT and Executive Vice President of Elan and concurrently served as Chief Financial Officer of Elan Corporation from 2001 to 2011. Mr. Cooke was appointed director of Elan in 2005. Prior to joining Elan, he was Chief Executive and founder of Pembroke Capital Limited. Mr. Cooke also previously held a number of senior positions in finance in the banking and aviation industries. He currently serves on the boards of directors of

Alkermes, Prothena Corporation plc and UDG Healthcare plc, which operates through its two divisions: Ashfield and Sharp. Mr. Cooke is a chartered accountant and a graduate of University College Dublin, Ireland. Mr. Cooke’s qualifications to serve on the Board of Endo include, among others, his extensive knowledge of the pharmaceutical industry, significant executive- and board-level experience at a publicly traded company and financial expertise and experience, including service as a chief financial officer of a public company.

NANCY J. HUTSON, Ph.D., 70, has been a member of the Board of Directors since February 2014 and is Chair of Endo’s Compliance Committee and a member of Endo’s Nominating & Governance Committee. Dr. Hutson retired from Pfizer, Inc. (Pfizer) in 2006 after spending 25 years in various research and leadership positions, most recently having served as Senior Vice President, Pfizer Global Research and Development and Director of Pfizer’s pharmaceutical R&D site, known as Groton/New London Laboratories. At Pfizer, she led 4,500 colleagues (primarily scientists) and managed a budget in excess of $1 billion. She is currently a Director of BioCryst Pharmaceuticals, Inc. and PhaseBio Pharmaceuticals, Inc. Dr. Huston previously served as Director of Cubist Pharmaceuticals until 2015 and Inspire Pharmaceuticals, Inc. until 2011. From 2009 until February 2014, Dr. Hutson was a Director of Endo Health Solutions Inc. Dr. Hutson owns and operates Standing Stones Farm in Ledyard, CT. Dr. Hutson holds a Bachelor of Arts degree from Illinois Wesleyan University and a Ph.D. degree from Vanderbilt University. Dr. Hutson’s qualifications to serve on the Board of Endo include, among others, her in-depth knowledge and understanding of the complex research, drug development and business issues facing pharmaceutical companies.

MICHAEL HYATT, 74, has been a member of the Board of Directors since February 2014 and is Chair of Endo’s Nominating & Governance Committee and a member of Endo’s Compensation Committee. Mr. Hyatt has been a Senior Advisor to Irving Place Capital since 2008. Prior to 2008, Mr. Hyatt was a Senior Managing Director of Bear Stearns & Co., Inc. Mr. Hyatt previously served as a Director of Schiff Nutrition International until 2012. From 2000 until February 2014, Mr. Hyatt was a Director of Endo Health Solutions Inc. Mr. Hyatt holds a Bachelor of Arts degree from Syracuse University and a J.D. degree, from Emory University School of Law. Mr. Hyatt’s qualifications to serve on the Board of Endo include, among others, his leadership experience in the banking industries, in-depth knowledge of the Company and experience as a board member of a publicly traded company.

ROGER H. KIMMEL, 73, was appointed Senior Independent Director of the Board of Endo in November 2019 and is a member of Endo’s Nominating & Governance Committee, Audit Committee, Compliance Committee and Compensation Committee. Mr. Kimmel previously served as Chairman of the Board of Endo from February 2014 until November 2019. Mr. Kimmel has been Vice Chairman of Rothschild Inc. since January 2001. Previously, Mr. Kimmel was a partner of the law firm Latham & Watkins for more than five years. Mr. Kimmel previously served as a Director of PG&E Corporation and its subsidiary Pacific Gas and Electric Company until January 2019. Mr. Kimmel was a Director of Schiff Nutrition International until 2012, and was a Director and Chairman of Endo Health Solutions Inc. from July 2000 until February 2014. Mr. Kimmel served as Chairman of the Board of Trustees of the University of

Virginia Law School Foundation (not-for-profit) from January 2009 to June 2015. He has been a public speaker on corporate governance issues and private equity transactions and has been a lecturer at the University of Virginia School of Law since 2017. Mr. Kimmel holds a Bachelor of Arts degree from the George Washington University and a J.D. degree from the University of Virginia School of Law. Mr. Kimmel’s qualifications to serve on the Board of Endo include, among others, his extensive legal and leadership experience, significant experience as a board member of a publicly traded company, corporate governance expertise, investment banking and financial experience and in-depth knowledge about the Company.

WILLIAM P. MONTAGUE, 73, has been a member of the Board of Directors since February 2014 and is Chair of Endo’s Compensation Committee and a member of Endo’s Audit Committee. Mr. Montague served as Chief Executive Officer of Mark IV Industries, Inc. from 2004 until his retirement in 2008. Mr. Montague also served as a Director of Mark IV Industries, Inc. from 1996 until 2008. He joined Mark IV Industries in 1972 as Treasurer/Controller, serving as Vice President of Finance from 1974 to 1986, then Executive Vice President and Chief Financial Officer from 1986 to 1996 and then as President from 1996 to 2004. Mr. Montague is also a Director of Gibraltar Industries, Inc. since 1993, and has served as Chairman of Gibraltar’s Board of Directors since 2015. From 2013 until 2014, Mr. Montague served as a Director of Allied Motion Technologies Inc. From 2009 until February 2014, Mr. Montague was a Director of Endo Health Solutions Inc. Mr. Montague is a Certified Public Accountant; he holds a Bachelor of Science degree in accounting and an M.B.A. from Wilkes University. Mr. Montague’s qualifications to serve on the Board of Endo include, among others, his significant executive and leadership experience at manufacturing companies, including service as chief executive officer and membership on the board of directors of such companies, and financial expertise and experience, including service as a company’s chief financial officer.

Vote Required

Each nominee for director receiving a majority of the votes cast at the Annual Meeting will be elected.

The Board of Directors recommends a vote FOR the election of each of these nominees for election as director.

Corporate Governance

Board Leadership Structure

We have a board leadership structure under which Mr. Campanelli serves as Chairman of the Board and Mr. Kimmel serves as Senior Independent Director of the Board. The position of Senior Independent Director was created by the Board in April 2018 following the recommendation of the Nominating & Governance Committee to support the Chairman and to provide management and shareholders with additional means of access to the Board. This position was created to align the Company’s board leadership structure with those of other Irish-domiciled companies. Our Board currently has four standing committees. Each committee has a committee chair and each committee consists solely of independent directors. In addition, the Board appoints other committees as the Board considers appropriate or necessary from time to time.

The Board generally believes that the roles of Chairman and Chief Executive Officer should be separate and that the Chairman should not be part of the Company’s management. Accordingly, the roles of Chairman and Chief Executive Officer are filled by Mr. Campanelli and Mr. Coleman, respectively. However, the Board recognizes that under certain circumstances, the Board may determine that it would be in the best interest of the Company if the roles of the Chairman and the Chief Executive Officer are undertaken by the same person, who may not be “independent.” In addition, the Board has determined that in the event the Chairman is not “independent,” the Board shall select a Senior Independent Director. Accordingly, the role of the Senior Independent Director is filled by Mr. Kimmel.

We believe that our Board consists of directors with significant leadership, organizational and strategic skills, as discussed above. All of our independent directors have served as chair, vice chair, chief executive officer, chief financial officer and/or senior executive of other significant companies. Accordingly, we believe that our independent directors have demonstrated leadership in large enterprises, many with relevant industry experience, and are well-versed in board processes and corporate governance. We believe that having directors with such significant leadership skills benefits our company and our shareholders.

In addition to the general duties and responsibilities of a director, in accordance with the Articles of Association and our corporate governance guidelines, the Chairman is responsible for setting Board meeting agendas, dates and locations, presiding over all Board and shareholder meetings, presiding over all executive sessions of the Board, if independent, meeting regularly with the Chief Executive Officer between Board meetings and facilitating full and candid communication among directors and between the Board and the Chief Executive Officer. In addition to the general duties and responsibilities of a director, in accordance with our corporate governance guidelines, the Senior Independent Director is responsible for fulfilling the Chairman’s duties, as described above, in the event that the Chairman is unavailable or unable to fulfill the Chairman’s duties, including presiding over executive sessions of the Board, together with assisting the Chairman and the chair of the Nominating & Governance Committee with board evaluation, acting as a liaison with specified industry groups designated by the Board or the Chief Executive Officer at their direction, supporting the Chairman and providing management and shareholders with additional means of access to the Board and acting as an intermediary for other directors, if necessary or appropriate. Each director also may suggest items for inclusion on the agenda and may, at any Board meeting, raise subjects that are not on the agenda for that meeting. As required by our corporate governance guidelines, our independent directors meet separately, without management present, at each meeting of the Board. In addition, our Board committees regularly meet without members of management present.

As part of its annual self-evaluation process, the Board evaluates the Company’s governance structure. We believe that having a President and Chief Executive Officer with oversight of company operations, coupled with a seasoned Board that includes an accomplished and knowledgeable Board Chairman, Senior Independent Director, other independent directors and separate independent committee chairs, is the appropriate leadership structure for Endo.

Board Responsibilities

The Board is responsible for overseeing and advising management with respect to the long-term interests of the Company and its shareholders. The Board’s responsibilities include, among others, the following:

◾	overseeing management’s conduct of our business;
◾	reviewing and overseeing the Company’s risk management efforts;
◾	determining the compensation of our President and Chief Executive Officer;
◾	planning for CEO succession;
◾	reviewing the Company’s human capital management efforts, including broad oversight of compensation programs, succession planning and leadership development;
◾	reviewing and approving our major financial objectives, strategic priorities and operating plans;
◾	reviewing and evaluating the Company’s financial reporting processes; and
◾	reviewing regulatory, compliance, quality and legal matters and management’s implementation of the Company’s compliance program.

To address these responsibilities, the Board and its committees meet on at least quarterly basis with members of management, including at regularly scheduled Board and committee meetings, and participate in recurring informational calls and other ad hoc discussions with management that generally occur at least quarterly. Additional information is included throughout the remainder of this section and under the heading “Board Meetings, Attendance and Committees of the Board of Directors” below.

Risk Oversight

On a regular basis, the Company’s officers responsible for monitoring and managing risks across the Company’s various functions and business segments make reports to the Audit Committee. The Audit Committee, in turn, reports to the full Board of Directors. While the Audit Committee has primary responsibility for overseeing risk management, our entire Board is actively involved in overseeing risk management for the Company by engaging in periodic discussions with Endo officers as the Board may deem appropriate. In addition, each of our Board committees considers the risks within its respective areas of responsibility.

The Board believes that one of its most important responsibilities is to oversee how the Company’s Executive Leadership Team, which includes our current named executive officers (NEOs) and other senior leaders, manages the various risks the Company faces and has delegated primary responsibility for overseeing the Company’s Enterprise Risk Management (ERM) program to the Audit Committee. It is management’s responsibility to manage risk and bring the most material risks the Company faces to the attention of the Audit Committee and the Board. The Company’s head of internal audit, who reports functionally to the Audit Committee, facilitates the ERM program under the sponsorship of our Executive Leadership Team. Enterprise risks are identified and prioritized by management, and each material risk is assigned by the Board to a Board committee or the full Board for oversight based on the nature of the risk area and the committee’s charter. The committee or full Board agendas include discussions of individual risk areas throughout the year. Additionally, the Audit Committee agendas include periodic updates on the ERM program.

The Audit Committee regularly reviews, in consultation with third party advisors as appropriate, risks and risk management activities relating to liquidity, debt, financial, accounting, legal, tax, compliance, information technology security and other matters. The Compensation Committee considers risks related to succession planning and the attraction and retention of talent as well as risks relating to the design of compensation programs and arrangements, succession planning and leadership development. The Compensation Committee also reviews compensation and benefit plans affecting Endo’s executive officers and other employees. The full Board considers strategic risks and opportunities and regularly receives reports from its committees regarding risk oversight in their respective areas of responsibility.

Code of Conduct

The Board has adopted a Code of Conduct that applies to the Company’s directors, executive officers (including its President and Chief Executive Officer and Executive Vice President and Chief Financial Officer) and other employees (Endo Code). The Board has also adopted a Code of Conduct for the Board of Directors (Director Code). These Codes are posted on the Company’s website at www.endo.com. The Endo Code is available under “Our Responsibility—Corporate Compliance—Code of Conduct,” and the Director Code is available under “Investors/Media—Corporate Governance—Code of Conduct.” Any waiver of either code for a director or executive officer of the Company, as applicable, may be made only by the Board or a committee of the Board. Such waivers and any amendments to either code will be disclosed on the Company’s website if required by law or stock exchange rules.

Recovery of Compensation

The Compensation Committee maintains a compensation recovery policy relating to recoupment of cash and equity-based incentive awards (collectively, Covered Awards) granted to NEOs and other senior management employees at the vice president level and above (collectively, Covered Employees). Under the policy, if the Company issues a material restatement of its reported financial results caused by the Covered Employee’s fraud or intentional misconduct, as determined by the Compensation Committee, then the Compensation Committee will direct the Company to use reasonable efforts to seek recovery of all Covered Awards that were paid or granted for performance during the restated fiscal year or years. In addition, the Compensation Committee has the ability to recoup certain Covered Awards granted to Covered Employees for material misconduct or gross negligence resulting in a material violation of the Company’s policies or applicable laws, as determined by a court of competent jurisdiction in a final, non-appealable judgment, which causes material financial harm to the Company. In the event that the Compensation Committee invokes this policy to recover any Covered Awards, the Company will disclose such recoupment as required by law or regulation or if the applicable misconduct has otherwise become public knowledge.

Insider Trading Policy

The Board has adopted an Insider Trading Policy, which applies to all personnel, including non-employee directors and officers, arising from our legal and ethical responsibilities as a public company. Among other restrictions, the Insider Trading Policy contains hedging restrictions prohibiting non-employee directors, the Company’s executive officers and all other employees from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of the Company’s shares, including puts, calls or other derivative transactions. Non-employee directors, the Company’s executive officers and all other employees are also restricted from engaging in short sales related to the Company’s ordinary shares and pledging the Company’s shares as collateral for a loan, including holding shares in a margin account.

Company Policy on Parachute Payments

The Board has adopted a policy that provides that the Company will not enter into any future employment agreements that include “golden parachute” excise tax gross-ups with respect to payments contingent upon a change in control. An excess parachute payment is generally a change in control payment in excess of one times the average of the officer’s taxable W-2 income for the five years prior to the change in control (base amount), and generally only results if the change in control payment exceeds 2.99 times the base amount. Excess parachute payments, including any excise tax gross-up payments, are non-deductible to the Company under Section 280G of the Internal Revenue Code (the Code). Accordingly, the Company does not have any employment agreements with change in control excise tax gross up provisions.

Common Stock Ownership Guidelines

The Board has adopted the Ownership Guidelines both for non-employee directors and for executive officers and senior management of the Company. The Board believes that non-employee directors and senior management should have a significant equity position in the Company and that the Ownership Guidelines serve to further the Board’s interest in encouraging a longer-term focus in managing the Company. The Board also believes that the Ownership Guidelines align the interests of its directors and senior management with the interests of shareholders and further promote Endo’s commitment to sound corporate governance. The Ownership Guidelines are posted on the Company’s website at www.endo.com, under “Investors/Media—Corporate Governance—Nominating & Governance Committee.” The current Ownership Guidelines provide that each non-employee director eligible to own Company stock should, but is not required to, have ownership of the Company’s ordinary shares equal in value to at least three times his or her current annual cash retainer to be generally achieved within five years of joining the Board. All non-employee directors and NEOs subject to the Ownership Guidelines are in compliance with the recommended guidelines.

Review and Approval of Transactions with Related Persons

The Board has adopted written policies and procedures for review, approval and monitoring of transactions involving the Company and “related persons” (directors and executive officers or their immediate family members, or beneficial owners of greater than five percent of the Company’s outstanding ordinary shares). The policy covers any related person transaction that meets the minimum threshold for disclosure in the Proxy Statement under relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). Such transactions are subject to review and approval by the Audit Committee.

Robert Campanelli is the Executive Director, Strategic Operations at Par Pharmaceutical, Inc., a subsidiary of the Company. Mr. Campanelli joined Par Pharmaceutical Inc. in 2003 as a senior product manager and has worked in ascending areas of responsibility since that time. He is the brother of Paul Campanelli, Chairman of the Board. Robert Campanelli’s 2019 compensation, calculated in accordance with the rules applicable to the Summary Compensation Table, totaled $414,344, of which $229,820 was salary, $121,930 was annual and other bonuses and $62,594 was compensation under the Company’s long-term incentive equity plan. In addition, Robert Campanelli is also eligible to participate in the retirement plans, insurance programs, health benefits and other similar employee welfare benefit arrangements available to other employees of comparable level and on substantially similar terms and conditions.

Shareholder Interaction

Shareholder Communications with Directors

The Board has established a process to receive communications from shareholders. Shareholders may contact any member or all members of the Board, including the Chairman or the Senior Independent Director, any Board committee or the chair of any such committee by mail. To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” to Endo International plc, First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland.

All communications received as set forth in the preceding paragraph will be opened by the office of our Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee(s). In the case of communications to the Board or any group or committee of directors, the Corporate Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the communication is addressed.

Shareholder Engagement

Endo’s Board believes it is important to directly engage with shareholders, including targeted outreach initiatives as a means of soliciting their views on matters, including governance, environmental, social, executive compensation and other important topics, in order to assist our Board with items requiring a broader shareholder perspective. Over the past several years, certain independent directors and members of our management team have engaged with our shareholders, as well as with third party advisory firms to discuss key issues on a variety of topics. In addition to the shareholder advisory vote on executive compensation (the say-on-pay vote), these conversations have provided the Board with insights into evolving shareholder views, while serving as an effective communication channel for matters of critical importance to Endo’s short- and long-term priorities. Members of Endo’s Board, including independent directors, plan to continue efforts to engage with and maintain an open dialogue with shareholders.

In 2019, the Company continued efforts to engage with shareholders, following 2018 discussions with shareholders, as well as ISS and Glass Lewis. The 2018 conversations resulted in changes being implemented by the Compensation Committee in 2019, including:

◾

Placing more emphasis on performance-based equity for NEOs in the form of 50% Performance Share Units (PSUs) and 50% Restricted Stock Units (RSUs), representing an increase in the proportion of PSUs compared to 2018

◾

Increasing the length of the PSU performance period by introducing an Adjusted Free Cash Flow (FCF) metric measured over a single three-year period, compared to three one-year periods prior to 2019, in addition to relative Total Shareholder Return (TSR) measured over a three-year period

◾	No longer authorizing special or off-cycle LTI grants for NEOs, except for new hire and promotion situations

Following the implementation of these changes, the Company’s 2019 shareholder engagement process resulted in the following feedback:

◾	A high degree of support for the Company’s responsiveness to shareholder concerns raised in 2018 and agreement with the resulting changes implemented by the Compensation Committee
◾	Continued support for the Company’s strategy, performance and management, as well as Endo’s executive compensation policies, plan designs and metrics used
◾

Significant shareholder focus on Endo motivating top talent with an emphasis on encouraging management continuity during a period of significant external headwinds facing Endo and other specialty pharmaceutical companies

◾	Support for the Company’s proactive management of share utilization, and emphasis on minimizing shareholder dilution levels

The feedback received from shareholders relating to encouraging management continuity as well as the Company’s stock utilization limitations are material concerns also shared by the Board. For Endo employees, including the Company’s NEOs, significant realized value opportunities have been lost over the past several years due to external factors outside of the employees’ control, including unfavorable media coverage and political scrutiny and litigation relating to prescription opioid medication abuse. The negative impact these factors had on Endo’s share price created significant continuity risk and share usage concerns for the Company that required immediate attention.

The actions implemented by the Compensation Committee as a result of this feedback were intended to directly address these concerns. First, continuity compensation arrangements were authorized by the Compensation Committee to increase realizable earnings for Endo’s most critical talent in an effort to help bridge the gap between current pay and competitive norms. In addition, the use of cash-based long-term incentives in 2020 was also authorized to address shareholder concerns regarding share usage and dilution resulting from Endo’s reduced share price, but also to serve as a separate mechanism to allow for predictable realizable value opportunities for all LTI-eligible employees. Both actions were required to maintain management continuity and increase the level of motivation for Endo employees, which in turn are key to driving the success of the business on an ongoing basis. The changes implemented as a result of the feedback received in 2019 are discussed further under “Executive Summary” in the CD&A section of this Proxy Statement.

Board Meetings, Attendance and Committees of the Board of Directors

Between January 1, 2019 and December 31, 2019, the Board as a whole met five times and acted by written consent on one occasion. All members of the Board attended 75% or more of the aggregate number of meetings of the Board and of the committees of the Board on which they served in 2019 (that were held during the respective periods in which they served on the Board and related committees). The Board’s committees also routinely engage with members of management outside of these scheduled meetings, including their participation in recurring informational calls that generally occur at least quarterly and other ad hoc discussions. The Company does not have a policy on director attendance at Annual Meetings. Messrs. Kimmel and Cooke and Dr. Mansukani attended the 2019 Annual General Meeting of Shareholders (the 2019 Annual Meeting).

The Board has a standing Audit Committee, Compensation Committee, Nominating & Governance Committee and Compliance Committee. The Board has determined that each committee’s chair and members, both current and expected, are “independent” in accordance with the criteria established by the SEC and Nasdaq. Each of these committees operates pursuant to a written charter adopted by the Board describing the nature and scope of responsibilities of each committee.

Audit Committee

The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board. In addition, the Audit Committee reviews, acts on and reports to the Board with respect to various auditing and accounting matters, including the selection of the Company’s independent registered public accounting firm, the scope of the annual audits, fees to be paid to the independent registered public accounting firm, the performance of the Company’s independent registered public accounting firm, the accounting practices of the Company and the Company’s internal controls and legal compliance functions. The Audit Committee’s charter is available on the Company’s website at www.endo.com, under “Investors/Media—Corporate Governance—Audit Committee.”

Management of the Company has the primary responsibility for the Company’s financial reporting process, principles and internal controls as well as preparation of its financial statements. The Company’s independent registered public accounting firm is responsible for performing an independent audit of, and expressing an opinion on, the conformity of the Company’s financial statements with accounting principles generally accepted in the United States and the effectiveness of the Company’s internal controls over financial reporting.

Between January 1, 2019 and December 31, 2019, the Audit Committee met four times, in each case including periodic meetings held separately with management, the Company’s internal auditors and the independent registered public accounting firm.

Compensation Committee

The Compensation Committee of the Board determines the salary and incentive compensation of our President and Chief Executive Officer, reviews and approves the compensation levels of certain other senior executives of the Company, including the NEOs, and provides broad guidance regarding the remuneration and incentive compensation of the other employees of the Company. The Compensation Committee also reviews all the recommendations of the Company’s management for awards granted under the Endo International plc Amended and Restated 2015 Stock Incentive Plan and acts on such recommendations, as appropriate, in the Committee’s judgment. The Compensation Committee’s charter is available on the Company’s website at www.endo.com, under “Investors/Media—Corporate Governance—Compensation Committee.”

The primary function of the Compensation Committee is to set and review the Company’s general executive compensation policies and strategies and oversee and evaluate the Company’s overall compensation structure and programs. The Compensation Committee confirms that total compensation paid to the NEOs, including the President and Chief Executive Officer, Executive Vice President and Chief Financial Officer and those other individuals included in the Summary Compensation Table, is competitive and performance-based. Responsibilities of the Compensation Committee include, but are not limited to:

◾	setting and reviewing, at least annually, the goals and objectives of the Company’s executive compensation plans;
◾

annually evaluating the performances of the Company’s NEOs (and certain other employees) in light of those goals and objectives and determining and/or approving their compensation levels based on such evaluations;

◾

establishing or reviewing performance-based and Long-Term Incentive (LTI) plans for the NEOs (and certain other employees), as well as reviewing and approving other supplemental benefits and perquisites for such NEOs (and certain other employees);

◾

interpreting, implementing, administering, reviewing and approving all other aspects of remuneration to the Company’s NEOs (and certain other employees), including their employment agreements, severance arrangements and change in control agreements or provisions;

◾

developing, approving, administering and recommending to the Board and the Company’s shareholders for their approval (to the extent such approval is required by any applicable law, regulation or Nasdaq rule) all stock option and other stock incentive plans of the Company and all related policies and programs;

◾

approving individual recommendations and granting any shares, stock options, cash-based awards or other equity-based awards under all long-term stock incentive plans that are outside approved guidelines for such grants, and exercising such power and authority as may be required or permitted under such plans;

◾	reviewing and approving the Company’s management succession plan for senior management; and
◾	reviewing and approving compensation policies for the Company’s non-employee directors.

Endo management provides reviews and recommendations of the Company’s executive compensation programs, policies and governance for the Compensation Committee’s consideration and review. Management responsibilities in this regard include, but are not limited to:

◾	providing an ongoing review of the effectiveness of the compensation programs for all employees, including competitiveness, and alignment with the Company’s objectives;
◾	recommending changes, if necessary, to achieve all program objectives; and
◾	recommending pay levels, payout and/or awards for NEOs and certain other employees other than the President and Chief Executive Officer.

The Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to the NEOs.

Between January 1, 2019 and December 31, 2019, the Compensation Committee met five times.

Use of Compensation Consultants. The Compensation Committee retains Korn Ferry as its consultant to provide objective, independent analysis, advice and recommendations with regard to executive and employee compensation including, but not limited to, competitive market data, compensation analysis and recommendations related to our President and Chief Executive Officer, Board and our other senior executives. Korn Ferry served as the independent executive compensation consultant to the Compensation Committee for the Company’s entire 2019 fiscal year. The consultant reports to the Chair of the Compensation Committee and has direct access to the other members of the Compensation Committee. The Compensation Committee also authorizes the consultant to interact with management in certain respects in order to prepare for meetings with, and respond to requests from, the Compensation Committee. The Compensation Committee may retain other consultants and advisors from time to time.

A representative of Korn Ferry attends meetings of the Compensation Committee, is available to participate in executive sessions and communicates directly with the Compensation Committee.

In determining the independence and lack of any conflict of interest regarding Korn Ferry and Korn Ferry’s lead advisor to the Compensation Committee, the Compensation Committee considered, among other things, the following factors:

◾

the amount of Korn Ferry’s fees for executive compensation consulting services, noting in particular that such fees are nominal when considered in the context of Korn Ferry International and Korn Ferry’s total revenues for the period;

◾	Korn Ferry’s policies and procedures concerning conflicts of interest (copies of which were made available to the Compensation Committee);
◾

that there are no conflicts of interest resulting from other business or personal relationships between Korn Ferry’s lead advisor to the Compensation Committee and any members of the Compensation Committee or the Company’s executive team;

◾

the lead Korn Ferry advisor who provides executive compensation consulting services to the Company does not directly own any shares of the Company, and has agreed not to purchase any such shares so long as Korn Ferry and the lead advisor are engaged to provide executive compensation advisory services to the Compensation Committee; and

◾	any other factors relevant to the independence of Korn Ferry.

In addition, Korn Ferry’s Policy on Avoiding Conflicts of Interest confirms that Korn Ferry’s compensation consultants will continue to provide clients with independent, unbiased advice. Endo’s Board determined that the policy sufficiently allows Korn Ferry Compensation Committee consultants to maintain independence.

In 2019, Korn Ferry assisted the Compensation Committee with, among other things, (i) performing a review of the Company’s executive and Board compensation programs, including competitive market analyses, assessment of potential risks associated with compensation arrangements, policies and plans and considerations related to Endo’s President and Chief Executive Officer and other senior executives, (ii) determining the appropriate allocation among short-term and long-term compensation, cash and non-cash compensation and the different forms of non-cash compensation, (iii) identifying appropriate Pay Comparator Companies (as defined below in CD&A) for purposes of benchmarking the Company’s executive com-

pensation in the industry sectors in which Endo competes for talent and (iv) providing competitive market information and an overview of critical issues and trends affecting the executive compensation landscape.

Compensation Committee Interlocks and Insider Participation. As of the date of this Proxy Statement and during 2019, (i) none of the members of the Compensation Committee were or have been officers or employees of the Company or had or have had any relationship requiring disclosure under Item 404(a) of Regulation S-K and (ii) none of the executive officers of the Company served or have served on the compensation committee or board of any company that employed any member of the Company’s Compensation Committee or Board.

Nominating & Governance Committee

The Nominating & Governance Committee of the Board, which consists of independent directors, identifies and recommends to the Board individuals qualified to serve as directors of the Company, recommends to the Board directors to serve on committees of the Board and advises the Board with respect to matters of Board composition and procedures. The Nominating & Governance Committee also oversees the Company’s corporate governance. The Nominating & Governance Committee’s charter is available on the Company’s website at www.endo.com, under “Investors/Media—Corporate Governance—Nominating & Governance Committee.”

While the Board does not have a formal policy with respect to diversity, the Board and the Nominating & Governance Committee advocate diversity in the broadest sense. We believe that it is important that nominees for the Board represent diverse viewpoints and backgrounds. The Nominating & Governance Committee considers a broad array of qualifications and attributes including: experience, skills, expertise, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, independence and such other relevant factors that the Nominating & Governance Committee considers appropriate in the context of the needs of the Board. Although not specified in its charter, the Nominating & Governance Committee also considers diversity, such as ethnicity and gender, when selecting candidates so that additional diversity may be represented on the Board.

The Nominating & Governance Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Nominating & Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating & Governance Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held. To have a candidate considered by the Nominating & Governance Committee, a shareholder must submit the recommendation in writing and must include the following information:

◾	Shareholder Information: name of the shareholder and evidence of share ownership in the Company, including the quantity owned and the length of time of ownership.
◾

Candidate Information: name of the candidate, his or her resume or a listing of qualifications to be a director of the Company and his or her consent to be named as a director if selected by the Nominating & Governance Committee and nominated by the Board.

The shareholder recommendation and information described above must be sent to the Corporate Secretary at Endo International plc, First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland.

The Nominating & Governance Committee will also, from time to time, engage national search firms that specialize in identifying and evaluating director candidates.

Once a person has been identified by the Nominating & Governance Committee as a potential candidate, the Nominating & Governance Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating & Governance Committee determines that the candidate warrants further consideration, the Chair or a member of the Nominating & Governance Committee utilizes a recognized search firm to review the candidate’s qualifications and background. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating & Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Nominating & Governance Committee might be considering, and conducts one or more interviews with the candidate. Generally, Nominating & Governance Committee members may conduct additional due diligence on the candidate. The Nominating & Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although the number of shares held by the recommending shareholder and the length of time that such shares have been held may be taken into consideration.

The Nominating & Governance Committee has established procedures under which any director who is not elected shall tender his or her resignation to the Board.

Between January 1, 2019 and December 31, 2019, the Nominating & Governance Committee met five times.

Compliance Committee

The Compliance Committee focuses on assisting the Board by providing oversight of regulatory, compliance, quality and legal matters and reviewing management’s implementation of the Company’s compliance program. The Compliance Committee’s charter is available on the Company’s website at www.endo.com, under “Investors/Media—Corporate Governance—Compliance Committee.”

Between January 1, 2019 and December 31, 2019, the Compliance Committee met four times.

Composition of Committees of the Board of Directors

The following table shows the directors who currently serve on and/or chair each of the current committees.

Name	Audit Committee	Compensation Committee	Nominating & Governance Committee	Compliance Committee
Paul V. Campanelli	—	—	—	—
Blaise Coleman	—	—	—	—
Mark G. Barberio	Member	—	Member	—
Shane M. Cooke	Chair	—	—	Member
Nancy J. Hutson, Ph.D.	—	—	Member	Chair
Michael Hyatt	—	Member	Chair	—
Roger H. Kimmel	Member	Member	Member	Member
William P. Montague	Member	Chair	—	—

With respect to the Audit Committee, the Board has determined that: (i) Messrs. Barberio, Cooke and Montague are “audit committee financial experts,” as defined by the SEC regulations, and each has the related financial management expertise within the meaning of the Nasdaq listing rules and (ii) the current and expected chair and members are financially literate in accordance with the criteria established by the SEC and the Nasdaq.

Security Ownership of Certain Beneficial Owners and Management

The following table, together with the corresponding footnotes, sets forth, as of April 13, 2020, the name, address and holdings of each person, including any “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the Exchange Act), known by Endo to be the “beneficial owner” of more than 5% of the Company’s outstanding ordinary shares. The table also sets forth, as of April 13, 2020, the number of ordinary shares beneficially owned by each of the Company’s current directors and NEOs, and by all current directors and executive officers of the Company as a group. Footnote (1) below provides a brief explanation of what is meant by the term “beneficial ownership.”

Name of Beneficial Owner	Number of Ordinary Shares Beneficially Owned (#)(1)	Percentage of Class (%)(1)

Directors and Named Executive Officers:
Paul V. Campanelli(2)	2,631,805	1.1%
Blaise Coleman(2)	440,538	*
Shane M. Cooke(2)	82,074	*
Nancy J. Hutson, Ph.D.(2)	77,953	*
Michael Hyatt(3)	317,373	*
Roger H. Kimmel(4)	203,309	*
William P. Montague(2)	92,871	*
Terrance J. Coughlin(2)	639,000	*
Matthew J. Maletta(2)	460,457	*
Patrick Barry(2)	169,129	*
All current directors and executive officers of the Company as a group (14 persons)	5,342,008	2.3%

Other Shareholders:
BlackRock, Inc.(5)	35,263,079	15.4%
The Vanguard Group, Inc.(6)	29,969,156	13.0%
Glenview Capital Management, LLC(7)	18,470,405	8.0%
Renaissance Technologies LLC(8)	16,283,700	7.1%
Miller Value Partners, LLC(9)	15,571,495	6.8%

*	The percentage represents less than 1%.

(1)

“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act and includes more than the typical form of share ownership, that is, shares held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment power. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of a given date that such person has the right to acquire within 60 days after such date. The amounts in this table do not reflect future grants. Beneficial ownership for the directors and NEOs included in the table above is summarized as follows:

Name	Ordinary Shares (a)	Options to Purchase Ordinary Shares That Will Be Exercisable within the Next 60 Days
Paul V. Campanelli	1,074,985	1,556,820
Blaise Coleman	185,815	254,723
Shane M. Cooke	82,074	—
Nancy J. Hutson, Ph.D.	77,953	—
Michael Hyatt	317,373	—
Roger H. Kimmel	203,309	—
William P. Montague	92,871	—
Terrance J. Coughlin	337,507	301,493
Matthew J. Maletta	182,700	277,757
Patrick Barry	88,077	81,052

(a)

The ordinary share amounts for Mr. Kimmel include 80,000 shares held in trusts for which he has shared voting power and shared disposition power. Excluding these amounts, the owners listed above have sole voting power and sole disposition power with respect to their ordinary shares.

(2)	The business address for this person is c/o Endo International plc, First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland.
(3)	The business address for Mr. Hyatt is c/o Irving Place Capital, 745 Fifth Avenue, 7th Floor, New York, New York 10151.
(4)	The business address for Mr. Kimmel is c/o Rothschild & Co. US Inc., 1251 Avenue of the Americas, New York, New York 10020.

(5)

The business address for this entity is 55 East 52nd Street, New York, New York 10055. BlackRock, Inc. has sole power to (i) vote 34,637,036 ordinary shares and (ii) dispose 35,263,079 ordinary shares. This ownership information is based on a Schedule 13G/A filed with the SEC on February 4, 2020 by BlackRock, Inc.

(6)

The business address for this entity is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group, Inc. has sole power to (i) vote 224,244 ordinary shares and (ii) dispose 29,747,341 ordinary shares and shared power to (i) vote 25,600 ordinary shares and (ii) dispose 221,815 ordinary shares. This ownership information is based on a Schedule 13G/A filed with the SEC on February 11, 2020 by The Vanguard Group, Inc.

(7)

The business address for this entity is 767 Fifth Avenue, 44th Floor, New York, New York 10153. Glenview Capital Management, LLC has shared power to (i) vote 18,470,405 ordinary shares and (ii) dispose 18,470,405 ordinary shares. This ownership information is based on a Schedule 13G/A filed with the SEC on February 14, 2020 by Glenview Capital Management, LLC.

(8)

The business address for this entity is 800 Third Avenue, New York, New York 10022. Renaissance Technologies LLC has sole power to (i) vote 16,283,700 ordinary shares and (ii) dispose 16,283,700 ordinary shares. This ownership information is based on a Schedule 13G/A filed with the SEC on February 13, 2020 by Renaissance Technologies LLC.

(9)

The business address for this entity is One South Street, Suite 2550, Baltimore, MD 21202. Miller Value Partners, LLC has shared power to (i) vote 15,571,495 ordinary shares and (ii) dispose 15,571,495 ordinary shares. This ownership information is based on a Schedule 13G filed with the SEC on February 14, 2020 by Miller Value Partners, LLC.

Compensation of Non-Employee Directors

The Compensation Committee annually reviews compensation for each non-employee director against pay levels among Endo’s Pay Comparator Companies and makes adjustments, as appropriate. The Company offers a compensation package below median pay levels exhibited by Endo’s Pay Comparator Companies. This compensation package is designed to award a meaningful portion of compensation in the form of equity to further align the interests of non-employee directors with the interests of Endo shareholders while managing shareholder dilution levels. Except as described below under the heading “Non-Employee Director Compensation Table,” directors who are employees of the Company generally receive no additional compensation for their services as directors or as members of Board committees. Details on the compensation arrangements for Endo’s non-employee directors are summarized below under the headings “Annual Cash Retainer” and “Annual Equity Retainer.”

In October 2019, the Compensation Committee approved the following changes to the compensation of non-employee directors, effective for the 2020 compensation cycle:

◾	Updating the annual Board cash and equity retainer fees from cash of $60,000 and equity of $240,000 to cash and equity of $175,000 each
◾	Increasing the annual committee chair retainers for the Compensation Committee and Nominating & Governance Committee from $20,000 to $25,000 and from $15,000 to $20,000, respectively
◾	Introducing an annual cash retainer of $15,000 for all members of each committee

The compensation cycle for non-employee directors runs from January 1st through December 31st of each year, with the annual payment date scheduled for the first trading day following the Annual General Meeting of Shareholders. The current compensation package for non-employee directors, which reflects the most recent changes implemented in 2019, is further described below.

Annual Cash Retainer

Non-employee directors are entitled to receive an annual cash retainer based on their service on the Board, as well as for their roles on certain committees of the Board. The amounts that non-employee directors were entitled to receive in June 2019 and will be entitled to receive in June 2020, which reflect the changes to the director pay program noted above, are set forth in the following schedule:

Purpose	Paid in June 2019	To Be Paid in June 2020 (1)
For membership on the Board of Directors	$60,000	$175,000
For serving as the Chairman of the Board of Directors	$150,000	$150,000
For serving as Senior Independent Director	$60,000	$60,000
For serving as Chair of the Audit Committee	$25,000	$25,000
For serving as Chair of the Compensation Committee	$20,000	$25,000
For serving as Chair of the Compliance Committee	$20,000	$20,000
For serving as Chair of the Nominating & Governance Committee	$15,000	$20,000
For membership on any of the Board’s committees (on a committee-by-committee basis)	n/a	$15,000

(1)

Paul V. Campanelli, who is a non-management director of the Company, will receive compensation in 2020 pursuant to a letter agreement entered into and approved by the Compensation Committee in December 2019, and will not receive non-employee board compensation and/or fees for services as a board member, or for serving as Chairman of the Board, until after his retirement as an employee of the Company on December 31, 2020.

Meeting Fees

Non-employee directors are entitled to receive a fee of $5,000 cash per trip to Ireland on Company business, other than for attending regularly scheduled meetings in Ireland.

Annual Equity Retainer

Effective with the 2020 compensation cycle, each non-employee director is entitled to receive an annual award of fully-vested ordinary shares having a grant date value equal to $175,000, which is reduced from the grant date value of annual awards granted during the 2019 compensation cycle of $240,000. The number of ordinary shares actually awarded to each non-employee director is calculated using a determined grant date fair market value (as determined in the sole discretion of the Compensation Committee, but in no event shall the determined grant date fair market value be less than the closing price as of the date of the grant). Establishing the closing price as of the date of the annual grant as a base metric limits additional shares being issued beyond the number of shares that would have been issued based on the closing price on the date of grant. In acknowledgment of the Company’s share utilization priorities and applicable plan limits, all or a portion of the annual equity retainer may be issued in the form of cash, subject to the Compensation Committee’s discretion. Consistent with past practices, the annual stock award grant date for non-employee directors is on the first trading day after the Company’s Annual General Meeting of Shareholders, with the annual stock award for the 2020 compensation cycle scheduled for grant on June 12, 2020. Pursuant to the Directors Stock Election Plan (described below), non-employee directors may also elect to receive their cash retainer fees in the form of Endo ordinary shares.

Directors Stock Election Plan

Under the Directors Stock Election Plan, non-employee directors may elect to have some or all of their cash retainer fees delivered in the form of Endo ordinary shares. The amount of shares will be determined by dividing the portion of cash fees elected to be received as shares by the grant date fair market value (as described above) on the day the payment would have otherwise been paid in cash.

Additional Arrangements

The Company provides Irish tax return preparation services for certain non-employee directors and pays for or provides (or reimburses directors for out-of-pocket costs incurred for) transportation, hotel, food and other incidental expenses related to attending Board and committee meetings or participating in director education programs and other director orientation or educational meetings.

Insurance and Indemnification

The Company has retained directors and officers indemnification insurance coverage. This insurance covers non-employee directors and officers individually.

Non-Employee Director Compensation Table

The following table provides information concerning the compensation of the Company’s non-employee directors paid during 2019 and includes any individual who served as a non-employee director of the Company at any time during 2019. Other than as described below, directors who were employees of the Company at any time during 2019 received no additional compensation for their services as directors or as members of Board committees. During the 2020 compensation cycle, Mr. Campanelli will receive certain compensation and benefits in respect of his combined service as Chairman of the Board and as an employee supporting an orderly succession plan and transitional process through December 31, 2020, as described below under the heading “CEO Performance & Compensation Determination Summary.” For a complete understanding of the table, please read the footnotes and the narrative disclosures that follow the table.

Name	Length of Service	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Shane M. Cooke	5 Years 6 Months	$85,000	$240,000	$—	$325,000
Nancy J. Hutson, Ph.D.	6 Years	$80,000	$240,000	$—	$320,000
Michael Hyatt	6 Years	$75,000	$240,000	$—	$315,000
Roger H. Kimmel	6 Years	$210,000	$240,000	$—	$450,000
Sharad S. Mansukani, M.D.	2 Years	$125,000	$240,000	$—	$365,000
William P. Montague	6 Years	$80,000	$240,000	$—	$320,000
Todd B. Sisitsky	3 Years	$—	$—	$—	$—

(1)

The amounts in this column include all fees earned by each non-employee director during the 2019 compensation cycle. Dr. Mansukani was a director until November 4, 2019. Mr. Sisitsky was a director until June 11, 2019. Because Mr. Sisitsky also served as a representative of TPG Capital, whose policies prohibited personal ownership of company stock by its representatives, Mr. Sisitsky had waived all rights to receive any cash or share-based compensation during 2019.

(2)

The amounts shown in this column represent the grant date fair value for each non-employee director’s share-based awards under Accounting Standard Codification Topic 718—Stock Compensation (ASC 718). The stock awards reflect compensation for annual services. Refer to the “Share-Based Compensation” footnote in our audited financial statements included in the Endo International plc 2019 Annual Report on Form 10-K for the assumptions we used in valuing and expensing stock awards in accordance with ASC 718. The grant date fair value of each stock award granted in 2019, computed in accordance with ASC 718, is as follows:

Name	Grant Date	Fair Value on Grant Date of Stock Awards ($)
Shane M. Cooke	June 12, 2019	$240,000
Nancy J. Hutson, Ph.D.	June 12, 2019	$240,000
Michael Hyatt	June 12, 2019	$240,000
Roger H. Kimmel	June 12, 2019	$240,000
Sharad S. Mansukani, M.D.	June 12, 2019	$240,000
William P. Montague	June 12, 2019	$240,000
Todd B. Sisitsky	n/a	$—

(3)	The following table summarizes the number of stock options and RSUs outstanding and exercisable at December 31, 2019 for each non-employee director serving on the Board at December 31, 2019:

Name	Options Outstanding at Fiscal Year End (#)	Options Exercisable at Fiscal Year End (#)	Restricted Stock Units Outstanding at Fiscal Year End (#)	Value at Fiscal Year End ($)(a)
Shane M. Cooke	—	—	—	$—
Nancy J. Hutson, Ph.D.	8,094	8,094	6,515	$30,555
Michael Hyatt	8,094	8,094	—	$—
Roger H. Kimmel	8,094	8,094	15,074	$70,697
William P. Montague	8,094	8,094	23,108	$108,377

(a)

Based upon the closing price on December 31, 2019 of $4.69. Includes all RSUs and any outstanding options as of December 31, 2019, for which the exercise price is equal to or less than $4.69 per share.

Proposal 2: Advisory Vote on the Compensation of Our Named Executive Officers (Say-on-Pay)

We are seeking an advisory vote to approve our executive compensation for 2019. At our 2017 Annual General Meeting of Shareholders, a majority of shareholders voted to have a say-on-pay vote each year. As a result, on August 1, 2017, the Compensation Committee resolved that Endo will conduct an advisory vote on executive compensation annually at least until the next shareholder advisory vote on the frequency of such votes, which is scheduled to occur no later than June 2023.

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we regularly seek a non-binding advisory vote from our shareholders to approve the compensation of our NEOs as disclosed in CD&A and in the other tabular and narrative executive compensation disclosures in this Proxy Statement. Since the required vote is advisory, the result of the vote is not binding upon the Board.

Although the say-on-pay vote is advisory and is not binding on our Board, our Compensation Committee will take into consideration the outcome of the vote when making future executive compensation decisions. At the 2019 Annual Meeting, approximately 95.5% of the votes cast favored our say-on-pay proposal.

In 2019, Mr. Montague, who serves as our Chair of the Compensation Committee, and certain members of our management team undertook efforts to engage with shareholders and reached out to holders of approximately 88% of Endo’s ordinary shares outstanding, following 2018 discussions with shareholders, as well as ISS and Glass Lewis. The 2018 conversations resulted in changes being implemented by the Compensation Committee in 2019, including:

◾	Placing more emphasis on performance-based equity for NEOs in the form of 50% PSUs and 50% RSUs, representing an increase in the proportion of PSUs compared to 2018
◾

Increasing the length of the PSU performance period by introducing an FCF metric measured over a single three-year period, compared to three one-year periods prior to 2019, in addition to relative TSR measured over a three-year period

◾	No longer authorizing special or off-cycle LTI grants for NEOs, except for new hire and promotion situations

Following the implementation of these changes, the Company’s 2019 shareholder engagement process resulted in the following feedback:

◾	A high degree of support for the Company’s responsiveness to shareholder concerns raised in 2018 and agreement with the resulting changes implemented by the Compensation Committee
◾	Continued support for the Company’s strategy, performance and management, as well as Endo’s executive compensation policies, plan designs and metrics used
◾

Significant shareholder focus on Endo motivating top talent with an emphasis on encouraging management continuity during a period of significant external headwinds facing Endo and other specialty pharmaceutical companies

◾	Support for the Company’s proactive management of share utilization, and emphasis on minimizing shareholder dilution levels

The feedback received from shareholders relating to encouraging management continuity as well as the Company’s stock utilization limitations are material concerns also shared by the Board. For Endo employees, including the Company’s NEOs, significant realized value opportunities have been lost over the past several years due to external factors outside of the employees’ control, including unfavorable media coverage and political scrutiny and litigation relating to prescription opioid medication abuse. The negative impact these factors had on Endo’s share price created significant continuity risk and share usage concerns for the Company that required immediate attention.

The actions implemented by the Compensation Committee as a result of this feedback were intended to directly address these concerns. First, continuity compensation arrangements were authorized by the Compensation Committee to increase realizable earnings for Endo’s most critical talent in an effort to help bridge the gap between current pay and competitive norms. In addition, the use of cash-based long-term incentives in 2020 was also authorized to address shareholder concerns regarding share usage and dilution resulting from Endo’s reduced share price, but also to serve as a separate mechanism to allow for predictable realizable value opportunities for all LTI-eligible employees. Both actions were required to maintain management continuity and increase the level of motivation for Endo employees, which in turn are key to driving the success of the business on an ongoing basis. The shareholder engagement process and resulting changes implemented as a result of the feedback received in 2019 are discussed further under the heading “Say-on-Pay and Shareholder Engagement Feedback” within the CD&A section.

As shareholders consider this year’s advisory vote, the CD&A section of this year’s proxy statement also provides detailed information on the CEO compensation arrangement for Blaise Coleman, as well as actions taken by the Company to focus on encouraging management continuity during a period of significant external challenges. In conjunction with the CEO transition arrangements implemented by the Compensation Committee, the actions described in the CD&A were intended to minimize the level of disruption for the Company, while maintaining continued focus on the Company’s vision, objectives and strategic priorities, as well as alignment with shareholder interests.

Vote Required

A majority of the votes cast at the Annual Meeting will be required to approve, on an advisory basis, the compensation of Endo’s named executive officers.

The Compensation Committee and the Board of Directors recommend a vote FOR the approval, on an advisory basis, of the compensation of Endo’s named executive officers as described in CD&A and in the other tabular and narrative executive compensation disclosures in this Proxy Statement.

Compensation Committee Report

The Compensation Committee reviewed and discussed with the Company’s management the section of this Proxy Statement entitled “Compensation Discussion and Analysis.” In reliance on this review and discussion, the Compensation Committee recommended to the Board of Directors that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into the Endo International plc Annual Report on Form 10-K for the year ended December 31, 2019.

Submitted by the Compensation Committee of the Company’s Board of Directors.

Members of the Compensation Committee:

William P. Montague (Chair)

Michael Hyatt (Member)

Roger H. Kimmel (Member)

Compensation Discussion and Analysis

Executive Summary
A Message from Endo’s Chair of the Compensation Committee

Dear Shareholders:

This year’s proxy statement highlights decisions made by the Compensation Committee in the context of strong operating performance in 2019. As noted during the Company’s annual earnings release in February 2020, performance was driven by continued double-digit percentage revenue growth in Endo’s Sterile Injectables segment and in the Specialty Products portfolio of our Branded Pharmaceuticals segment, and as a result of our employees’ dedication to operational execution.

Endo’s strategic plan includes a set of key priorities that articulated a clear vision to be a highly focused specialty branded and generics pharmaceutical company delivering quality medicines to patients in need through excellence in development, manufacturing and commercialization. Despite industry and Company challenges negatively impacting Endo’s market value in 2019, the Company’s management team remained focused, executing against Endo’s objectives and strategic growth priorities. In addition to the XIAFLEX® franchise growing approximately 24% compared to prior year, and VASOSTRICT® growing by 17% versus prior year, significant progress has been made toward the successful implementation of Endo’s CCH program for the treatment of cellulite in the buttocks. This progress includes the acceptance by the U.S. FDA of our original Biologics License Application in November 2019, the execution of key commercial activities and the advancement of the product supply implementation plan in preparation for an anticipated second half 2020 FDA approval of the BLA. Through these actions, Endo continues to build the product portfolio and capabilities for the future, while remaining focused on Company priorities.

In 2019, the Compensation Committee continued to evaluate the Company’s executive compensation program, while remaining committed to Endo’s pay-for-performance philosophy and alignment with shareholder interests. Throughout the course of the Company’s 2019 shareholder engagement discussions, the Compensation Committee received a high degree of positive feedback for the Company’s responsiveness to shareholder concerns raised in 2018 and support for the resulting changes implemented by the Compensation Committee in 2019 as summarized in the CD&A. We believe these changes also contributed to results of the most recent say-on-pay vote that yielded 95.5% support during the 2019 Annual Meeting, compared to 65.7% support during the 2018 Annual Meeting. Shareholders also conveyed support for the Company’s executive compensation programs and structure, as well as confidence in the Company’s strategy, operating performance and management team. In the discussions that took place in 2018 and 2019, shareholders emphasized the importance of encouraging management continuity, in light of the external challenges facing the Company. Shareholders also expressed support for Endo’s proactive management of shareholder dilution levels, and requested that the Company continue to maintain this as a priority in light of Endo’s reduced share price.

The Compensation Committee considered the results of the most recent say-on-pay vote and feedback from our shareholders and from third party advisory firms. The additional resulting actions taken by the Compensation Committee in 2019 and 2020 demonstrated the Compensation Committee’s focus on the importance of maintaining the continuity of senior management to continue to drive the Company’s strategic priorities, while judiciously managing share utilization and dilution levels in support of shareholder interests. For Endo employees, including the Company’s NEOs, significant realized value opportunities have been lost over the past several years due to external factors outside of the employees’ control, including unfavorable media coverage and political scrutiny and litigation relating to prescription opioid medication abuse. The negative impact these factors had on Endo’s share price created significant continuity risk and share usage concerns for the Company that required immediate attention. The actions implemented by the Compensation Committee as a result of this feedback were intended to directly address these concerns. First, continuity compensation arrangements were authorized by the Compensation Committee to increase realizable earnings for Endo’s most critical talent in an effort to help bridge the gap between current pay and competitive norms. In addition, the use of cash-based long-term incentives in 2020 was also authorized to address shareholder concerns regarding share usage and dilution resulting from Endo’s reduced share price, but also to serve as a separate mechanism to allow for predictable realizable value opportunities for all LTI-eligible employees. While the actions described in the CD&A deviate from Endo’s customary executive compensation practices, the Compensation Committee believes these decisions increased the level of motivation for Endo employees and contributed to Endo maintaining management continuity, both of which are paramount to the success of the business on an ongoing basis, especially in light of ongoing external challenges and to facilitate a successful leadership transition.

The Compensation Committee may also consider the impact of the COVID-19 pandemic on the Company in 2020. As is the case with many companies worldwide, this unprecedented situation is creating a multitude of business challenges, and we are actively monitoring the evolving situation. While it is impossible to determine the impact to Endo’s strategic priorities and performance at this stage, the Compensation Committee will follow the situation closely, and implement any necessary actions that serve in the best interests of the Company and our shareholders.

The Board appreciates the Company’s 2019 financial and operating performance and the dedication exhibited throughout the organization. With Blaise Coleman’s appointment to President and Chief Executive Officer and the management team’s continued focus on Endo’s values and objectives, the Board is confident in the Company’s ability to execute on Endo’s strategic priorities. While the COVID-19 pandemic is presenting unforeseen challenges to our country, our industry and Endo, the Board is confident in the management team’s ability to address the challenges facing the Company, and build on the strength in each of Endo’s core businesses. Endo, led by Blaise Coleman, is well positioned as it continues to focus on operational execution and the creation of long-term shareholder value.

Sincerely,

William P. Montague

Chair of the Compensation Committee

Executive Summary (continued)

Strategic Vision and Results
A highly focused specialty branded and generics pharmaceutical company delivering quality medicines to patients in need through excellence in development, manufacturing and commercialization.
2019 Strategic Operating Priority Highlights

2019 Financial Highlights (as a Percent of Annual Cash Incentive Compensation (IC) Target)

Executive Summary (continued)

CEO Performance & Compensation Determination Summary Paul V. Campanelli Chairman, Chief Executive Officer and President

Performance. The Compensation Committee’s (referred to in this “Compensation Discussion and Analysis” section as the Committee) assessment of Mr. Campanelli’s performance was based on the successful development and advancement of Endo’s strategic imperatives, the Company’s strong financial results and the achievement of operating performance objectives. These achievements were considered in the context of Endo’s multi-year turnaround plan built on organic growth in its core growth areas and portfolio optimization, investments made in progressing the Company’s growth assets and advancement of a more efficient cost structure and operating model focused on operational execution.

Despite significant external headwinds facing Endo and other specialty pharmaceutical companies which negatively impacted Endo’s market value in 2019, the Company, under Mr. Campanelli’s leadership, remained focused on advancing its transformational priorities and strategic growth objectives, as evidenced by the Company’s financial and operational performance. In summary, the Committee considered the following key factors and achievements as they relate to Mr. Campanelli’s performance in 2019:

Compensation Determination Summary. On November 4, 2019, Endo announced that Mr. Campanelli notified the Board of his intention to retire. In connection with Mr. Campanelli’s retirement, the Committee implemented its Chief Executive Officer succession plan and, on December 12, 2019, approved a Letter Agreement with Mr. Campanelli, which governs the terms and conditions of his compensation during the succession planning and transition period until Mr. Campanelli’s retirement as an employee on December 31, 2020. The Letter Agreement provides that Mr. Campanelli will continue to receive his current base salary of $950,000 through December 31, 2020, with Mr. Campanelli remaining eligible to receive annual and long-term incentive compensation in 2020 for 2019 performance, as set forth in Mr. Campanelli’s Employment Agreement with Endo Health Solutions Inc., dated April 24, 2019. As set forth in the Letter Agreement, Mr. Campanelli will also be eligible to receive an annual cash bonus for 2020 based on a target level equal to 150% of base salary, subject to achievement of certain performance targets. In addition, Mr. Campanelli is eligible to receive an aggregate amount of $3,500,000 (the Transition Compensation) in consideration for: (i) his agreement to continue to serve as the Company’s Chief Executive Officer and President until a successor was appointed and (ii) his assistance in supporting an orderly succession planning and transition process through the end of 2020. Of the $3,500,000 of Transition Compensation, $1,500,000 was earned in December 2019 and $1,000,000 will be earned in each of June and December 2020. The arrangements noted in the Letter Agreement were offered in lieu of: (i) severance payments entitled under Mr. Campanelli’s Executive Employment Agreement; (ii) receiving a long-term incentive award in 2021 for 2020 performance based on the Company’s customary practice; and (iii) board compensation for service in 2020 as a board member and serving as Chairman of the Board of Directors. Following the Succession Planning and Transition Period and Mr. Campanelli’s retirement as a non-management employee on December 31, 2020, Mr. Campanelli will receive non-employee board compensation and/or fees for services as Chairman of the Board of Directors with the commencement of the 2021 annual board compensation cycle beginning on January 1, 2021. The “Individual Compensation Determination” section provides additional details concerning the terms of Mr. Campanelli’s Letter Agreement as well as the Committee’s compensation determination for all of Endo NEOs. On March 6, 2020, Mr. Blaise Coleman succeeded Mr. Campanelli as President and Chief Executive Officer.

Executive Summary (continued)

Consistent with Endo’s pay-for-performance philosophy, the Committee’s 2020 compensation determination for Mr. Campanelli aligns with his various achievements throughout 2019. In recognition of Mr. Campanelli’s individual performance and contributions in 2019 and the Company’s performance against the 2019 scorecard objectives, Mr. Campanelli was awarded an annual cash performance-based bonus equal to approximately 176.4% of his annual IC target. In consideration of Mr. Campanelli’s outstanding performance in 2019 in the capacity of Chief Executive Officer and President, the Committee also approved an LTI award with an expected target value based on Endo’s closing share price at the time of grant equal to $9,000,000. Consistent with Endo’s other NEOs, Mr. Campanelli’s 2020 LTI award was issued in the form of performance-based equity and a Long-Term Cash (LTC) award, each comprising 50% of his total LTI award. The performance-based equity consisted of PSUs with realizable value dependent upon the delivery of shareholder value and achievement of Adjusted Free Cash Flow (as defined in Executive Compensation Program—Long-Term Incentive Compensation—Performance Share Units) objectives over a cumulative three-year performance period. The combined use of PSUs and LTC awards in 2020 supported the Company’s share pool management priorities, and also allowed for a consistent approach for all executive management employees aimed at allocating a significant portion of the award in the form of performance-based LTI.

Mr. Campanelli’s LTI award and overall total Direct Compensation levels and pay mix were considered in the context of competitive practices among CEOs of both Endo’s Pay Comparator Companies and ISS Peer Group (2019 target Direct Compensation levels ranked below the 25th percentile compared to the Endo Pay Comparator Companies, and below the 50th percentile compared to the ISS Peer Group median). Notwithstanding the Committee’s decision to issue LTC awards to all NEOs in 2020 in response to shareholder feedback to minimize share utilization and dilution levels during periods when Endo shares are trading at a significantly reduced share price, Endo’s customary CEO pay structure supports the Company’s pay-for-performance compensation philosophy in that only 8.6% of the expected target value of total Direct Compensation is fixed while 91.4% is variable and dependent upon performance.

The Company’s pay-for-performance compensation philosophy will be carried forward under the CEO compensation arrangement for Blaise Coleman, which will allocate approximately 10.9% of the expected target value of total Direct Compensation toward fixed compensation, while 89.1% will be variable and dependent upon performance. Since Mr. Coleman’s new employment agreement does not prescribe a specific LTI target, but instead provides for his LTI compensation to be determined at the sole discretion of the Committee based on the performance factors noted under Executive Compensation Program—Long-Term Incentive Compensation—Considerations, this allocation is based on the aggregate LTI target grant value of $6,100,000 issued to Mr. Coleman in 2020 (anticipating that equity-based LTI will be used in the future based on Endo’s customary practice), in addition to Mr. Coleman’s new base salary of $850,000 and annual cash incentive compensation target of 100%, resulting in a 2020 target total direct compensation value equal to $7,800,000.

Please see the below chart, which compares the expected target value of Mr. Campanelli’s compensation package for 2019 performance against the actual value authorized by the Committee in 2020 for such performance.

The Summary Compensation Table’s footnote (2) provides details regarding adjustments to LTI valuations under ASC 718 for accounting and proxy reporting purposes.

Executive Compensation Program

Compensation Philosophy

Our executive compensation program’s focus on human capital development emphasizes the importance of attracting, motivating and encouraging continuity of experienced and well-qualified executive officers through policies, programs and strategies that advance our critical business objectives and promote the creation of shareholder value over the long-term. The Committee believes that the most effective executive compensation program is one that is based on a pay-for-performance philosophy and designed to provide incentives that advance the interests of shareholders and deliver levels of compensation that are commensurate with performance. Endo’s compensation philosophy is designed to support our business strategy by attracting highly-talented individuals and motivating them to perform at the highest professional level, while embracing the Company’s Code of Conduct, key values and behaviors.

Pay-for-performance, alignment with shareholder interests and offering competitive pay are fundamental to Endo’s compensation philosophy.

◾	A significant portion of executive compensation is linked directly with Endo’s short- and long-term strategic, operating and compliance performance, without encouraging excessive risk;
◾

Endo’s executive pay programs incorporate significant amounts of variable incentive-based compensation that directly aligns with Endo’s financial, strategic, operating, compliance and share price performance objectives; and

◾

Total Direct Compensation is competitive within the Endo Pay Comparator Companies, enabling the Company to attract and motivate highly-talented individuals and key contributors to achieve high-level performance, while embracing the Company’s key values and behaviors.

Endo’s executive compensation package supports this philosophy by offering annual and long-term incentive compensation opportunities that are performance-based. Incentive-based cash compensation awarded is subject to the Company achieving its annual performance objectives and realizing value in long-term equity is largely dependent upon Endo’s financial performance and the delivery of shareholder value.

The three principal components of the Company’s executive compensation package include base salary, annual cash incentive compensation and equity-based LTI compensation. Notwithstanding the Committee’s decision to use long-term cash awards in lieu of equity to manage shareholder dilution levels in 2020, we believe that the majority of the compensation of our senior-most levels of management—the levels of management having the greatest ability to influence the Company’s performance—should be variable and dependent upon performance.

In making decisions with respect to any element of an NEO’s compensation, the Committee considers the total compensation that may be awarded to the officer, including salary, annual incentive compensation cash bonus and long-term incentive compensation. In addition, in reviewing and approving employment agreements for NEOs, the Committee considers the other benefits to which the officer is entitled by the agreement, including compensation payable upon termination of employment under a variety of circumstances. The Committee’s goal is to award compensation that is competitive to attract and retain highly-qualified leaders and motivate high business performance. The Committee believes that its compensation programs align executive and shareholder interests by effectively calibrating compensation payout levels with individual and Company performance.

Considerations

Competitive Considerations. In making compensation decisions with respect to each element of compensation, the Committee considers the competitive market for executives and compensation levels provided by comparable companies. The Committee reviews the compensation practices at companies with which the Company competes for talent, including businesses engaged in activities similar to those of the Company. While we do not believe that it is appropriate to establish compensation levels based primarily on benchmarking, we believe that information regarding pay practices at other companies is nevertheless useful as a tool to assess the reasonableness and competitiveness of our compensation practices.

The Committee generally aligns target executive compensation at the median of compensation packages for executives in similar positions and with similar responsibilities and experience at similar companies of comparable size, with the opportunity for top quartile actual compensation based upon individual and Company performance. We recognize, however, that positions with similar titles are not always comparable in terms of responsibility to such positions at the Company. The Committee’s choice of this target percentile reflects the Company’s consideration for our shareholders’ interests in paying what is competitive to achieve our corporate goals.

We believe that, given our compensation philosophy and objectives, compensation targeted at the median of similarly-situated companies with the opportunity for top quartile total compensation based upon performance is generally sufficient to retain our current executive officers and to hire new executive officers when and as required. In setting compensation for the NEOs, the Committee considers comparative market data requested by the Committee from Korn Ferry, its compensation consultant. In gathering relevant competitive market compensation data, the Committee approved the use of a sample of companies with similar operations to Endo, which we refer to collectively as the “Pay Comparator Companies.”

The Committee believes that Endo competes with the Pay Comparator Companies for talent and for shareholder investment. In assessing the relevance of the Pay Comparator Companies, Korn Ferry evaluates the appropriateness based on several key criteria in an effort to identify comparator companies with the most appropriate business fit. These factors include company size (in terms of both revenue and market cap), industry/business sector, operating complexity, location, talent market, customer base and other relevant factors, recognizing that not all peer companies will match all criteria and not all criteria are of equal importance.

The Pay Comparator Companies typically have similar executive officer positions; however, the Committee does not attempt to set each compensation element for each executive within a particular range as it relates to the Pay Comparator Companies. Instead, the Committee uses Pay Comparator Companies market comparisons as one factor in making compensation decisions. Other factors considered when making individual executive compensation decisions include individual contribution and performance, reporting structure, complexity and importance of role and responsibilities, leadership, growth potential and secondary executive compensation survey sources specific to the pharmaceutical industry, among others.

Korn Ferry makes periodic recommendations to the Committee regarding the recalibration of the Pay Comparator Companies referenced. As a result of this annual review, Endo recalibrated the Pay Comparator Companies to include organizations that were relevant to Endo’s size and business composition. The consolidation of viable peer companies and loss of many similarly-sized competitor companies during the past few years has forced Endo to consider comparator companies that fall outside of the normal size parameters in order to include organizations relevant to Endo’s business. This includes companies both larger and smaller in size, in an effort to include a balanced and fair assessment of the range of competitive pay levels. Ultimately, Endo believes it is imperative that the comparator companies align with Endo’s customer base and market for key talent in order to establish a reasonable assessment of competitive pay levels for our NEOs.

The Committee-approved Pay Comparator Companies for 2019 are listed in the table below:

2019 Pay Comparator Companies
Alexion Pharmaceuticals Inc.	Jazz Pharmaceuticals plc
Alkermes plc	Mallinckrodt plc
Amneal Pharmaceuticals Inc.	Mylan NV
Bausch Health Companies Inc.	Perrigo Co. plc
Biogen Inc.	Regeneron Pharmaceuticals
BioMarin Pharmaceutical Inc.	United Therapeutics Corporation
Horizon Pharma plc	Vertex Pharmaceuticals Inc.
Incyte Corporation

Pay Risk and Governance. The Committee regularly reviews industry compensation practices to align the Company’s compensation philosophy with the Company’s business strategy, while focusing on the enhancement of long-term shareholder value and management of risk. The summary below reflects the leading governance practices implemented and maintained by the Committee:

What We Do
Maintain a Compensation Committee composed entirely of independent directors
Engage with shareholders and third party advisory firms on governance and compensation matters
Retain an independent executive compensation consultant to the Committee
Conduct annual assessments of NEO pay positioning against Pay Comparator Companies
Complete independent annual reviews of risks associated with compensation arrangements, policies and practices
Implement an executive pay program that is highly concentrated on variable short- and long-term incentive compensation tied to individual and Company performance
Grant LTI awards that are generally subject to three-year vesting conditions
Grant NEO LTI awards comprised of a minimum of 50% PSUs, tied to relative TSR and Adjusted Free Cash Flow performance over a three-year cumulative performance period
Maintain ownership guidelines for executive management and non-employee directors

Maintain a compensation recovery (clawback) policy that applies to both cash- and equity-based incentives in situations involving material misconduct or gross negligence resulting in material financial harm to the Company

What We Don’t Do
Reward executives for excessive, inappropriate, or unnecessary risk-taking
Authorize special or off-cycle LTI awards to current NEOs (except for new hire and promotion situations)
Allow re-pricing of equity awards without shareholder approval
Allow cash buyouts of underwater options
Allow hedging and pledging of Company shares
Grant single-trigger vesting of LTI awards upon change in control
Enter into employment agreements with automatic renewal provisions (except as required by local law)
Allow change in control gross-up payments

At least on an annual basis, the Company conducts an assessment of the potential risks associated with the Company’s compensation arrangements, policies and practices. The assessment is conducted by Korn Ferry and then reviewed by the Committee. A key objective is to determine whether the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. This risk assessment process includes:

◾	A comprehensive review of compensation programs with the highest potential for material adverse effect;
◾	Identification of key Company positions and business areas that could potentially carry a significant portion of the Company’s risk profile;
◾	Identification of compensation programs for the key Company positions and business areas; and
◾	An analysis of employee compensation plans with the highest potential for risk, pursuant to which we:
◾	Identify the features within the plans that could potentially encourage excessive or imprudent risk-taking;
◾	Identify business risks that these features could potentially encourage;
◾	Identify controls and plan features that mitigate the risks identified;
◾	Determine residual risk remaining after having identified mitigating controls and features; and
◾	Assess whether residual risk is reasonably likely to have a material adverse effect on the Company as a whole.

The Committee also reviews the Company’s compensation programs that allow for variable payouts. A key consideration is the establishment of an appropriate mix of performance metrics. The Committee also oversees the plans so that they reward both annual goal achievement and the long-term sustainable success of the Company. In addition, the reviews focus on plans where an employee might be able to influence payout factors and programs that involve our executives, with a focus on analyzing whether any of the performance targets encourage excessive risk-taking. During the assessment, several control and design features of the Company’s compensation program that are intended to mitigate the risk of excessive risk-taking are evaluated. Risk profiles are also evaluated on an ongoing basis by the Company’s management team as new program designs are considered.

Based on the process described above, it was concluded that the potential risks associated with the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on Endo. The Committee will continue to review the Company’s compensation programs at least annually to identify and address potential risks that may have a material adverse effect on the Company.

Say-on-Pay and Shareholder Engagement Feedback. In establishing 2020 compensation, the Committee considered the results of the most recent say-on-pay vote at the Company’s Annual Meeting held in June 2019, where approximately 95.5% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Committee also considered the results of its recent shareholder engagement efforts that were undertaken based on the Board’s belief that regularly engaging with shareholders as a means of soliciting their views on matters such as corporate governance, environmental and social initiatives, executive compensation and other important topics, is important in assisting the Board with items requiring a broader shareholder perspective.

In 2019, Mr. Montague, who serves as our Chair of the Committee, and certain members of our management team undertook efforts to engage with shareholders and reached out to holders of approximately 88% of Endo’s ordinary shares outstanding, following 2018 discussions with shareholders, as well as ISS and Glass Lewis. The 2018 conversations resulted in changes being implemented by the Committee in 2019, including:

◾	Placing more emphasis on performance-based equity for NEOs in the form of 50% PSUs and 50% RSUs, representing an increase in the proportion of PSUs compared to 2018
◾

Increasing the length of the PSU performance period by introducing an FCF metric measured over a single three-year period, compared to three one-year periods prior to 2019, in addition to relative TSR measured over a three-year period

◾	No longer authorizing special or off-cycle LTI grants for NEOs, except for new hire and promotion situations

Following the implementation of these changes, the Company’s 2019 shareholder engagement process resulted in the following feedback:

◾	A high degree of support for the Company’s responsiveness to shareholder concerns raised in 2018 and agreement with the resulting changes implemented by the Committee
◾	Continued support for the Company’s strategy, performance and management, as well as Endo’s executive compensation policies, plan designs and metrics used
◾

Significant shareholder focus on Endo motivating top talent with an emphasis on encouraging management continuity during a period of significant external headwinds facing Endo and other specialty pharmaceutical companies

◾	Support for the Company’s proactive management of share utilization, and emphasis on minimizing shareholder dilution levels

In consideration of the feedback received from shareholders in 2019, as well as internal discussions, the Committee implemented the following actions to align Endo’s executive compensation program with the Company’s priorities in 2019 and 2020:

Company Decisions	Implemented Actions
Implement arrangements to retain critical leadership positions

In July 2019, the Committee approved cash-based compensation arrangements (Continuity Compensation) for critical leadership positions of the Company, excluding Mr. Campanelli, but including Messrs. Coleman, Coughlin, Maletta and Barry based on the critical nature of their leadership and contributions to the planning and execution of Endo’s transformational strategy and multi-year turnaround plan

Limit the use of equity in 2020 in support of share utilization and dilution objectives	For the 2020 annual grant, equity was exclusively granted to members of the Company’s Executive Leadership Team (in the form of PSUs), with LTC awards granted to all employees participating in the LTI Program

The feedback received from shareholders relating to encouraging management continuity as well as the Company’s stock utilization limitations are material concerns also shared by the Board. For Endo employees, including the Company’s NEOs, significant realized value opportunities have been lost over the past several years due to external factors outside of the employees’ control, including unfavorable media coverage and political scrutiny and litigation relating to prescription opioid medication abuse. The negative impact these factors had on Endo’s share price created significant continuity risk and share usage concerns for the Company that required immediate attention.

The actions implemented by the Committee as a result of this feedback were intended to directly address these concerns. First, continuity compensation arrangements were authorized by the Committee to increase realizable earnings for Endo’s most critical talent in an effort to help bridge the gap between current pay and competitive norms. In addition, the use of cash-based long-term incentives in 2020 was also authorized to address shareholder concerns regarding share usage and dilution resulting from Endo’s reduced share price, but also to serve as a separate mechanism to allow for predictable realizable value opportunities for all LTI-eligible employees. Both actions were required to maintain management continuity and increase the level of motivation for Endo employees, which in turn are key to driving the success of the business on an ongoing basis.

These shareholder discussions have provided the Board with insights into evolving shareholder views, while serving as an effective communication channel for matters of critical importance to Endo’s short- and long-term priorities and other shareholder interests. The Committee will continue to consider shareholder feedback and the results of future say-on-pay votes when making executive compensation decisions and policies. Such votes are expected be conducted annually at least until the Company solicits the next shareholder advisory vote on the frequency of such votes, which is scheduled to occur no later than June 2023.

Base Salary

Purpose. The objective of base salary is to reflect job responsibilities, value to the Company and individual performance while taking into consideration market competitiveness. We seek to provide our executive officers with competitive annual base salaries in order to attract and retain them. While the base salary component of our executive officer compensation program is primarily designed to provide the baseline level of compensation to executive officers, individual performance is also a key consideration when establishing appropriate base salary levels, further supporting the Company’s pay-for-performance philosophy.

Considerations. Salaries for the NEOs are initially determined by their employment agreements, which are described under “Employment and Change in Control Agreements; Severance Agreements” below. These salaries and the amount of any increases over these salaries are determined by the Committee based on a variety of factors, including:

◾

the nature and responsibility of the position and, to the extent available, salary norms for persons in comparable positions at the Pay Comparator Companies and secondary executive compensation survey sources specific to the pharmaceutical industry;

◾	the expertise and competencies of the individual executive;
◾	the competitiveness of the market for the executive’s services;
◾	internal review of the executive’s compensation, both individually and relative to other NEOs;
◾	the recommendations of the President and Chief Executive Officer (except in the case of the President and Chief Executive Officer’s own compensation); and
◾	individual performance of the NEO, which includes:
◾	achievement of individual annual goals and objectives, the risks and challenges involved and the impact of the results;
◾	performance of day-to-day responsibilities;
◾	increases in competencies and skill development;
◾	value of the NEO’s contribution to function and Company goal achievement; and
◾	behaviors aligned with Endo key values.

Base salaries are generally reviewed annually. In reviewing salaries, the Committee adjusts salaries from time to time to realign salaries with market levels, individual performance and incumbent experience. The Committee also considers salaries relative to those of others within the Company and may, on occasion, make adjustments to salaries or other elements of total compensation, such as annual incentive compensation and long-term incentive targets, where such an adjustment would correct a compensation imbalance, as the Committee deems appropriate.

2019 Decisions Regarding Base Salary. In October 2019, as part of the Committee’s annual review of compensation, Korn Ferry provided the Committee with a market assessment of the competitive compensation for the Company’s executive officers. This assessment included reviewing the Pay Comparator Companies and secondary executive compensation survey sources specific to the pharmaceutical industry and:

◾	establishing a benchmark match for each of the positions;
◾	gathering and analyzing competitive compensation from relevant labor markets; and
◾	developing competitive market medians of compensation for the positions.

Based on the competitive market data referred to above, the Committee developed, with the assistance of Korn Ferry, market medians of compensation for each of Endo’s compensation elements (base salary, target annual incentive compensation and expected target value of long-term incentive compensation) and then compared each NEO’s current compensation to the market median for each data sample. The market data and the performance of each of Endo’s NEOs are reviewed each year, but there is no assurance that any of their individual compensation packages will be aligned with the market. Please reference the “Individual Compensation Determination” section for approved salary actions.

Performance-Based Annual Cash Incentive Compensation

Purpose. The compensation program provides for an annual cash incentive that directly reinforces the Company’s pay-for-performance approach. This incentive compensation program is a short-term performance-based incentive plan that rewards the achievement of annual goals and objectives, as well as longer-range strategic goals. Both the Company and individual performance goals, and the resulting payments, are pre-established and formulaic. The objective of the program is to compensate individuals based on the achievement of specific goals that are intended to correlate closely with shareholder value.

The Committee annually assesses each NEO’s achievement against the Company’s annual pre-established and formulaic objectives, which allow for a maximum bonus equal to 225% of the target bonus amount. The Committee then determines the level of realized performance based on quantifiable Company scorecard and individual performance objectives. The following illustrates the mechanics underlying the annual cash incentive calculation:

The respective annual cash incentive compensation target for each NEO related to 2019, paid in early 2020, is expressed in the graph below.

Please reference the “Individual Compensation Determination” section for additional information.

Considerations. The annual cash incentive compensation program includes relative incentive levels based on each NEO’s specific position accountabilities and impact on overall Company strategic, operating and compliance performance, with target awards established as a percentage of base salary. Each NEO’s target annual incentive compensation bonus is initially established pursuant to his employment agreement, which is determined based on all factors that the Committee deems relevant, including (but not limited to) a review of Pay Comparator Company compensation. The annual incentive compensation metrics are aligned with the Company’s business strategy and the use of the Company scorecard objectives including Adjusted Revenue, Adjusted EBITDA Margin, Adjusted Diluted EPS from Continuing Operations and non-financial metrics, and are supported by practices among our Pay Comparator Companies. The Committee establishes annual incentive plan targets based upon the Company’s strategic and business plans and then aligns the compensation plan with the Company’s financial guidance for the year. Achieving the high end of the bonus payout threshold is contingent upon achieving significantly higher financial performance than the top end of the guidance range.

Discretion. Under the annual incentive compensation program, the Committee has discretion, in appropriate circumstances and subject to certain limitations, to pay annual incentive compensation at less than or in excess of target levels. For example, in determining the extent to which the pre-set performance goals are met for a given period, the Committee exercises its judgment in determining whether to reflect or exclude the impact of changes in accounting principles and unusual or infrequently occurring events reported in the Company’s public filings. Further, pursuant to each of our NEO’s employment agreements, target annual incentive compensation as a percentage of annual base salary may subsequently be increased at the discretion of the Committee. Please reference the “Individual Compensation Determination” section for approved target annual incentive compensation changes.

2019 Decisions Regarding Incentive Compensation. The following information summarizes the components of the Company’s annual incentive compensation program and the basis for the actual award granted by the Committee for 2019. With respect to 2019, the annual award for each NEO was based on the achievement of corporate scorecard objectives and NEO individual performance. The corporate scorecard and individual NEO performance objectives are aligned with the Company’s new priorities established as part of the 2019 strategic assessment process. The performance goals associated with the corporate scorecard were weighted as follows (specific targets are discussed in the following section entitled “2019 Consolidated Financial Results”):

The above “scorecard” is structured so that objectives allow for a payout opportunity ranging from 0% to 225% of the target bonus opportunity (commensurate with performance). The Committee also has the discretion to withhold annual cash incentives that otherwise would be made to any employees, including the NEOs, if it determines that overall performance is below performance thresholds. Moreover, the scorecard achievements are assessed based on whether the Company achieved the scorecard results considering (i) current healthcare compliance as reflected by a robust internal compliance program and as determined by outcomes of regulatory review and inspections, such as those of the FDA, and (ii) progress on health and safety outcomes as determined by other regulatory and environmental matters.

2019 Consolidated Financial Results. In 2019, we achieved double-digit year-on-year revenue increases in our core growth areas (the Specialty Products portfolio of our Branded Pharmaceuticals segment and our Sterile Injectables segment). However, as expected and anticipated in our 2019 financial guidance, 2019 also had Adjusted Revenue declines due to competitive pressures in our Generic Pharmaceuticals and International Pharmaceuticals segments and the Established Products portfolio of our Branded Pharmaceuticals segment. These declines, together with certain other factors including expected changes in product mix resulting from higher sales of certain lower margin authorized generic products, also contributed to year-on-year decreases in Adjusted EBITDA Margin and Adjusted EPS from Continuing Operations. We considered these and other factors in determining our 2019 financial guidance and the associated annual cash incentive compensation program’s performance objectives approved by the Committee, including the year-on-year reductions to the Adjusted EBITDA Margin and Adjusted Diluted EPS from Continuing Operations targets. Although lower than the 2018 results, the annual incentive compensation program’s performance objectives were intended to be challenging, yet aligned with the Company’s 2019 goals, taking into consideration the factors explained above.

On an adjusted basis, we achieved the following financial objective results in 2019 compared to prior year financial performance:

◾

Achieved $2.910 billion and $2.952 billion in Adjusted Revenue in 2019 and 2018, respectively, consisting of $2.914 billion and $2.947 billion of revenue determined in accordance with U.S. generally accepted accounting principles (GAAP), adjusted as described below.

◾

Achieved 45.1% and 46.0% in Adjusted EBITDA Margin in 2019 and 2018, respectively, consisting of $0.423 billion and $1.031 billion, respectively, of net loss determined in accordance with GAAP, adjusted as described below, divided by $2.910 billion and $2.952 billion, respectively, in Adjusted Revenue as described above.

◾

Achieved $2.37 and $2.90 in Adjusted Diluted EPS from Continuing Operations in 2019 and 2018, respectively. These amounts consist of $1.60 and $4.29 of diluted loss per share from continuing operations determined in accordance with GAAP, adjusted as described below.

◾	Fully adjusted amounts are summarized in the graph below (Adjusted Revenue amounts are reported in millions).

(1)

Adjusted Revenue, Adjusted EBITDA Margin and Adjusted Diluted EPS from Continuing Operations are not prepared in accordance with GAAP. In calculating these amounts, each amount is adjusted from GAAP in order to keep participants from being advantaged or disadvantaged as a result of certain unplanned and unbudgeted events or changes throughout the performance period. These include adjustments: for unbudgeted acquisitions during the performance period to include deal model base case revenue and EPS commitments in the Company’s performance targets; for unbudgeted dispositions during the performance period; for unplanned material changes in share count during the performance period; and to neutralize foreign exchange impact versus budget during the performance period.

(2)

EBITDA represents net income (loss) before interest expense, net; income tax; depreciation; and amortization, each prepared in accordance with GAAP. Adjusted EBITDA further adjusts EBITDA by adjusting for the items enumerated in note (1) above and by excluding other (income) expense, net; share-based compensation; certain upfront and milestone payments to partners; acquisition-related and integration items, including transaction costs and changes in the fair value of contingent consideration; cost reduction and integration-related initiatives such as separation benefits, retention payments, excess inventory reserves, other exit costs and certain costs associated with integrating an acquired company’s operations; asset impairment charges; inventory step-up recorded as part of our acquisitions; litigation-related and other contingent matters; certain legal costs; gains or losses from early termination of debt; gains or losses from the sales of businesses and other assets; discontinued operations, net of tax; and certain other items. Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by Adjusted Revenue.

(3)

To arrive at Adjusted Diluted EPS from Continuing Operations, GAAP diluted EPS from continuing operations is adjusted for the items enumerated in note (1) above and for certain upfront and milestone payments to partners; acquisition-related and integration items, including transaction costs and changes in the fair value of contingent consideration; cost reduction and integration-related initiatives such as separation benefits, retention payments, other exit costs and certain costs associated with integrating an acquired company’s operations; asset impairment charges; amortization of intangible assets; inventory step-up recorded as part of our acquisitions; litigation-related and other contingent matters; certain legal costs; gains or losses from early termination of debt; gains or losses from the sales of businesses and other assets; foreign currency gains or losses on intercompany financing arrangements; and certain other items, including the impact of including dilutive securities if EPS moves from a net loss position to a net income position; further adjusted for the tax effect of adjusted pre-tax income at applicable tax rates and other tax adjustments.

Overall Company Performance Against Objectives. In addition to the financial results above, other performance goals are established in alignment with the Company’s strategic, operating and compliance priorities. Further, the goals are developed to incentivize strong annual operating performance results, while positioning the Company for longer-term success and enhanced shareholder value. Performance goals are set to be challenging, while reasonably attainable given a concerted effort on the part of the Company’s NEOs and employees in consideration of conditions and trends. NEO compensation is closely aligned with the achievement of the 2019 financial objectives, as well as the Company’s strategic, operating and compliance priorities.

The Committee reviewed the Company’s achievement of the scorecard objectives set forth above for 2019, and made the following performance determination, which applies to each NEO (certain amounts may not recalculate due to rounding):

	Plan Weightings	Payout Percent (Target 100%)	Final Company Performance
Adjusted Revenue	24.5%	122.2%	29.9%
Adjusted EBITDA Margin	21.0%	92.3%	19.4%
Adjusted Diluted EPS from Continuing Operations	24.5%	150.0%	36.8%
Strategic/Operating/Compliance Priorities	30.0%	105.0%	31.5%

Total	100.0%		117.6%

Details behind the Company performance objectives, relative weighting and actual results are summarized below from the 2019 Company performance scorecard (certain amounts may not recalculate due to rounding and select results have been generalized due to competitive considerations):

Objective		2019 Results	Weighting	Achievement Level	Contribution (Weighting x Achievement)
FINANCIAL OBJECTIVES			70.0%	123.0%	86.1%
Adjusted Revenue Goal(1)	Meet or Exceed Adjusted Revenue of $2.847 billion	Adjusted Revenue at 102.2% of annual IC target	24.5%	122.2%	29.9%
Adjusted EBITDA Margin Goal(1)	Meet or Exceed Adjusted EBITDA Margin of 45.3%	Adjusted EBITDA Margin at 99.6% of annual IC target	21.0%	92.3%	19.4%
Adjusted Diluted EPS from Continuing Operations Goal(1)	Meet or Exceed Adjusted Diluted EPS from Continuing Operations of $2.08	Adjusted Diluted EPS from Continuing Operations at 113.9% of annual IC target	24.5%	150.0%	36.8%
STRATEGIC, OPERATING AND COMPLIANCE PRIORITIES			30.0%	105.0%	31.5%
Reshape our organization for success	Meet FDA and DEA requirements, including no warning letters received and no quality system failures that result in regulatory action, while improving other key metrics	Met all FDA and DEA objectives and improved other key metrics including recall reductions and decreased Field Alerts for Endo sites	2.0%	100.0%	2.0%
	Execute Pathway to One SAP initiative, achieving critical project stage gates	Successfully executed 2019 objectives, including extended Phase 1 deliverables	2.0%	110.0%	2.2%
	Advance employee engagement plan and developmental initiatives that contribute to the retention of high- performing talent	Delivered on an extensive number of engagement initiatives, and exceeded high-performing retention objectives	2.0%	110.0%	2.2%
Build our portfolio and capabilities for the future	Achieve XIAFLEX® volume growth target objective	Significantly exceeded volume objectives, achieving double-digit growth	4.0%	150.0%	6.0%
	Achieve generics and sterile injectables new product launch objectives	Achieved objective, launching 14 new product entries	4.0%	100.0%	4.0%
	Build India R&D capabilities and achieve high-value FDA filing objectives	Achieved India R&D objectives and completed 4 high-value FDA filings, including 2 sterile injectables	4.0%	75.0%	3.0%
	Progress CCH launch readiness initiatives, including commercial, R&D and product supply objectives	Achieved commercial launch readiness milestones, as well as BLA activities leading to the targeted September 2019 submission date, and product supply implementation plan objectives	4.0%	100.0%	4.0%
Drive margin expansion and de-lever	Achieve inventory write-off objective	Achieved inventory write-off reduction objective	2.0%	100.0%	2.0%
	Meet backorder reduction objective	Exceeded weekly backorder reduction objective	2.0%	110.0%	2.2%
	Achieve total adjusted operating expense objective	Achieved slightly higher total adjusted operating expense compared to budgeted target	2.0%	90.0%	1.8%
	Deliver on year-end 2019 Net Debt Leverage Ratio guidance	Exceeded year-end Net Debt Leverage Ratio objective	2.0%	105.0%	2.1%

(1)	Refer to the section above entitled “2019 Consolidated Financial Results” for discussion of Adjusted Revenue, Adjusted EBITDA Margin and Adjusted Diluted EPS from Continuing Operations.

The Committee also considered each NEO’s individual performance and awarded the NEOs the 2019 annual cash IC bonus amounts set forth in the “Individual Compensation Determination” section. See also below under the heading “Employment and Change in Control Agreements; Severance Agreements” regarding how each NEO with an employment agreement is entitled to annual cash incentive compensation as a percentage of salary under certain circumstances.

Long-Term Incentive Compensation

Purpose. Notwithstanding the Committee’s decision to use long-term cash awards in lieu of equity to manage shareholder dilution levels in 2020, the Company believes that the most effective means to encourage long-term performance by our NEOs is to create an ownership culture. This philosophy is implemented through the granting of the equity-based awards described below. The LTI Program described below is designed so that Company leaders hold a competitive stake in the Company’s financial future. The LTI Program provides a future reward structure so that employees who have an impact on the Company’s performance share in the results of that impact.

The Company generally establishes non-NEO eligibility criteria to align Company and industry practices, with participation in the LTI Program based on individual performance. LTI awards remain an important component of the Company’s compensation philosophy and are allocated most heavily to:

◾	Reward consistently high performing individuals who make significant contributions to the success of the Company;
◾	Reward individuals at various levels who have high impact relative to the expectations and objectives of their role; and
◾	Retain eligible individuals who have skills critical to the long-term success of the Company.

The LTI compensation program provides an annual grant that is directly aligned with Endo’s financial, strategic, operating, compliance and share price performance objectives. The objective of the program is to align compensation for NEOs over a multi-year period directly with the interests of shareholders of the Company by motivating and rewarding creation and preservation of long-term shareholder value. The level of LTI compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to NEOs and the goals of the compensation program. Typically, LTI awards for NEOs are equity-based providing for the opportunity to award a combination of PSUs, RSUs and/or stock options.

The Company believes that targeted combinations of PSUs, RSUs and/or stock options closely equates the value of the benefit received by the recipient to the accounting expense of the benefit to the Company. The Company also believes that the resulting blend of PSUs, RSUs and/or stock options is supported by the pattern of equity-based awards that prevails in the Pay Comparator Companies and in the external market generally.

For the 2019 annual grant, based on feedback received during the 2018 shareholder engagement process and ongoing internal discussions, the Committee determined to change the LTI mix for each NEO to 50% PSUs and 50% RSUs, with the PSU performance metrics tied to relative TSR and free cash flow performance metrics (each measured over a cumulative three-year performance period). The Committee believes these changes to the LTI mix strengthen the LTI Program’s long-term orientation and reflect the creation and preservation of long-term shareholder value. Please reference the “Performance Share Units” section for details concerning the relative TSR and free cash flow three-year performance periods.

In addition, the Committee’s decision to approve a management-recommended company-wide 20% LTI reduction factor allowed Endo to continue to support the Company’s share utilization priorities. These priorities are focused on optimizing the use of equity-based LTI compensation, while responsibly managing share pool usage and dilution. Since Mr. Campanelli’s LTI compensation is determined at the sole discretion of the Committee, this decision to apply a company-wide reduction in LTI was considered (in addition to Mr. Campanelli’s performance and competitive pay positioning) when determining the expected target value of Mr. Campanelli’s 2019 LTI award.

In 2020, select actions were taken by the Committee in support of the Company’s 2020 priorities, and in direct response to shareholder feedback. As part of the Committee’s continued efforts to manage share utilization and underlying dilution levels, the Committee limited the use of equity for the 2020 annual grant, exclusively granting equity to members of the Company’s Executive Leadership Team, which was granted in the form of PSUs. In connection with this decision, the Committee also authorized the use of cash-based LTC awards for all LTI recipients, including the Company’s NEOs. LTC awards are fixed cash-based long-term incentive awards that are generally scheduled to vest ratably over a three-year period. This decision allowed the Company to offer LTI recipients target long-term award values that are aligned with competitive practices, while also addressing shareholder feedback relating to encouraging management continuity during a period of significant external headwinds facing Endo and other specialty pharmaceutical companies. Excluding the LTI award granted to Mr. Coleman in connection with his appointment to CEO described under the “Individual Compensation Determination” section, annual LTI awards for all NEOs accounted for approximately 29.7% of the total expected target value issued to all eligible employees as part of the 2020 annual grant.

The annual LTI mix for the Company’s Executive Leadership Team, including Mr. Campanelli, is reflected in the graph below.

Considerations. In determining the annual LTI grants for the NEOs, the Committee considered market data on total compensation packages, the value of long-term incentive grants at the Pay Comparator Companies, TSR, share usage and shareholder dilution and, except in the case of the award to the President and Chief Executive Officer, the recommendations of the President and Chief Executive Officer. Further, performance is considered based on a collective group of factors focused on financial, strategic, operating and compliance, which drives the Company’s future success as a highly focused specialty branded and generics pharmaceutical company delivering quality medicines to patients in need through excellence in development, manufacturing and commercialization. At the end of the performance year, each NEO’s performance is assessed and then factored into the awarding of LTI compensation. Grant levels are determined based on overall performance relative, but not limited to, the following factors adopted by the Committee for all applicable NEO LTI assessments:

Factors
Development of a long-term vision for the Company and the successful execution of the overall business strategy	Strengthening the balance sheet by effectively managing capital and cash flow conversion
Focus on operational execution and the achievement of operating objectives and overall financial performance	Progress in the development and expansion of the Company’s product portfolio and pipeline
Success in forging the Company for long-term sustainable revenue and profitability growth	Advancement of the Company’s performance-oriented culture and efficient operating model
Achievement of quality and compliance objectives	Relative shareholder value creation and preservation

Based upon the achievement of Company goals and individual objectives, the Company’s President and Chief Executive Officer recommends an adjustment to each NEO’s annual LTI compensation target based upon performance related to key job accountabilities and annual performance objectives. The recommendation is then reviewed by the Committee, which has discretion to modify the final award. Regarding the award for the Company’s President and Chief Executive Officer, the Committee follows a similar process and has the ultimate discretion for determining the annual equity award.

The LTI compensation target for each NEO excluding Mr. Campanelli related to 2019 performance, granted in early 2020, is reflected in the graph below. Mr. Campanelli’s LTI compensation is determined at the discretion of the Committee.

Discretion. Mr. Campanelli’s employment agreement does not prescribe a specific LTI target but instead provides that his LTI compensation would be determined at the sole discretion of the Committee if the Company and executive achieve certain performance targets set by the Committee with respect to each year ending during Mr. Campanelli’s employment term. All other NEOs are eligible to receive LTI compensation in an amount equal to a fixed percentage of their annual base salary for such year (or such lesser (including zero) or greater percent of the base salary for such year as is recommended to the Committee by the President and Chief Executive Officer and approved by the Committee). The Committee may use negative discretion to take into account factors outside of the pre-established performance objectives to reflect extraordinary business circumstances. Further, pursuant to each of our NEO’s employment agreements, target LTI as a percentage of annual base salary may subsequently be increased at the discretion of the Committee. Please reference the “Individual Compensation Determination” section for approved target LTI changes.

Performance Share Units. PSU awards are granted annually to the Company’s NEOs, based on a plan design that utilized two discrete measures: relative TSR performance and Adjusted Free Cash Flow, both measured over cumulative three-year performance periods. The number of PSUs awarded to each executive continues to be based on a targeted percentage of the executive’s base salary, with the actual number of shares awarded adjusted based on relative TSR and Adjusted Free Cash Flow performance. The actual share award is released at the end of the three-year period depending on how well the Company performed against the targets set at the beginning of the performance period.

In February 2019, the Committee implemented a change to the PSU plan design in response to feedback received during the 2018 shareholder engagement process and ongoing internal discussions. To further strengthen the program’s long-term performance-based orientation and reflect the creation and preservation of long-term shareholder value, the Adjusted Free Cash Flow performance metric was changed from three one-year annual Adjusted Free Cash Flow targets, to a single three-year Adjusted Free Cash Flow target.

Under this new design, the 50% portion of the PSUs tied to Adjusted Free Cash Flow performance will not vest unless the Company’s cumulative three-year free cash flow performance reaches the minimum 90% of target threshold, at which an attainment multiple of 0.5x will apply, while the maximum attainment multiple of 2x can only be achieved if the Company’s cumulative three-year free cash flow performance is at or above 110% of target. Award levels will be interpolated between the 0.5x and 2x payout multiples. The performance period for the 2019 awards measured against Adjusted Free Cash Flow performance began on January 1, 2019 and ends on December 31, 2021.

The 50% portion of the PSUs tied to relative TSR performance will be measured against the three-year TSR of a custom index of companies. The custom index utilized for the 2019 grant was initially comprised of a statistically meaningful group of 40 pharmaceutical companies, which include companies in the New York Stock Exchange ARCA Pharmaceutical Index, Endo’s Pay Comparator Companies and other specialty pharmaceutical companies. For purposes of determining the final relative TSR performance measurement, each company in the custom index will be included only if they are publicly-traded at both the beginning and end of the performance period. Under this design, the portion of the PSU award that is tied to relative TSR performance will not vest unless the three-year TSR results reach the 40th percentile minimum threshold, at which an attainment multiple of 0.5x will apply, while the maximum attainment multiple of 2x can only be achieved if the Company’s percentile rankings is at or above the 90th percentile over the performance period. Further, a maximum of 1x of the award will vest if the Company’s TSR for the performance period is negative, with no payout made if results are below the 40th percentile. Award levels based on positive TSR results will be interpolated between the 1x and 2x payout multiples. The performance period for the 2019 awards measured against relative TSR performance began on March 29, 2019 and ends on March 29, 2022 and will be assessed at the end of the performance cycle.

For the 2020 PSU grant, the awards followed the same program design with no changes to the relative TSR and Adjusted Free Cash Flow performance schedules. However, the performance periods changed to coincide with the timing of the 2020 grants such that performance for the awards tied to Adjusted Free Cash Flow and relative TSR performance will be measured from January 1, 2020 through December 31, 2022 and from March 6, 2020 through March 6, 2023, respectively. In addition, the custom index used to measure relative TSR performance for the 2020 grant was updated to reflect the current list of 38 pharmaceutical companies. The performance schedules for the 2019 and 2020 PSUs are shown in the charts below:

“Per Share Price” means the average of the closing prices of the company’s ordinary shares for the applicable company during the thirty consecutive trading days ending on the day prior to the applicable measurement date.

“Total Shareholder Return” or “TSR” means the appreciation of the Per Share Price during the performance period, plus any dividends paid on the applicable company’s ordinary shares during the performance period. The determination of the TSR attainment levels will be made by the Committee following an independent third-party confirmation of the results.

“Adjusted Free Cash Flow” means Adjusted EBITDA (see additional discussion of Adjusted EBITDA above under “2019 Consolidated Financial Results”), adjusted for changes in net working capital and reduced by cash payments for capital expenditures. Adjusted Free Cash Flow and Adjusted EBITDA are not prepared in accordance with GAAP.

Restricted Stock Units. In addition to the PSUs described above, our NEOs are also typically granted time-based RSUs, which are the second element of our equity-based LTI compensation package. RSUs are valued based on the closing price of our ordinary shares on the Nasdaq on the date of grant, and each RSU represents the right to receive one ordinary share of the Company as of the date of vesting. RSUs granted to the NEOs vest ratably over three years.

Stock Options. Stock options represent the third element of our equity-based LTI compensation package, and are designed to reward NEOs only if our share price increases. When offered, the LTI Program calls for stock options to be granted with exercise prices of not less than the closing price of our shares as quoted on the Nasdaq on the date of grant and generally to vest ratably over four years. The Committee will not reduce the exercise price of stock options (except in connection with adjustments to reflect recapitalizations, share or extraordinary dividends, share splits, mergers, spin-offs and similar events permitted by the relevant plan) without shareholder approval. Stock option grants to NEOs have been awarded with a term of ten years, but were not issued as part of the 2019 or 2020 annual grant cycles.

Long-Term Cash. As described earlier, LTC awards are fixed cash-based long-term incentive awards offered in 2020 as a means of managing share utilization and maintaining acceptable shareholder dilution levels, while offering LTI recipients target long-term award values that are aligned with competitive practices. LTC awards can only be settled in cash, and vest ratably every six months over a three-year period for NEOs.

Vesting Due to Retirement Age. On the first day of the year in which an NEO reaches retirement age, which is considered age 60 with five years of service or age 55 with ten years of service, PSUs, RSUs, stock options and LTC awards become eligible for continued vesting, following certain termination events, in accordance with the original vesting schedule. However, awards eligible for continued vesting as a result of reaching retirement age are not settled until after the end of the applicable performance or vesting period, if applicable.

Timing of Grants. In 2019, the annual grant date occurred on the last business day in March. Effective with the 2020 annual grant, the timing of the annual LTI award for employees has moved to a new common grant date, which occurs approximately one week after the filing of the 10-K to better align the timing of the grant with the annual compensation planning and performance management processes. The number of PSUs, RSUs and/or stock options awarded will be based on a determined grant date fair market value (as determined in the sole discretion of the Committee, but in no event shall the determined grant date fair market value be less than the closing price as of the date of the grant). This is intended to grant the annual equity awards after the annual earnings release, while allowing for a sufficient amount of time between the filing of the Company’s 10-K and the date of Endo’s annual grant. Consistent with the Company’s customary practice, new hire and promotion grants may also be awarded to eligible employees.

2019 Decisions Regarding LTI Compensation. In 2019, the Committee awarded LTI compensation for NEOs pursuant to the program described above resulting in the awards identified in the Summary Compensation Table and the 2019 Grants of Plan-Based Awards Table. For grants awarded in 2020 based on 2019 performance, the Committee reviewed the Company’s achievements as well as each NEO’s contributions and awarded the NEOs the LTI amounts set forth in the “Individual Compensation Determination” section.

Additional Compensation Components

The Company’s current practice is to limit use of perquisites. In 2019, other than as described below, the only perquisites offered to the NEOs were certain financial and legal services, executive physicals, spousal travel and attendance (and certain costs associated with participant attendance) at certain Endo-sponsored events and meetings where an NEO’s attendance is requested by the Company, term life and long-term disability insurance, housing allowances and relocation planning and related services. The Company currently offers two executive retirement programs including the 401(k) Restoration Plan and the Executive Deferred Compensation Plan, each of which is described below. Both plans were effective January 1, 2008, with the 401(k) Restoration Plan and the Executive Deferred Compensation Plan amended and restated in 2014 and 2018, respectively.

401(k) Restoration Plan. The purpose of the 401(k) Restoration Plan is to provide eligible employees with the opportunity to defer a portion of their compensation on a tax-favored basis in parity with the tax benefit provided under the qualified 401(k) plan. The 401(k) Restoration Plan allows eligible employees whose compensation exceeds the Section 401(a)(17) amount in the Code (or other criteria set by the Committee), including NEOs, to defer eligible pay after such individual’s contribution to the Company’s existing qualified 401(k) plan has exceeded the maximum. The Company does not fund employer matching contributions in the 401(k) Restoration Plan.

The amount in any individual’s 401(k) Restoration Plan account will be paid to such individual at termination of employment or following the elected specified payment date. Actual 401(k) Restoration Plan participation will begin when an executive’s total cash compensation exceeds the Code earnings limit for the qualified 401(k) ($285,000 for 2020). Individuals who elect to defer their eligible pay under the 401(k) Restoration Plan will defer federal and state (to the extent allowed by state law) taxes until the account is paid to the individual.

Executive Deferred Compensation Plan. The Executive Deferred Compensation Plan permits executives to elect to defer up to 100% of the following year’s LTI compensation that is granted in RSUs that settle in shares of our stock.

Deferral of the RSUs delays the imposition of federal and state (as allowed under state laws) taxes, which normally applies when the RSUs vest. The taxable event is delayed until the deferred RSUs are settled in shares. The RSUs may be deferred to a specified payment date on which the elected disbursement(s) under the participant’s account will commence. The value of the compensation an executive receives upon the share delivery is based on the value of the Company’s shares on the date the deferral is delivered to the executive, and the executive will be responsible for the federal and state taxes at that time.

The Executive Deferred Compensation Plan also allows an executive to defer up to 50% of his or her annual incentive compensation award. When an executive makes his or her irrevocable election to defer cash incentive compensation, he or she also elects a specified payment date in which the elected disbursement(s) under the participant’s account will commence.

Employment and Change in Control Agreements; Severance Agreements

The Company generally enters into a written employment agreement with each of the NEOs. The purpose of these agreements and the compensation and benefits provided for therein is to aid recruitment and retention and to reinforce an ongoing commitment to shareholder value creation and preservation.

On April 24, 2019, the Company entered into an executive employment agreement with Mr. Campanelli, which was effective April 24, 2019 and has a term through September 23, 2022, to replace his prior agreement dated September 23, 2016, which had a three-year term.

On July 30, 2019, the Committee approved Continuity Compensation arrangements for critical leadership positions in the Company, excluding Mr. Campanelli, but including the following named executive officers: Messrs. Coleman, Coughlin, Maletta and Barry. The Continuity Compensation arrangements were extended to these NEOs in response to shareholder feedback based on the critical nature of the leadership and contributions of these NEOs to the planning and execution of Endo’s transformational strategy and multi-year turnaround plan.

On December 9, 2019, the Company entered into a new executive employment agreement with Mr. Coughlin, which was effective December 9, 2019 and has a term of three years, to replace his prior agreement, dated December 9, 2016, that expired pursuant to its terms.

On December 12, 2019, the Committee approved a Letter Agreement in connection with Mr. Campanelli’s announced retirement as President and Chief Executive Officer. The Letter Agreement governs the terms and conditions of Mr. Campanelli’s compensation during the succession planning period until a successor Chief Executive Officer was appointed, and subsequently as Chairman of the Board and strategic advisor to the Company supporting the transition period until Mr. Campanelli’s retirement as an employee on December 31, 2020.

On December 19, 2019, the Company entered into an executive employment agreement with Mr. Coleman, which was effective December 19, 2019 and has a term of three years, to replace his prior agreement, dated December 19, 2016, that expired pursuant to its terms.

On February 19, 2020, the Company entered into a new executive employment agreement with Mr. Coleman in connection with his appointment to President and Chief Executive Officer, which was effective March 6, 2020 and has a term of three years, to replace his prior agreement, dated December 19, 2019.

On February 19, 2020, the Company entered into a new executive employment agreement with Mark Bradley in connection with his appointment to Executive Vice President and Chief Financial Officer, which was effective March 6, 2020 and has a term of three years, to replace his prior agreement, dated November 6, 2018.

On April 28, 2020, the Company entered into an executive employment agreement with Mr. Barry, which was effective April 26, 2020 and has a term of three years, to replace his prior agreement, dated April 26, 2017, that expired pursuant to its terms.

The payments and benefits to be received by each NEO upon certain terminations of employment by each NEO are governed by their various employment agreements and Continuity Compensation arrangements. These payments and benefits and the triggering events are further described in the “Compensation of Executive Officers” section below under the heading “Potential Payments Upon Termination or Change in Control.” Each NEO’s employment agreement contains post-termination restrictive covenants.

The Company also generally enters into a written separation agreement with each of the NEOs upon termination of employment. The purpose of these agreements is to provide the Company with certainty regarding its post-termination protections and obligations. With regard to termination of employment, each separation agreement replaces the employment agreement and thus constitutes the entire agreement between the NEO and the Company regarding post-termination benefits.

Individual Compensation Decisions and Rationale

Key Considerations

Under our compensation structure, the mix of base salary, annual cash incentive compensation and LTI compensation varies depending on each NEO’s level. Annual compensation determinations by the Committee are based on factors including the Company’s performance, individual performance and the competitiveness of each NEO’s pay as reported by the Committee’s consultant, Korn Ferry. Details associated with the Committee’s decisions are set forth in the “Individual Compensation Determination” section.

Other key factors considered by the Committee include NEO ownership levels against the Company’s Ownership Guidelines, as well as share utilization priorities and tax deductibility of compensation. These factors are discussed in further detail below.

Stock Ownership Guidelines for Executive and Senior Management. The current Ownership Guidelines for executive and senior management are as follows:

Executive and senior management are expected to achieve the Ownership Guidelines within five years of joining the Company. Executive and senior management are also expected to continuously own sufficient shares to meet the Ownership Guidelines once attained. Members of executive and senior management who subsequently get promoted to a higher level will have five years from the date of promotion to achieve their new ownership target. All NEOs subject to the Ownership Guidelines are in compliance with the recommended guidelines.

Mr. Campanelli has a sizable personal investment in the success of Endo. Per the terms of Mr. Campanelli’s original employment agreement following the acquisition of Par, Mr. Campanelli was required to purchase or retain shares of Endo stock equal in value to at least fifteen percent (15%) of the after-tax proceeds that he received in connection with the merger. Further, Mr. Campanelli was required to retain shares with a purchase price of $5,000,000 for three years and retain the balance of the shares for one year following his date of employment with Endo. Mr. Campanelli chose to retain substantially more than the aforementioned requirement, and has since made additional open market purchases of Endo stock (allowing him to exceed the Company’s Ownership Guidelines with a current ownership level of 9.7x base salary based on eligible share ownership levels of 2,010,013 shares as of April 13, 2020), strengthening the alignment between management and shareholder interests.

Share Utilization Priorities. The LTI pool is established annually based on the Company’s achievement of goals and objectives, and can vary from year to year. The share pool is also managed in a manner that focuses on optimizing share utilization, while remaining aligned with competitive eligibility and grant practices. Our efforts to proactively manage share utilization and dilution levels in 2019 are demonstrated by the application of management-recommended 20% company-wide LTI reduction factor and issuing only full value PSU and RSU awards to LTI recipients, including the Company’s NEOs. In 2020, our efforts to manage share utilization and underlying dilution levels continued by limiting the use of equity in 2020 and exclusively granting equity to members of the Company’s Executive Leadership Team, which was granted in the form of PSUs. In connection with this decision, the Committee also authorized the use of cash-based LTC awards for all LTI recipients, including the Company’s NEOs, allowing the Company to offer LTI target values that are in line with competitive practices. These combined efforts allowed the Committee to remain aligned with shareholder interests, including encouraging management continuity as required to advance the Company’s strategy. Excluding the LTI award granted to Mr. Coleman in connection with his appointment to CEO described under the “Individual Compensation Determination” section, annual LTI awards for all NEOs accounted for approximately 29.7% of the total expected target value issued to all eligible employees as part of the 2020 annual grant.

Key dilution metrics such as adjusted burn rate and overhang are regularly evaluated against external benchmarks, but also considered in the context of the Company’s current business environment.

Tax Deductibility of Compensation. Prior to the enactment of the Tax Cuts and Jobs Act of 2017 (the Tax Act) in December 2017, Section 162(m) of the Code precluded a public corporation from taking a tax deduction for certain compensation in excess of $1.0 million in any one year paid to its chief executive officer or any of its three other highest-paid executive officers (not including a company’s chief financial officer), unless certain specific and detailed criteria are satisfied. However, certain qualifying “performance-based” compensation (that is, compensation paid under a plan administered by a committee of outside directors, based on achieving objective performance goals, the material terms of which were approved by shareholders, such as our Amended and Restated 2015 Stock Incentive Plan) was not subject to the $1.0 million deduction limit.

With the passage of the Tax Act, only qualifying performance-based compensation paid pursuant to a binding written contract in effect on November 2, 2017 (and not modified in any material respect on or after November 2, 2017) as set forth under the Tax Act will be eligible for the deduction exception. The Tax Act also expanded the executive officers covered by Section 162(m) to include the chief financial officer position as well as any person who ever was a covered executive for any prior taxable year, beginning after December 31, 2016. As a result of these changes, starting in 2018, most compensation payable by us to any person who was an NEO of the Company since fiscal year 2016 is non-deductible, regardless of whether the compensation is performance-based.

Individual Compensation Determination

The following summarizes the compensation targets applicable in 2019 and the actual compensation awarded in 2020 by the Committee for the NEOs based on 2019 performance:

Name	Base Salary as of December 31, 2019	2019 Annual Incentive Compensation Target	2019 Annual Incentive Compensation Actual	2019 Long-Term Incentive Compensation Target	2019 Long-Term Incentive Compensation Actual (Expected Target Value)(1)
Paul V. Campanelli	$950,000	$1,140,000	$2,010,960	Committee Discretion	$9,000,000
Blaise Coleman	$615,000	$399,750	$640,106	$2,029,500	$2,100,000
Terrance J. Coughlin	$641,000	$448,700	$682,671	$2,243,500	$2,743,500
Matthew J. Maletta	$600,000	$360,000	$568,360	$1,800,000	$2,300,000
Patrick Barry	$436,000	$239,800	$397,005	$872,000	$1,372,000

(1)

Award levels established at the time of grant are based on expected target value, which, in the case of the 2019 equity-based awards issued in 2020, is derived from Endo’s closing share price at the time of grant for PSUs (see Summary Compensation Table’s footnote (2) for details regarding valuations under ASC 718 for the equity-based portion of LTI for accounting and proxy reporting purposes). As further described below, based on Mr. Campanelli’s 2019 performance, the Committee approved an award for Mr. Campanelli with an expected target value of $9,000,000 (comprised of 978,260 PSUs, with the remainder of the award granted in the form of LTC awards) during the annual grant cycle in 2020.

Each NEO’s target percentage and actual number of PSUs granted in 2020, based on 2019 performance, were as follows:

Name	LTI Target % of Base Salary	PSUs Actually Granted
Paul V. Campanelli	Committee Discretion	978,260
Blaise Coleman	330%	228,260
Terrance J. Coughlin	350%	298,206
Matthew J. Maletta	300%	250,000
Patrick Barry	200%	149,130

Paul V. Campanelli Chairman, Chief Executive Officer and President

On November 4, 2019, Endo announced that Mr. Campanelli notified the Board of his intention to retire. In connection with Mr. Campanelli’s retirement, the Committee implemented its Chief Executive Officer succession plan and, on December 12, 2019, approved a Letter Agreement with Mr. Campanelli, which governs the terms and conditions of his compensation during the succession planning and transition period until Mr. Campanelli’s retirement as an employee on December 31, 2020. The Letter Agreement provides that Mr. Campanelli will continue to receive his current base salary of $950,000 through December 31, 2020, with Mr. Campanelli remaining eligible to receive annual and long-term incentive compensation in 2020 for 2019 performance, as set forth in Mr. Campanelli’s Employment Agreement with Endo Health Solutions Inc., dated April 24, 2019. The section below describes the process followed by the Committee in determining appropriate incentive compensation levels for Mr. Campanelli. On March 6, 2020, Mr. Blaise Coleman succeeded Mr. Campanelli as President and Chief Executive Officer.

The information used to determine the compensation recommendation for the President and Chief Executive Officer is developed by Korn Ferry. Korn Ferry prepares analyses showing competitive Chief Executive Officer compensation among the Pay Comparator Companies and secondary executive compensation survey sources specific to the pharmaceutical industry for the individual elements of compensation and total Direct Compensation. The consultant develops a range of recommendations, based on various Company and individual performance assumptions, for any change in the President and Chief Executive Officer’s base salary, annual cash incentive, LTI grant value and mix. The recommendations primarily take into account the competitive Pay Comparator Company pay analysis, expected future pay trends and the position of the President and Chief Executive Officer in relation to other senior company executives and proposed pay actions for all key employees of the Company. The results of this analysis are shared with the Committee, during which time the performance of both the Company and the President and Chief Executive Officer are evaluated and compensation decisions determined. The President and Chief Executive Officer has no prior knowledge of the recommendations and only participates in the process when he discusses his personal performance and the Company’s performance with the Committee. The President and Chief Executive Officer takes no part in the recommendations, Committee discussions or decisions, other than what is described above.

The Committee’s assessment of Mr. Campanelli’s performance was based on the successful development and advancement of Endo’s strategic imperatives, the Company’s strong financial results and the achievement of operating performance objectives. Mr. Campanelli’s performance was evaluated based upon the Company’s overall financial performance and the achievement of annual strategic, operating and compliance objectives established for 2019. Specifically, the Committee strongly considered the Company’s financial and operating objectives as summarized in the “Executive Summary” section in CD&A and further detailed within the “Performance-Based Annual Cash Incentive Compensation” section. In addition, the Committee considered Mr. Campanelli’s performance based upon his successful execution against the multi-year turnaround plan established following Mr. Campanelli’s appointment in late 2016 and the progress made in executing the transformation of Endo based on the Company’s new strategy built on organic growth and portfolio optimization, the investments initiated in progressing the Company’s growth assets and the advancement of a more efficient cost structure and operating model focused on operational execution.

The Committee assessed Mr. Campanelli’s achievement against the Company’s annual pre-established and formulaic objectives, while operating within the structure of Endo’s annual incentive compensation program, which allows for a maximum bonus equal to 225% of the target bonus amount and the use of negative Committee discretion based on actual performance. In consideration of Mr. Campanelli’s individual performance and contributions in 2019 and the Company’s performance against the 2019 scorecard objectives, Mr. Campanelli was awarded an annual performance-based bonus equal to approximately 176.4% of his annual incentive compensation target. The 2019 annual incentive award reflects the Board’s continued confidence in Mr. Campanelli and his ability to lead the organization through the execution of key financial, operational and strategic priorities.

The following illustrates the mechanics underlying the annual cash incentive calculation for Mr. Campanelli:

When Mr. Campanelli entered into a new employment agreement with the Company on April 24, 2019, his agreement did not prescribe a specific LTI target, but instead provided for his LTI compensation to be determined at the sole discretion of the Committee based upon several performance-based criteria.

Paul V. Campanelli Chairman, Chief Executive Officer and President (continued)

Mr. Campanelli’s performance in 2019 was assessed by the Committee based on a collective group of factors focused on strategic, financial and operational results, which reflects current year performance and drives the Company’s future success as a highly focused specialty branded and generics pharmaceutical company. Based on Korn Ferry’s analysis of competitive LTI levels, and in consideration of Mr. Campanelli’s outstanding performance, the Committee approved an LTI award with an expected target value based on Endo’s closing share price at the time of the 2020 annual grant equal to $9,000,000. See Summary Compensation Table’s footnote (2) for details regarding valuations under ASC 718 for the equity-based portion of LTI for accounting and proxy reporting purposes.

Consistent with Endo’s other NEOs, Mr. Campanelli’s 2020 LTI award was issued in the form of performance-based equity and an LTC award, each comprising 50% of his total LTI award. The performance-based equity consisted of PSUs with realizable value dependent upon the delivery of shareholder value and achievement of Adjusted Free Cash Flow objectives over a cumulative three-year performance period. The combined use of PSUs and LTC awards in 2020 supported the Company’s share pool management priorities, and also allowed for a consistent approach for all executive management employees aimed at allocating a significant portion of the award in the form of performance-based LTI. This grant was approved in recognition of Mr. Campanelli’s overall performance relative, but not limited to, the factors adopted by the Committee for all applicable NEO LTI assessments (as referenced under the section “Long-Term Incentive Compensation”).

Mr. Campanelli’s LTI award and overall total Direct Compensation levels and pay mix were considered in the context of competitive practices among CEOs of both Endo’s Pay Comparator Companies and ISS Peer Group (2019 target Direct Compensation levels ranked below the 25th percentile compared to the Endo Pay Comparator Companies, and below the 50th percentile compared to the ISS Peer Group median). Notwithstanding the Committee’s decision to issue LTC awards to all NEOs in 2020 in response to shareholder feedback to minimize share utilization and dilution levels during periods when Endo shares are trading at a significantly reduced share price, Endo’s customary CEO pay structure supports the Company’s pay-for- performance compensation philosophy in that only 8.6% of the expected target value of total Direct Compensation is fixed while 91.4% is variable and dependent upon performance (excluding the Transition Compensation arrangements in connection with Mr. Campanelli’s Letter Agreement as described below). The Company’s pay-for-performance compensation philosophy will be carried forward under the CEO compensation arrangement for Blaise Coleman, which will allocate approximately 10.9% of the expected target value of total Direct Compensation toward fixed compensation, while 89.1% will be variable and dependent upon performance (anticipating that equity-based LTI will be used in the future based on Endo’s customary practice).

As set forth in the Letter Agreement, Mr. Campanelli will also be eligible to receive an annual cash bonus for 2020 based on a target level equal to 150% of base salary, subject to achievement of certain performance targets. In addition, Mr. Campanelli is eligible to receive an aggregate amount of $3,500,000 (the Transition Compensation) in consideration for: (i) his agreement to continue to serve as the Company’s Chief Executive Officer and President until a successor was appointed and (ii) his assistance in supporting an orderly succession planning and transition process through the end of 2020. Of the $3,500,000 of Transition Compensation, $1,500,000 was earned in December 2019 and $1,000,000 will be earned in each of June and December 2020. The arrangements noted in the Letter Agreement were offered in lieu of: (i) severance payments entitled under Mr. Campanelli’s Executive Employment Agreement; (ii) receiving a long-term incentive award in 2021 for 2020 performance based on the Company’s customary practice; and (iii) board compensation for service in 2020 as a board member and serving as Chairman of the Board of Directors. Following the Succession Planning and Transition Period and Mr. Campanelli’s retirement as a non-management employee on December 31, 2020, Mr. Campanelli will receive non-employee board compensation and/or fees for services as Chairman of the Board of Directors with the commencement of the 2021 annual board compensation cycle beginning on January 1, 2021.

Blaise Coleman Executive Vice President and Chief Financial Officer

Mr. Coleman has served as Executive Vice President and Chief Financial Officer since December 19, 2016 and also oversees the Company’s information technology function. Mr. Coleman has broad-based leadership skills, financial expertise and business acumen related to strategic and financial matters. Through Mr. Coleman’s strong financial management, the Company ended the year with Adjusted Revenue of $2.910 billion, Adjusted EBITDA Margin of 45.1% and Adjusted Diluted EPS from Continuing Operations of $2.37. Throughout 2019, Mr. Coleman played a key leadership role in executing Endo’s strategic priorities, including the management of capital expenditure investments supporting the Company’s key growth drivers and the management of the Company’s debt commitments. Mr. Coleman also continued to lead the efforts to optimize the Company’s cost structure and expand margins, effectively managing operating expenses and approved commercial and R&D reinvestments. In consideration of Mr. Coleman’s contributions and the Company’s performance against the 2019 scorecard objectives, Mr. Coleman was awarded an annual performance-based bonus equal to approximately 160% of his annual incentive compensation target. Based on the performance factors noted under Executive Compensation Program—Long-Term Incentive Compensation—Considerations, Mr. Coleman was also awarded an annual LTI award equal to 103% of his LTI target, with 50% of the award granted in the form of PSUs, and the remaining 50% granted in the form of LTC awards to manage share pool utilization levels in 2020. In connection with Mr. Coleman’s appointment to President and Chief Executive Officer on March 6, 2020, the Committee approved a base salary level of $850,000, and increased Mr. Coleman’s 2020 performance-based annual cash incentive compensation target to 100%. Mr. Coleman’s new employment agreement does not prescribe a specific LTI target, but instead provides for his LTI compensation to be determined at the sole discretion of the Committee based on the performance factors noted above. In addition to the annual LTI award noted above equal to a target grant value of $2,100,000, and received in connection with Mr. Coleman’s performance in 2019 in the capacity of Executive Vice President and Chief Financial Officer, Mr. Coleman was awarded a long-term incentive compensation award on March 6, 2020 equal to a target grant value of $4,000,000 in connection with his appointment to CEO. Similar to the annual LTI award, 50% of this award was granted in the form of PSUs, and the remaining 50% was granted in the form of LTC awards to manage share pool utilization levels in 2020. The combination of the annual LTI award and CEO LTI grant amounted to a total target grant value of $6,100,000. Based on this aggregate LTI target grant value, in addition to the base salary and annual cash incentive compensation target noted above, Mr. Coleman’s target 2020 total direct compensation value is equal to $7,800,000. On March 6, 2020, Mr. Mark Bradley succeeded Mr. Coleman as Executive Vice President and Chief Financial Officer.

Terrance J. Coughlin Executive Vice President and Chief Operating Officer

Mr. Coughlin has served as Endo’s Executive Vice President and Chief Operating Officer since November 1, 2016, with responsibility for global research & development and worldwide manufacturing operations. Previously, Mr. Coughlin served as Vice President, Operations of Par Pharmaceutical Companies, Inc., a subsidiary of Endo. Prior to Endo’s acquisition of Par in September 2015, Mr. Coughlin was the Chief Operating Officer of Par Pharmaceutical Companies, Inc. where he was responsible for leading Par’s manufacturing operations, product development and supply operations. Throughout 2019, Mr. Coughlin played a key leadership role in the strategic and operational oversight of the successful implementation of Endo’s CCH for the treatment of cellulite in the buttocks program, executing activities leading to the BLA filing and acceptance by the FDA in November 2019, and advancing the product supply implementation plan in preparation for the anticipated second half 2020 FDA approval of the BLA. Under Mr. Coughlin’s leadership, the organization achieved 14 new product launches, progressed high-value generic regulatory filings based on commercial viability determinations and operationalized R&D capabilities in India. Based on Korn Ferry’s analysis of the competitiveness of Mr. Coughlin’s pay related to Endo’s Pay Comparator Companies, and in recognition of Mr. Coughlin’s performance and contributions in 2019, the Committee approved an increase to Mr. Coughlin’s base salary of approximately 2.6%, effective February 24, 2020. Based on individual performance and Company performance against 2019 scorecard objectives, Mr. Coughlin was awarded an annual performance-based bonus equal to approximately 152% of his annual incentive compensation target. Based on the performance factors noted under Executive Compensation Program—Long-Term Incentive Compensation—Considerations, Mr. Coughlin was also awarded an annual LTI award equal to 122% of his LTI target, with 50% of the award granted in the form of PSUs, and the remaining 50% granted in the form of LTC awards to manage share pool utilization levels in 2020.

Matthew J. Maletta Executive Vice President, Chief Legal Officer

Mr. Maletta has served as the Company’s Executive Vice President, Chief Legal Officer since May 4, 2015. Mr. Maletta has over two decades of legal experience and organizational leadership in the specialty pharmaceutical industry and with private law firms, including extensive experience in litigation strategy, M&A, corporate, governance, securities, antitrust, finance, commercial and employment law. Throughout 2019, Mr. Maletta played a key leadership role in developing and supporting the advancement of the Company’s overall strategy, which included both legal and operational priorities. Specifically, Mr. Maletta led and advanced the Company’s litigation strategy while providing leadership and advice on a wide range of other significant legal and business matters, including commercial, intellectual property, regulatory, corporate, investor and media relations. Based on Korn Ferry’s analysis of the competitiveness of Mr. Maletta’s pay related to Endo’s Pay Comparator Companies, and in recognition of Mr. Maletta’s performance and contributions in 2019 and expanded role in 2020, the Committee approved an increase to Mr. Maletta’s base salary of approximately 8.3%, effective February 24, 2020. Based on individual performance and Company performance against 2019 scorecard objectives, Mr. Maletta was awarded an annual performance-based bonus equal to approximately 158% of his annual incentive compensation target. Based on the performance factors noted under Executive Compensation Program—Long-Term Incentive Compensation—Considerations, Mr. Maletta was also awarded an annual LTI award equal to 128% of his LTI target, with 50% of the award granted in the form of PSUs, and the remaining 50% granted in the form of LTC awards to manage share pool utilization levels in 2020.

Patrick Barry Executive Vice President and Chief Commercial Officer, U.S. Branded Business

Mr. Barry has served as the Company’s Executive Vice President and Chief Commercial Officer, U.S. Branded Business since February 28, 2018, leading the Branded Pharmaceuticals segment since December 21, 2016. In this role, he has responsibility for all commercial activities, including strategy, new product planning, marketing, sales as well as managed care and patient access responsibilities. Throughout 2019, Mr. Barry played a key leadership role in the strategic and operational oversight of the successful implementation of Endo’s CCH for the treatment of cellulite in the buttocks program, executing multiple commercial launch readiness activities in preparation for an anticipated second half 2020 FDA approval of the BLA. Under Mr. Barry’s leadership, Specialty Products grew approximately 17% in 2019, with the XIAFLEX® franchise growing approximately 24% versus prior year. Based on Korn Ferry’s analysis of the competitiveness of Mr. Barry’s pay related to Endo’s Pay Comparator Companies, and in recognition of Mr. Barry’s performance and contributions in 2019 and expanded role in 2020, the Committee approved an increase to Mr. Barry’s base salary of approximately 14.7%, effective February 24, 2020. Based on individual performance and Company performance against 2019 scorecard objectives, Mr. Barry was awarded an annual performance-based bonus equal to approximately 166% of his annual incentive compensation target. Based on the performance factors noted under Executive Compensation Program—Long-Term Incentive Compensation—Considerations, Mr. Barry was also awarded an annual LTI award equal to 157% of his LTI target, with 50% of the award granted in the form of PSUs, and the remaining 50% granted in the form of LTC awards to manage share pool utilization levels in 2020. Effective in April 2020, Mr. Barry was appointed as Executive Vice President and President, Global Commercial Operations. In connection with Mr. Barry’s promotion, the Committee approved a base salary level of $550,000 and increased Mr. Barry’s 2020 performance-based annual cash incentive compensation target to 60% and long-term incentive target to 250%.

Compensation of Executive Officers

Summary Compensation Table

The following table sets forth the cash and non-cash compensation paid to or earned by our President and Chief Executive Officer, Executive Vice President and Chief Financial Officer and the other three most highly compensated executive officers of the Company who were serving as executive officers at the end of the last completed fiscal year (collectively, the NEOs). Information for each NEO is included for each of the years ending December 31, 2019, 2018 and 2017 in which that individual met the definition of an NEO. For a complete understanding of the table, please read the footnotes and narrative disclosures that follow the table.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)		Share Awards ($)(2)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)		All Other Compensation ($)(4)		Total ($)
Paul V. Campanelli Chairman, Chief Executive Officer and President	2019 2018 2017	$ $ $	950,000 913,462 950,000	$ $ $	1,500,000 — —	$ $ $	8,631,243 12,928,700 7,783,028	$ $ $	— 3,857,212 2,996,836	$ $ $	2,010,960 2,231,550 1,815,450	$ $ $	26,078 39,779 57,081	$ $ $	13,118,281 19,970,703 13,602,395
Blaise Coleman Executive Vice President and Chief Financial Officer	2019 2018 2017	$ $ $	612,115 569,231 545,833	$ $ $	625,000 — 165,000	$ $ $	1,672,726 1,256,858 1,661,589	$ $ $	— — 1,360,469	$ $ $	640,106 806,188 613,203	$ $ $	21,701 3,385 4,417	$ $ $	3,571,648 2,635,662 4,350,511
Terrance J. Coughlin Executive Vice President and Chief Operating Officer	2019 2018 2017	$ $ $	637,923 597,115 600,000	$ $ $	625,000 — —	$ $ $	2,064,064 1,659,967 2,214,791	$ $ $	— — 1,655,854	$ $ $	682,671 868,672 800,125	$ $ $	8,647 3,692 5,000	$ $ $	4,018,305 3,129,446 5,275,770
Matthew J. Maletta Executive Vice President and Chief Legal Officer	2019 2018 2017	$ $ $	595,192 549,038 543,333	$ $ $	625,000 — —	$ $ $	1,606,932 1,255,826 1,638,825	$ $ $	— — 1,347,982	$ $ $	568,360 707,781 600,203	$ $ $	33,152 38,482 26,991	$ $ $	3,428,636 2,551,127 4,157,334
Patrick Barry Executive Vice President and Chief Commercial Officer, U.S. Branded Business	2019		$433,885		$625,000		$785,269		$—		$397,005		$16,646		$2,257,805

(1)

The amounts in 2019 include the amount Mr. Campanelli earned in 2019 related to the Transition Compensation payment and the amounts Messrs. Coleman, Coughlin, Maletta and Barry earned related to the Continuity Compensation payments implemented by the Compensation Committee to address shareholder concerns relating to the preservation of management continuity. These payments are further discussed in the CD&A section above.

(2)

The amounts shown in these columns represent the grant date fair value of the awards granted in 2019, 2018 and 2017, determined in accordance with ASC 718. During the periods presented above, equity awards granted included both option awards (in 2018 and 2017) and share awards (in all periods presented), including market-based PSUs measured based on the Company’s TSR (referred to as TSR-based PSUs), performance-based PSUs measured based on the Company’s Adjusted Free Cash Flow performance (referred to as FCF-based PSUs) and RSUs. Option awards are valued using a Black-Scholes valuation model. TSR-based PSUs are valued using a Monte-Carlo variant valuation model that takes into account a variety of potential future share prices for Endo as well as our peer companies in a selected market index. FCF-based PSUs are valued taking into consideration the probability of achieving the specified performance goal. RSUs are valued based on the closing price of Endo’s ordinary shares on the date of grant. Refer to the “Share-Based Compensation” footnotes in our audited financial statements included in the Endo International plc Annual Reports on Form 10-K for 2019, 2018 and 2017 for the assumptions used in valuing and expensing these awards in accordance with ASC 718. Share awards and option awards that have been issued subject to shareholder approval are considered to have been granted in the period in which such approval is received. The determination of the grant-date(s) underlying FCF-based PSUs depends in part on the date(s) on which each of the performance targets with respect to those PSUs are approved. For example, although FCF-based PSUs are generally only released at the end of a three-year vesting period, the number of ordinary shares earned for FCF-based PSUs issued prior to 2019 is determined based on performance during three successive one-year performance periods for which each year’s performance target is generally established during the first quarter of that year. Therefore, a single FCF-based PSU may give rise to multiple grant dates depending, in part, on the dates on which the respective performance targets are approved. The grant dates for the Company’s outstanding FCF-based PSUs are set forth in the following table.

Date FCF-Based PSU Award was Issued	Performance Period(s) Underlying FCF-Based PSU Award	Grant Dates with Respect to the Performance Periods Ending December 31,
		2017	2018	2019	2020	2021	2022
21-Feb 17	Calendar years 2017-2019 (separate one-year periods)	21-Feb 17	01-Mar 18	08-Mar 19
02-Apr 18	Calendar years 2018-2020 (separate one-year periods)		02-Apr 18	08-Mar 19	19-Feb 20
31-Jul 18	Calendar years 2018-2020 (separate one-year periods)		31-Jul 18	08-Mar 19	19-Feb 20
29-Mar 19	Calendar years 2019-2021 (one three-year period)					29-Mar 19
31-Mar 19	Calendar years 2019-2021 (one three-year period)					31-Mar 19
06-Mar 20	Calendar years 2020-2022 (one three-year period)						06-Mar 20

For additional information on the current year amounts included in the Summary Compensation Table, refer to the “2019 Grants of Plan-Based Awards” table below.

(3)

The amounts shown in this column represent cash amounts earned pursuant to the Company’s annual incentive compensation program with respect to 2019, 2018 and 2017 performance. These amounts were approved by the Compensation Committee on February 19, 2020, February 14, 2019 and February 13, 2018, respectively.

(4)	The amounts shown in this column for 2019 include the items summarized in the table that follows:

Name	Perquisites & Other Personal Benefits(a)	Registrant Contributions to Defined Contribution Plans(b)	Life Insurance Premiums(c)	Other(d)	Total
Paul V. Campanelli	$12,866	$8,769	$2,860	$1,583	$26,078
Blaise Coleman	$16,139	$5,562	$—	$—	$21,701
Terrance J. Coughlin	$2,853	$5,794	$—	$—	$8,647
Matthew J. Maletta	$21,952	$11,200	$—	$—	$33,152
Patrick Barry	$5,446	$11,200	$—	$—	$16,646

(a)

Amounts for Messrs. Coleman and Maletta include $11,734 and $16,022, respectively, for financial and/or legal services. Amounts for Messrs. Campanelli, Coleman and Coughlin include $2,476, $3,950 and $2,398, respectively, for costs associated with executive physicals. Amounts for Messrs. Campanelli, Coleman, Coughlin, Maletta and Barry include $10,390, $455, $455, $5,930 and $5,446, respectively, for the incremental cost of spousal travel and attendance, and certain costs related to participant attendance, at certain Endo-sponsored events and meetings where the executives’ attendance was requested by the Company.

(b)	Represents the employer’s matching contribution to the Company’s Savings and Investment Plan (Endo’s 401(k) plan).
(c)	Represents annual premiums paid by the Company for executive term life insurance policies.
(d)	Represents annual premiums paid by the Company for executive long-term disability benefits.

The employment agreements, short-term and long-term incentive compensation program and awards, explanation of amount of salary and bonus in proportion to total compensation and other elements of the Summary Compensation Table are discussed at length in the CD&A section above.

2019 Grants of Plan-Based Awards

The following table summarizes grants of plan-based awards made to the NEOs, including grants made under the Amended and Restated 2015 Stock Incentive Plan, during the year ended December 31, 2019.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards (number of shares of stock or units) (#)(4)	All Other Option Awards (number of securities underlying options) (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock & Option Awards ($)(5)
Name	Grant Date(1)	Action Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Paul V. Campanelli	—	—	$—	$1,140,000	$2,565,000	—	—	—	—	—	$—	$—
	08-Mar 19	21-Feb 17	$—	$—	$—	—	37,909	75,818	—	—	$—	$327,913
	08-Mar 19	13-Feb 18	$—	$—	$—	—	50,000	100,000	—	—	$—	$432,500
	08-Mar 19	31-Jul 18	$—	$—	$—	—	16,137	32,274	—	—	$—	$139,585
	31-Mar 19	31-Mar 19	$—	$—	$—	—	448,318	896,636	—	—	$—	$4,131,251
	31-Mar 19	31-Mar 19	$—	$—	$—	—	—	—	448,318	—	$—	$3,599,994
Blaise Coleman	—	—	$—	$399,750	$899,438	—	—	—	—	—	$—	$—
	08-Mar 19	21-Feb 17	$—	$—	$—	—	5,529	11,058	—	—	$—	$47,826
	08-Mar 19	13-Feb 18	$—	$—	$—	—	9,094	18,188	—	—	$—	$78,663
	29-Mar 19	26-Mar 19	$—	$—	$—	—	89,663	179,326	—	—	$—	$826,243
	29-Mar 19	26-Mar 19	$—	$—	$—	—	—	—	89,663	—	$—	$719,994
Terrance J. Coughlin	—	—	$—	$448,700	$1,009,575	—	—	—	—	—	$—	$—
	08-Mar 19	21-Feb 17	$—	$—	$—	—	9,477	18,954	—	—	$—	$81,976
	08-Mar 19	13-Feb 18	$—	$—	$—	—	11,904	23,808	—	—	$—	$102,970
	29-Mar 19	26-Mar 19	$—	$—	$—	—	108,966	217,932	—	—	$—	$1,004,121
	29-Mar 19	26-Mar 19	$—	$—	$—	—	—	—	108,966	—	$—	$874,997
Matthew J. Maletta	—	—	$—	$360,000	$810,000	—	—	—	—	—	$—	$—
	08-Mar 19	21-Feb 17	$—	$—	$—	—	5,371	10,742	—	—	$—	$46,459
	08-Mar 19	13-Feb 18	$—	$—	$—	—	9,094	18,188	—	—	$—	$78,663
	29-Mar 19	26-Mar 19	$—	$—	$—	—	85,927	171,854	—	—	$—	$791,816
	29-Mar 19	26-Mar 19	$—	$—	$—	—	—	—	85,927	—	$—	$689,994
Patrick Barry	—	—	$—	$239,800	$539,550	—	—	—	—	—	$—	$—
	08-Mar 19	21-Feb 17	$—	$—	$—	—	2,402	4,804	—	—	$—	$20,777
	08-Mar 19	13-Feb 18	$—	$—	$—	—	3,968	7,936	—	—	$—	$34,323
	29-Mar 19	26-Mar 19	$—	$—	$—	—	42,341	84,682	—	—	$—	$390,171
	29-Mar 19	26-Mar 19	$—	$—	$—	—	—	—	42,341	—	$—	$339,998

(1)	The grant date is determined in accordance with ASC 718. The action date is the date on which the Board took action to issue such awards.
(2)

The amounts shown in these columns represent the target and maximum annual incentive compensation program payouts approved by the Compensation Committee for 2019 performance as described under the “Performance-Based Annual Cash Incentive Compensation” heading in the CD&A section above. There is no threshold for this award. The actual non-equity incentive compensation payment for 2019 performance has been made according to the metrics described in the CD&A section above and is shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(3)

The quantities shown in these columns represent the target and maximum quantity of shares that may be released at the end of the vesting period of PSUs deemed to have been granted in accordance with ASC 718 during 2019. There are no thresholds for these awards and the release of any shares assumes achievement of performance objectives, as described under the “Long-Term Incentive Compensation” heading in the CD&A section above. Refer to footnote (2) to the Summary Compensation Table above for additional information on the grant dates and grant date fair values of FCF-based PSUs. The PSUs granted in 2019 were granted according to the metrics described above and are included in the Summary Compensation Table in the column titled “Share Awards.” The PSUs granted on March 8, 2019 represent the portion of the PSUs issued in 2017 and 2018 based on the Company’s 2016 and 2017 LTI compensation payouts, respectively, for which performance targets were approved in 2019.

(4)

The RSUs granted in 2019, which are based on the Company’s 2018 LTI compensation payout, are included in the Summary Compensation Table in the column titled “Share Awards.” Details of the equity-based portion of the Company’s 2019 LTI compensation payout, which were approved by the Compensation Committee in February 2020 based on 2019 performance, are set forth for each of the eligible NEOs in the following table.

Name	Annual Long-Term Equity Incentive Compensation: PSUs (#)(a)	Grant Date Fair Value of Annual Long-Term Equity Incentive Compensation: PSU ($)(b)
Paul V. Campanelli	978,260	$5,189,669
Blaise Coleman	228,260	$1,210,919
Terrance J. Coughlin	298,206	$1,581,983
Matthew J. Maletta	250,000	$1,326,250
Patrick Barry	149,130	$791,135

(a)

These amounts consist entirely of PSUs approved by the Compensation Committee. Of the PSUs, 50% were TSR-based and 50% were FCF-based. This table excludes LTC awards made under the Company’s LTI Program. For additional information, refer to the tabular disclosure in the CD&A section above, under the heading “Individual Compensation Determination.”

(b)

The amounts shown in this column represent the grant date fair value of the awards determined in accordance with ASC 718. Refer to footnote (2) of the Summary Compensation Table for additional details on how the grant dates and grant date fair values are determined.

(5)

The amounts shown in this column represent the grant date fair values of the awards determined in accordance with ASC 718. Refer to footnote (2) of the Summary Compensation Table for additional details.

See the CD&A section above regarding the material terms, determining amounts payable, vesting schedule and other material conditions of these grants, including the summarized performance conditions associated with Endo’s PSU awards included under Executive Compensation Program—Long-Term Incentive Compensation—Performance Share Units.

Outstanding Equity Awards at December 31, 2019

The following table summarizes the number of securities underlying outstanding plan awards for the NEOs at December 31, 2019. Amounts in this table and the related footnotes do not include options and awards for which a grant date has not yet occurred in accordance with ASC 718.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Paul V. Campanelli	647,727	323,863	—	$7.55	10-Aug 27	—	$—	—	$—
	255,102	255,102	—	$13.19	21-Feb 27	—	$—	—	$—
	429,645	—	—	$21.99	26-Sep 26	—	$—	—	$—
	29,907	9,968	—	$50.22	23-Feb 26	—	$—	—	$—
	56,920	—	—	$61.82	28-Sep 25	—	$—	—	$—
	—	—	—	$—	—	1,463,238	$6,862,586	—	$—
	—	—	—	$—	—	—	$—	1,006,449	$5,743,157
Blaise Coleman	173,611	86,805	—	$7.55	10-Aug 27	—	$—	—	$—
	37,202	37,202	—	$13.19	21-Feb 27	—	$—	—	$—
	20,246	—	—	$14.30	16-May 26	—	$—	—	$—
	3,798	1,265	—	$50.22	23-Feb 26	—	$—	—	$—
	—	—	—	$—	—	248,414	$1,165,062	—	$—
	—	—	—	$—	—	—	$—	168,301	$933,686
Terrance J. Coughlin	170,454	85,227	—	$7.55	10-Aug 27	—	$—	—	$—
	63,776	63,775	—	$13.19	21-Feb 27	—	$—	—	$—
	13,051	4,350	—	$50.22	23-Feb 26	—	$—	—	$—
	17,974	—	—	$61.82	28-Sep 25	—	$—	—	$—
	—	—	—	$—	—	309,564	$1,451,855	—	$—
	—	—	—	$—	—	—	$—	225,349	$1,272,094
Matthew J. Maletta	173,611	86,805	—	$7.55	10-Aug 27	—	$—	—	$—
	36,140	36,138	—	$13.19	21-Feb 27	—	$—	—	$—
	14,355	4,785	—	$50.22	23-Feb 26	—	$—	—	$—
	17,394	—	—	$61.22	31-Dec 25	—	$—	—	$—
	13,403	—	—	$86.54	29-Apr 25	—	$—	—	$—
	—	—	—	$—	—	245,405	$1,150,949	—	$—
	—	—	—	$—	—	—	$—	163,617	$909,867
Patrick Barry	56,818	28,409	—	$7.55	10-Aug 27	—	$—	—	$—
	16,156	16,156	—	$13.19	21-Feb 27	—	$—	—	$—
	—	—	—	$—	—	107,260	$503,049	—	$—
	—	—	—	$—	—	—	$—	76,585	$423,656

(1)	The vesting dates of each non-fully vested option grant are listed in the table that follows by expiration date:

Expiration Date	Vesting Date
10-Aug 27	33-1/3% on each of 10-Aug 2018, 19 and 20
21-Feb 27	25% on each of 21-Feb 2018, 19, 20 and 21
23-Feb 26	25% on each of 23-Feb 2017, 18, 19 and 20

(2)	These amounts consist of the following PSUs and RSUs:

Name	Grant Date	Performance Share Units		Restricted Stock Units
		Number of Unearned Shares, Units or Other Rights That Have Not Vested	Vest Date	Number of Shares or Units of Stock That Have Not Vested	Vest Dates (Percentages Refer to Quantity Originally Granted)
Paul V. Campanelli	23-Feb 16	—	—	2,955	25% on each of 23-Feb 2017, 18, 19 and 20
	21-Feb 17	151,629	21-Feb 20	75,815	33-1/3% on each of 21-Feb 2018, 19 and 20
	10-Aug 17	—	—	102,487	33-1/3% on each of 10-Aug 2018, 19 and 20
	01-Mar 18	37,907	21-Feb 20	—	—
	02-Apr 18	200,000	02-Apr 21	600,000	33-1/3% on each of 02-Apr 2019, 20 and 21
	07-Jun 18	—	—	40,013	33-1/3% on each of 10-Aug 2018, 19 and 20
	31-Jul 18	64,549	10-Aug 21	193,650	33-1/3% on each of 10-Aug 2019, 20 and 21
	08-Mar 19	37,909	21-Feb 20	—	—
	08-Mar 19	50,000	02-Apr 21	—	—
	08-Mar 19	16,137	10-Aug 21	—	—
	31-Mar 19	448,318	29-Mar 22	448,318	33-1/3% on each of 29-Mar 2020, 21 and 22
Blaise Coleman	23-Feb 16	—	—	375	25% on each of 23-Feb 2017, 18, 19 and 20
	21-Feb 17	22,112	21-Feb 20	11,056	33-1/3% on each of 21-Feb 2018, 19 and 20
	10-Aug 17	—	—	38,194	33-1/3% on each of 10-Aug 2018, 19 and 20
	01-Mar 18	5,528	21-Feb 20	—	—
	02-Apr 18	36,375	02-Apr 21	109,126	33-1/3% on each of 02-Apr 2019, 20 and 21
	08-Mar 19	5,529	21-Feb 20	—	—
	08-Mar 19	9,094	02-Apr 21	—	—
	29-Mar 19	89,663	29-Mar 22	89,663	33-1/3% on each of 29-Mar 2020, 21 and 22
Terrance J. Coughlin	23-Feb 16	—	—	1,289	25% on each of 23-Feb 2017, 18, 19 and 20
	21-Feb 17	37,907	21-Feb 20	18,953	33-1/3% on each of 21-Feb 2018, 19 and 20
	10-Aug 17	—	—	37,500	33-1/3% on each of 10-Aug 2018, 19 and 20
	01-Mar 18	9,477	21-Feb 20	—	—
	02-Apr 18	47,618	02-Apr 21	142,856	33-1/3% on each of 02-Apr 2019, 20 and 21
	08-Mar 19	9,477	21-Feb 20	—	—
	08-Mar 19	11,904	02-Apr 21	—	—
	29-Mar 19	108,966	29-Mar 22	108,966	33-1/3% on each of 29-Mar 2020, 21 and 22
Matthew J. Maletta	23-Feb 16	—	—	1,418	25% on each of 23-Feb 2017, 18, 19 and 20
	21-Feb 17	21,480	21-Feb 20	10,740	33-1/3% on each of 21-Feb 2018, 19 and 20
	10-Aug 17	—	—	38,194	33-1/3% on each of 10-Aug 2018, 19 and 20
	01-Mar 18	5,370	21-Feb 20	—	—
	02-Apr 18	36,375	02-Apr 21	109,126	33-1/3% on each of 02-Apr 2019, 20 and 21
	08-Mar 19	5,371	21-Feb 20	—	—
	08-Mar 19	9,094	02-Apr 21	—	—
	29-Mar 19	85,927	29-Mar 22	85,927	33-1/3% on each of 29-Mar 2020, 21 and 22
Patrick Barry	21-Feb 17	9,602	21-Feb 20	4,801	33-1/3% on each of 21-Feb 2018, 19 and 20
	10-Aug 17	—	—	12,500	33-1/3% on each of 10-Aug 2018, 19 and 20
	01-Mar 18	2,400	21-Feb 20	—	—
	02-Apr 18	15,872	02-Apr 21	47,618	33-1/3% on each of 02-Apr 2019, 20 and 21
	08-Mar 19	2,402	21-Feb 20	—	—
	08-Mar 19	3,968	02-Apr 21	—	—
	29-Mar 19	42,341	29-Mar 22	42,341	33-1/3% on each of 29-Mar 2020, 21 and 22

(3)	These values were calculated by multiplying the number of unvested RSUs by the closing price of $4.69 per share on December 31, 2019.

(4)

For TSR-based PSUs, these values represent the number of shares that would be earned at target performance levels and were calculated by multiplying the number of unvested units by the closing price of $4.69 per share on December 31, 2019. For FCF-based PSUs, this value was calculated by multiplying the number of unvested units for which a grant date has occurred as of December 31, 2019 by the product of the closing price of $4.69 per share on December 31, 2019 and either: (i) the target payout multiple for incomplete performance periods or (ii) the final approved payout multiple associated with completed performance periods. The actual number of shares earned from PSUs can be between 0% and 200% of the target performance levels and depends on performance in relation to the terms of the PSUs. For additional information of the terms of the Company’s PSUs, refer to the discussion under the heading “Long-Term Incentive Compensation” in the CD&A section above.

Option Exercises and Stock Vested in 2019

The following table summarizes the stock option exercises by the NEOs and share vestings during the year ended December 31, 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Paul V. Campanelli	—	$—	621,937	$3,796,192
Blaise Coleman	—	$—	106,869	$662,925
Terrance J. Coughlin	—	$—	130,386	$872,772
Matthew J. Maletta	—	$—	107,021	$665,615
Patrick Barry	—	$—	49,117	$310,102

(1)

Amounts in this column are generally calculated by multiplying the number of options exercised by the excess of the market price of the underlying securities at exercise over the exercise price of the options.

(2)	Amounts in this column were calculated by multiplying the number of shares issued in respect of awards vested by the market price of the underlying securities at vesting.

Potential Payments Upon Termination or Change in Control

The following table shows the potential payments to the NEOs upon termination or change of control (COC) as if such event(s) took place on December 31, 2019. The amounts reflected in this table were determined using each NEO’s then-existing employment agreement, individual award agreements and the respective equity plan(s) to which each award relates, the Transition Compensation arrangement for Mr. Campanelli and Continuity Compensation arrangements for the remaining NEOs. The equity award acceleration amounts in the table that follows were calculated using the closing price of our ordinary shares on December 31, 2019 of $4.69.

Name	Cash Separation Payment ($)(1)	Health and Welfare and Life Insurance Benefits ($)(2)	Disability Insurance Benefits ($)(3)	Acceleration of Equity Awards (in the money value at December 31, 2019) ($)(4)	Value of Term Life Insurance ($)(5)
Termination for Cause, Resignation or Retirement
Paul V. Campanelli	$—	$365,486	$—	$—	$—
Blaise Coleman	$—	$—	$—	$—	$—
Terrance J. Coughlin	$—	$—	$—	$—	$—
Matthew J. Maletta	$—	$—	$—	$—	$—
Patrick Barry	$—	$—	$—	$—	$—
Death
Paul V. Campanelli	$2,010,960	$166,808	$—	$11,938,470	$2,000,000
Blaise Coleman	$640,106	$28,693	$—	$1,998,847	$1,000,000
Terrance J. Coughlin	$682,671	$28,693	$—	$2,535,424	$1,000,000
Matthew J. Maletta	$568,360	$25,069	$—	$1,964,990	$1,000,000
Patrick Barry	$397,005	$28,693	$—	$881,799	$872,000
Disability
Paul V. Campanelli	$2,010,960	$365,486	$1,540,000	$—	$—
Blaise Coleman	$640,106	$78,271	$870,000	$—	$—
Terrance J. Coughlin	$682,671	$49,731	$862,000	$—	$—
Matthew J. Maletta	$568,360	$71,581	$840,000	$—	$—
Patrick Barry	$397,005	$44,646	$452,000	$—	$—
Change of Control
Paul V. Campanelli	$—	$—	$—	$—	$—
Blaise Coleman	$—	$—	$—	$—	$—
Terrance J. Coughlin	$—	$—	$—	$—	$—
Matthew J. Maletta	$—	$—	$—	$—	$—
Patrick Barry	$—	$—	$—	$—	$—
Termination Without Cause or Quit for Good Reason
Paul V. Campanelli	$4,375,000	$365,486	$—	$2,833,138	$—
Blaise Coleman	$3,294,606	$78,271	$—	$432,080	$—
Terrance J. Coughlin	$3,487,071	$49,731	$—	$583,890	$—
Matthew J. Maletta	$3,113,360	$71,581	$—	$424,870	$—
Patrick Barry	$2,373,605	$44,646	$—	$192,789	$—
Termination Without Cause or Quit for Good Reason Within 24 Months After Change of Control
Paul V. Campanelli	$12,655,960	$365,486	$—	$11,938,470	$—
Blaise Coleman	$3,294,606	$78,271	$—	$1,998,847	$—
Terrance J. Coughlin	$3,487,071	$49,731	$—	$2,535,424	$—
Matthew J. Maletta	$3,113,360	$71,581	$—	$1,964,990	$—
Patrick Barry	$2,373,605	$44,646	$—	$881,799	$—

(1)

Upon termination for death or Disability (as defined in the applicable employment agreement), the Cash Separation Payment includes each NEO’s pro-rated bonus for the year of termination (based on actual results). The following treatment would apply to all NEOs, other than Mr. Campanelli, in the event of a Termination Without Cause or a Quit for Good Reason or a Termination Without Cause or a Quit for Good Reason Within 24 Months After COC (as each such term is defined in the applicable employment agreement): subject to the respective NEO executing and not revoking a release of claims, the Cash Separation Payment includes an amount equal to two times the sum of the NEO’s current base salary plus target annual cash incentive compensation, payable in a lump-sum, plus the respective NEO’s pro-rated bonus for the year of termination (based on actual results), plus the unvested portion of the 2019 Continuity Compensation arrangements. In the event of a Termination Without Cause or a Quit for Good Reason, Mr. Campanelli would receive the unvested portion of his 2019 Transition Compensation as well as his current salary and 2020 target bonus of 150% of salary through December 31, 2020, in accordance with the Company’s normal payroll practices. In the event of a Termination Without Cause or a Quit for Good Reason Within 24 Months After COC, Mr. Campanelli would receive: (i) the same Cash Separation Payment as the other NEOs except that Mr. Campanelli would receive three times his current base salary plus target annual cash incentive compensation, payable in a lump-sum; plus (ii) the unvested portion of his 2019 Transition Compensation as well as his current salary and 2020 target bonus of 150% of salary through December 31, 2020, in accordance with the Company’s normal payroll practices. In addition to the Cash Separation Payment reported in the table above, all NEOs would receive any earned or accrued but unpaid compensation as of their respective termination dates.

(2)

In certain termination scenarios, subject to the respective NEO executing and not revoking a release of claims, the NEOs are eligible for continuation of health and welfare benefits (including medical, dental and vision) and life insurance benefits. Additional information is set forth below:

(a)	Upon Voluntary Resignation—The benefits described above would continue for Mr. Campanelli and any eligible dependents until his 70th birth date.
(b)

Upon Death—The benefits described above would continue: (i) for Mr. Campanelli’s eligible dependents, until his 70th birth date and (ii) for each of the other NEOs’ eligible dependents, for 24 months subsequent to the respective NEO’s termination date.

(c)

Upon Disability, a Termination Without Cause or a Quit for Good Reason or a Termination Without Cause or a Quit for Good Reason Within 24 Months After COC—The benefits described above would continue: (i) for Mr. Campanelli and his eligible dependents, until his 70th birth date and (ii) for each of the other NEOs and their eligible dependents, for 24 months subsequent to the respective NEO’s termination date.

(3)

Upon Disability of any of the NEOs, disability insurance benefits would be paid to the NEO equal to the excess of 24 months’ base salary over his respective disability benefits. As of December 31, 2019, the disability insurance benefit for each NEO other than Mr. Coughlin and Mr. Barry totaled $15,000 per month. For Mr. Coughlin and Mr. Barry, the disability insurance benefit totaled $17,500 per month. The amount represented in the table above is the difference between each NEO’s monthly base salary and his respective monthly disability insurance benefit over a 24-month period.

(4)	The provisions governing acceleration of equity awards are discussed separately for each scenario below, as follows:
(a)	Upon Termination for Cause or Voluntary Resignation—all unvested equity held by our NEOs is forfeited and no amounts have been included under this scenario.
(b)

Upon Retirement—For retirement eligible NEOs, upon retirement, none of their respective outstanding and unvested equity awards would accelerate; rather, their unvested equity awards would continue to vest in accordance with the applicable terms. As of December 31, 2019, only Mr. Campanelli was eligible for retirement.

(c)

Upon Death—each of the NEO’s outstanding and unvested stock options and RSUs would accelerate and become immediately vested and, if applicable, exercisable. Each of the NEO’s outstanding and unvested PSUs would accelerate and become immediately vested and deemed to be earned at target performance levels, except for any portion of FCF-based PSUs relating to annual performance periods completed as of December 31, 2019, which would accelerate and become immediately vested and deemed to be earned at actual performance levels.

(d)

Upon Disability—for each NEO, none of their respective outstanding and unvested equity awards would accelerate; rather, their unvested equity awards would continue to vest in accordance with the applicable terms.

(e)

Upon a COC—for each NEO, outstanding and unvested stock options, PSUs and RSUs would not accelerate upon a COC without termination as these awards require a “double trigger” in order for such awards to accelerate and become immediately vested and, if applicable, exercisable. Generally, with respect to each outstanding equity award that is not assumed or substituted in connection with a COC, (i) such equity award would become fully vested and, if applicable, exercisable, (ii) the restrictions and conditions applicable to any such equity award would lapse and (iii) PSUs would be settled based on the greater of actual performance and target performance.

(f)

Upon a Termination Without Cause or a Quit for Good Reason—for all NEOs, the 2020 portion of the 2018 outstanding FCF-based PSUs, for which the annual FCF goal has not been established as of December 31, 2019, would be forfeited. All other PSUs would accelerate and become immediately vested on a pro-rated basis for service actually completed during the performance period based upon actual performance levels. For purposes of the values represented in the table above, target performance has been assumed on a pro-rata basis except for the portion of FCF-based PSUs relating to annual performance periods completed as of December 31, 2019, for which actual performance has been assumed.

(g)

Upon a Termination Without Cause or a Quit for Good Reason Within 24 Months After COC—for all NEOs, all outstanding and unvested stock options and RSUs would accelerate and become immediately vested, and if applicable, exercisable. For all NEOs, any unvested and outstanding PSUs, to the extent assumed or substituted, would accelerate and become immediately vested based on the greater of actual performance levels or target performance levels for PSUs. For purposes of the values represented in the table above, target performance has been assumed except for the portion of FCF-based PSUs relating to annual performance periods completed as of December 31, 2019, for which actual performance has been assumed.

(5)

Each of our NEOs is covered by term life insurance policies, the premiums for which are reimbursed by the Company. To the extent such premiums for these term life insurance policies are required to be included in the Summary Compensation Table, they are listed above in the “All Other Compensation” table. The amounts included above represent the death benefits that would be received from the insurance provider under these life insurance policies.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the following information is being provided, summarizing the relationship of the annual total compensation of Endo employees and the annual total compensation of our President and Chief Executive Officer, Mr. Campanelli, for 2019:

◾

the annual total compensation of the employee identified as the median employee of our Company (other than our President and Chief Executive Officer) was $88,785, calculated in accordance with the rules applicable to the Summary Compensation Table; and

◾	the annual total compensation of the President and Chief Executive Officer as reported in the Summary Compensation Table was $13,118,281.

Based on this information, the CEO Pay Ratio of the annual total compensation of Mr. Campanelli to the annual total compensation of the employee identified as the median employee is approximately 148 to 1 for 2019.

For the purpose of identifying Endo’s median employee annual total compensation, as permitted by SEC rules and regulations, we considered the Company’s U.S. and India employee populations, consisting of 2,986 total employees as of December 31, 2019 (1,955 and 1,031, respectively, in each jurisdiction including full- and part-time, seasonal and temporary employees, including employees on a leave of absence as of December 31, 2019). We excluded from this calculation 156 employees in the aggregate employed by us in the following non-U.S. jurisdictions: Ireland/UK (total of 66 employees), Luxembourg (total of two employees) and Canada (total of 88 employees). The de minimis number of excluded non-U.S. employees, in the aggregate, represents less than 5% of our total employee population.

The compensation measure consistently applied to this population of employees included the sum of base salary, overtime, paid time off, annual bonus, other bonuses and long-term incentive compensation, as applicable for the period from January 1, 2019 through December 31, 2019. We converted the aggregate value of each India-based employee’s compensation to U.S. dollars using the conversion rates in effect as of December 31, 2019.

This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.

Proposal 3: Approval of the Endo International plc Amended and Restated 2015 Stock Incentive Plan

Summary

On June 11, 2019, shareholders approved an amendment and restatement of the Endo International plc 2015 Stock Incentive Plan (the Plan) that increased the authorized number of shares of Company stock that may be issued with respect to awards under the Plan, provided that those shares may be used for any type of award issuable under the Plan. On April 28, 2020, our Board of Directors approved, subject to shareholder approval at the Annual Meeting, an amendment and restatement of the Plan that increases the authorized number of shares of Company stock that may be issued with respect to awards under the Plan by seven million (7,000,000) shares. While we anticipate that the share increase amounts supported by third party advisory firms’ share dilution formulas will support a request for approximately twelve million new shares, Endo’s Board is cognizant of keeping dilution to a minimum and authorized a request for a lower number of new shares based on shareholder feedback received during the Company’s 2019 shareholder engagement process. This proposal for a lower number of new shares is intended to complement the actions described in the CD&A that were taken by the Compensation Committee in 2019 and 2020 to minimize underlying dilution levels during periods when Endo shares are trading at a significantly reduced share price. The Plan, as proposed, restates the terms and conditions of the current Plan. A summary of the material provisions of the Plan is set forth below.

Long-term equity awards are a key element of our compensation programs and accomplish the following objectives:

◾	Align the interest of key employees with those of our shareholders through increased employee ownership of the Company;
◾	Attract, motivate and retain key employees who will contribute to our long-term financial success;
◾	Provide incentive compensation opportunities in a highly competitive industry to encourage top talent to remain dedicated to our long-term objectives; and
◾	Attract and retain members of our Board that are highly competent individuals whose judgment, initiative, leadership and continued efforts add value to the Company.

In the context of a challenging and competitive external environment, it is critical that we maintain the ability to attract and motivate key individuals who are essential to the long-term success of the Company. This proposal will allow the Plan to maintain a sufficient number of shares to help achieve our goals and enable us to continue making long-term equity awards to employees to incentivize them to support the Company’s strategic objectives. If the shareholders do not approve the Plan, as amended and restated in 2020, then the terms, conditions and current share reserve of the current Plan will continue in effect, but we will not have a sufficient number of shares available to accomplish the objectives of the Plan.

In determining the number of shares of Company stock to reserve under the Plan, our management and the Compensation Committee, in consultation with our compensation consultant, evaluated the dilution, historic share usage, burn rate and the existing terms of outstanding equity awards. We believe the increased dilution resulting from the approval of the Plan, as amended and restated in 2020, remains consistent with shareholder interests. For additional information on our dilution, historic share usage and burn rate, see the section entitled “Dilution and Historical Share Usage” below.

Vote Required

A majority of the votes cast at the Annual Meeting will be required to approve the Plan.

The Compensation Committee and the Board of Directors recommend a vote FOR the approval of the Endo International plc Amended and Restated 2015 Stock Incentive Plan.

Dilution and Historical Share Usage

Dilution

Subject to shareholder approval of the Plan, as amended and restated in 2020, an estimated 11,913,397 shares of Company stock will be reserved for issuance under the Plan (comprised of 7,000,000 new shares available for awards under the Plan and 4,913,397 shares available for future awards under the Plan as of April 13, 2020, all of which may be used for any type of award issuable under the Plan), which represents approximately 5.2% of our issued and outstanding shares. The Board believes that this number of shares constitutes reasonable potential equity dilution and provides a significant incentive for employees to increase the value of the Company for all shareholders. The closing trading price of each share of Company stock as of the record date was $3.79.

As of April 13, 2020, Endo had:

◾	4,913,397 shares remaining available for future awards under the current Plan (no shares remain available for future awards under any other plan).
◾	18,588,994 shares of Company stock underlying outstanding awards, comprised of:
◾	7,107,642 stock options outstanding (vested and unvested), with a weighted average exercise price of $18.46 and a weighted average remaining contractual term of 6.1 years.
◾	11,481,352 shares of full value awards outstanding, consisting of 5,992,205 shares of unvested RSUs and 5,489,147 unvested and unearned performance-contingent awards.
◾	229,704,690 shares of Company stock outstanding.

The new shares available under the Plan, as amended and restated in 2020, would represent an additional potential equity dilution of approximately 3%. Including the shares under the Plan, as amended and restated in 2020, the potential equity dilution from all equity incentive awards outstanding and available for grant under all of our equity plans would result in a maximum potential equity dilution of approximately 13.3%. The following summarizes current and proposed share reserves and resulting dilution levels as of April 13, 2020:

		# Shares	Dilution
A.	Shares Available for Grant Under the Current Plan	4,913,397	2.1%
B.	New Shares Available for Grant Under the Proposed Plan	7,000,000	3.0%
C.	Total Shares Available for Grant Under the Proposed Plan (A+B)	11,913,397	5.2%
D.	Current Shares Outstanding	18,588,994	8.1%
E.	Total Shares Authorized Under the Proposed Plan (C+D)	30,502,391	13.3%

The shares reserved for issuance under the Plan may be authorized but unissued Company stock or authorized and issued Company stock held in the Company’s treasury. If any shares subject to an award are forfeited, cancelled, exchanged or surrendered, or if an award terminates or expires without a distribution of shares to the participant, the shares of Company stock with respect to such award will, to the extent of any such forfeiture, cancellation, exchange, surrender, withholding, termination or expiration, again be available for awards under the Plan, except that any shares of Company stock surrendered or withheld as payment of either the exercise price of an award and/or withholding taxes in respect of an award will not again be available for awards under the Plan.

The quantity of shares available for issuance under the Plan is required to provide the Company with the ability to support our pay-for-performance compensation philosophy by offering the appropriate level of incentives and equity ownership stake to effectively attract, motivate and retain highly-talented individuals, while supporting our strategic growth objectives focused on the creation of shareholder value. As demonstrated by the Company’s responsible use of equity over the past several years and good corporate governance practices associated with equity and executive compensation practices in general, the stock reserved under the Plan will allow the Company to remain focused on business continuity and strategic growth priorities, while managing program costs and share utilization levels within acceptable industry standards.

Share Usage

In determining the number of shares to reserve under the Plan, we evaluated the dilution and historic share usage (as described above), adjusted burn rate and the existing terms of outstanding awards under our equity plans. The annual share usage under our equity plans for the last three fiscal years was as follows:

		2019 Fiscal Year	2018 Fiscal Year	2017 Fiscal Year	Average
A.	Total Shares Granted During Fiscal Year(1)	10,031,543	13,870,879	11,541,391	11,814,604
B.	Basic Weighted Average Common stock Outstanding	226,050,000	223,960,000	223,198,000	224,402,667
C.	Adjusted Burn Rate (A/B)	4.44%	6.19%	5.17%	5.27%

(1)

This number represents the number of full value awards (PSUs and RSUs) granted for each year, multiplied by a factor of 1.5 based on the volatility in the Company’s share price over the preceding three years, plus the number of options granted for each year. These adjusted grant quantities are used in calculating the Adjusted Burn Rate.

Description of Material Features of the Plan

Terms and Provisions

The material terms and provisions of the Plan, assuming this proposal is approved, are summarized below. This description is not intended to be complete and is qualified in its entirety by reference to the Plan, a copy of which is attached as Annex 1 to this Proxy Statement.

Administration

The Plan is administered by the Compensation Committee, which was appointed by our Board of Directors. The Compensation Committee has the authority, in its sole discretion, subject to and not inconsistent with the express terms and provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or as necessary or advisable. The Compensation Committee may delegate all or any part of its authority under the Plan to an employee, employees or committee of employees. All decisions, determinations and interpretations of the Compensation Committee are final and binding, and no member of the Compensation Committee will be liable for any action taken or determination made in good faith with respect to the Plan or any award.

Eligibility

Awards pursuant to the Plan may be granted to the following classes of persons: (i) employees of the Company, including officers and directors who are employees, (ii) non-employee directors and (iii) consultants of the Company. Incentive stock options (ISOs) may only be granted to Company employees (including officers and directors who are also employees). As of April 13, 2020, we had seven non-employee directors, each of whom are currently eligible to participate in the Plan. As of April 13, 2020, we had approximately 3,160 employees (which includes all of the full-time and part-time employees of the Company and its subsidiaries and approximately seven officers of the Company and its subsidiaries), all of whom are eligible to participate in the Plan, although awards will typically be limited to approximately 550 employees of the Company. While consultants are eligible to participate in the Plan, historically, the Company has infrequently granted awards under the Plan to these individuals.

Shares Available

The number of shares of Company stock reserved for issuance under the Plan, as amended and restated in 2020, will be 7,000,000 plus the number of shares reserved but unissued under the Plan as of the date the Plan, as amended and restated in 2020, is approved by shareholders, or that become available for reuse in accordance with the terms of the Plan following the date the Plan, as amended and restated in 2020, is approved by shareholders, subject to adjustment for a change in capitalization. The shares may be authorized but unissued Company stock or authorized and issued Company stock held in the Company’s treasury. If any shares subject to an award are forfeited, cancelled, exchanged or surrendered or if an award terminates or expires without a distribution of shares to the participant, the shares of stock with respect to such award will, to the extent of any such forfeiture, cancellation, exchange, surrender, withholding, termination or expiration, again be available for awards under the Plan except that any shares of Company stock surrendered or withheld as payment of either the exercise price of an award and/or withholding taxes in respect of an award will not again be available for awards under the Plan. The shares available under the Plan, as amended and restated in 2020, may be used to grant any type of award issuable under the Plan.

Section 162(m) Limitations

The Plan contains individual award limitations and performance goals in order to allow certain “Grandfathered Awards” granted under the Plan to qualify as “performance-based compensation” under Section 162(m) of the Code. “Grandfathered Awards” means remuneration which the Company intended to qualify as “performance-based compensation” under Section 162(m) of the Code and which is provided pursuant to a written binding contract that was in effect on November 2, 2017, and that was not modified in any material respect on or after such date, within the meaning of Section 13601(e)(2) of P.L. 115-97 (the Tax Cuts and Jobs Act) as may be amended from time to time (including any regulations or further guidance). The Plan contains the following limitations for Grandfathered Awards. The total number of shares of Company stock subject to stock-based awards intended to qualify as Grandfathered Awards granted to any one participant during any tax year of the Company may not exceed one million five hundred thousand (1,500,000) shares (based on highest levels of performance resulting in maximum payout), subject to adjustment for certain transactions. With respect to cash-based awards intended to qualify as Grandfathered Awards, (i) the maximum value of the aggregate payment that any participant may receive with respect to any such cash-based award that is an annual incentive award is $5,000,000, (ii) the maximum value of the aggregate payment that any participant may receive with respect to any such award that is an other cash-based award that is a long-term incentive award is the amount set forth in clause (i) above multiplied by a fraction, the numerator of which is the number of months in the performance period and the denominator of which is twelve, (iii) the achievement of the awards will be based on the business criteria listed under “Performance Awards” below, and (iv) the additional rules described below will apply.

Director Compensation Limitation

The maximum fair market value of shares of Company stock subject to awards that may be granted to each non-employee director participant in any consecutive twelve-month period is limited to $750,000.

Description of Awards

The Plan provides for the grant of stock options, stock appreciation rights, shares of restricted stock, stock bonus, performance awards or other share-based or cash-based awards. Subject to earlier vesting on certain events, as described below, no award (or portion of an award) granted under the Plan provides for vesting prior to the first anniversary of its date of grant. However, awards that result in the issuance of an aggregate of up to 5% of the shares of Company stock available under the Plan may be granted under the Plan without regard to such minimum vesting provisions. In addition, as described below, awards that are subject to time-based vesting conditions are generally required under the Plan to vest over a three-year period.

Stock Options

Options granted under the Plan may be ISOs meeting the definition of an incentive stock option under Section 422 of the Code or options which do not qualify as ISOs (referred to as nonqualified options). An award will be evidenced by an award agreement that specifies the option price, duration of the option, the number of shares to which the option pertains, termination and transferability rights and other provisions as the Compensation Committee may determine to be appropriate. The option price for each grant will be at least equal to the fair market value of the shares subject to the option on the grant date of the option. The date on which the Compensation Committee adopts a resolution granting an option will be considered the grant date of the option, unless such resolution specifies a later date. No option may be exercised later than the tenth anniversary date of its grant. Notwithstanding the foregoing, if the vesting condition for any option (other than options excluded from the minimum vesting requirement) relates exclusively to the passage of time and continued employment, such time period will not be less than 36 months, with no more than 33 1/3% of the award vesting every 12 months from the date of the award (subject to earlier vesting on certain events described below). If the vesting condition for any award relates to the attainment of specified performance goals, such award will vest over a performance period of not less than one year (subject to earlier vesting on certain events described below).

Stock Appreciation Rights (SARs)

The Compensation Committee may grant SARs under the Plan, either in tandem with stock options or freestanding and unrelated to options. Tandem SARs may be exercised only when the related option is exercisable. Freestanding SARs may be exercised upon such terms and conditions established by the Compensation Committee. Each SAR will be evidenced by an award agreement that will specify the grant price, the term of the SAR and other provisions as the Compensation Committee or board may determine to be appropriate. In no event will the appreciation base of the ordinary shares subject to the SAR be less than the fair market value of the shares on the date of grant. The term of the SAR may not exceed ten (10) years. Notwithstanding the foregoing, if the vesting condition for any SAR (other than SARs excluded from the minimum vesting requirement) relates exclusively to the passage of time and continued employment, such time period will not be less than 36 months, with no more than 33 1/3% of the award vesting every 12 months from the date of the award (subject to earlier vesting on certain events described below). If the vesting condition for any award relates to the attainment of specified performance goals, such award will vest over a performance period of not less than one year (subject to earlier vesting on certain events described below). Upon exercise of a SAR, a participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the fair market value of a share on the exercise date and the appreciation base of the SAR, by (ii) the number of shares with respect to which the SAR is exercised.

Restricted Stock and Bonus Stock

The Compensation Committee may grant restricted stock awards, alone or in tandem with other awards under the Plan, subject to such restrictions, terms and conditions as the Compensation Committee may determine in its sole discretion and as may be evidenced by the applicable agreements. The vesting of a restricted stock award granted under the Plan may be conditioned upon the completion of a specified period of employment or service with the Company or any subsidiary, upon the attainment of specified performance goals and/or upon such other criteria as the Compensation Committee may determine in its sole discretion. Notwithstanding the foregoing, if the vesting condition for any award that is settled in Company stock, such as restricted stock awards (full value awards) (other than full value awards excluded from the minimum vesting requirement) relates exclusively to the passage of time and continued employment, such time period will not be less than 36 months, with no more than 33 1/3% of the award vesting every 12 months from the date of the award (subject to earlier vesting on certain events described below). If the vesting condition for any full value award (including award of restricted stock) relates to the attainment of specified performance goals, such full value award will vest over a performance period of not less than one year (subject to earlier vesting on certain events described below). Each agreement with respect to a restricted stock award will set forth the amount (if any) to be paid by the participant with respect to the award and when and under what circumstances such payment is required to be made. The Compensation Committee may grant stock bonus awards, alone or in tandem with other awards under the Plan, subject to such terms and conditions as the Compensation Committee may determine in its sole discretion and as may be evidenced by the applicable agreement.

Performance Awards

The Compensation Committee may grant performance awards, alone or in tandem with other awards under the Plan, to acquire shares of Company stock in such amounts and subject to such terms and conditions as the Compensation Committee may, from time to time in its sole discretion, determine, subject to the terms of the Plan. To the extent necessary to satisfy the short-term deferral exception to Section 409A of the Code, unless the Compensation Committee will determine otherwise, the Performance Awards will provide that payment will be made within 2 1/2 months after the end of the year in which the Participant has a legally binding vested right to such award. No dividends or dividend equivalents will be paid in respect of unvested performance awards. In the event that the Compensation Committee grants a performance award or other award (other than a nonqualified option or incentive stock option) that is intended to constitute a Grandfathered Award, payments under the award will be made solely on account of the attainment of one or more objective performance goals and the performance goals must be established in writing by the Compensation Committee not later than 90 days after the commencement of the period of service to which the award relates (but in no event after 25 percent of the period of service has elapsed). The performance goal(s) to which the Grandfathered Award relates may be based on one or more of the business criteria set forth in the Plan, which include: stock appreciation; net revenues; return on total shareholders’ equity; earnings per ordinary share; net income; return on assets, return on investment, return on capital or return on equity; earnings from continuing operations; levels of expense, cost or liability; earnings before all or any interest, taxes, depreciation and/or amortization; inventory goals; market share; cost reduction goals; business development goals; customer satisfaction goals; employee satisfaction or employee engagement goals; identification or consummation of investment opportunities or completion of specified projects; entry into new markets; meeting specified market penetration or value added goals; development of new technologies; or cash flow.

Other Stock- or Cash-Based Awards

The Compensation Committee is authorized to grant other stock-based awards or other cash-based awards, as deemed by the Compensation Committee to be consistent with the purposes of the Plan. To the extent necessary to satisfy the short-term deferral exception to Section 409A of the Code, unless the Compensation Committee will determine otherwise, the awards will provide that payment will be made within 2 1/2 months after the end of the year in which the participant has a legally binding vested right to such award. The Compensation Committee may establish such rules applicable to the other stock- or cash-based awards to the extent not inconsistent with Section 162(m) of the Code with respect to Grandfathered Awards.

Termination of Service

Unless the applicable award agreement provides otherwise or the Compensation Committee in its sole discretion determines otherwise, the Plan generally provides for the treatment of outstanding awards in the event of a termination of a participant’s service with or without cause (as such term is defined in the Plan), for good reason (or any like term as defined under a participant’s employment agreement), or as a result of voluntary retirement, death or disability.

Effect of Change in Control

Unless the applicable award agreement provides otherwise, in the event of a Change in Control (as such term is defined in the Plan), and in accordance with the requirements of Section 409A of the Code:

◾

For any award that is assumed in connection with a Change in Control, in the event of a termination of a participant’s service by the Company without cause, during the 24-month period following the Change in Control, at the time of termination, all awards held by the participant will vest, and any performance conditions imposed on the awards will be deemed to be achieved at target levels.

◾

For any award that is not assumed in connection with a Change in Control, immediately upon the occurrence of the Change in Control, all awards held by the participant will become fully vested and any performance conditions imposed on the awards will be deemed to be achieved at target levels.

◾

An award will be considered assumed if, following the Change in Control, the award remains subject to the same terms and conditions that were applicable to the award immediately prior to the Change in Control except that, if the award related to shares of Company stock, the award instead confers the right to receive ordinary shares of the acquiring entity.

◾

In the event of a Change in Control, except as would otherwise result in adverse tax consequences under Section 409A of the Code, the Company may provide that each award will, immediately upon the occurrence of a Change in Control, be cancelled in exchange for a payment in cash or securities in an amount equal to (x) the excess of the consideration paid per share of Company stock in the Change in Control over the exercise price (if any) per share of Company stock subject to the award multiplied by (y) the number of shares granted under the award.

Amendment or Termination of the Plan

Subject to certain limitations, the Board or the Compensation Committee may, at any time, suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, neither the Board, the Compensation Committee nor their respective delegates will have the authority to (a) re-price (or cancel and re-grant) any option or, if applicable, either award at a lower exercise, base or purchase price, or (b) cancel underwater options or stock appreciation rights in exchange for cash (at any time when the fair market value as defined in the Plan of the Company stock is less than the exercise price of the option or stock appreciation right) without first obtaining the approval of the Company’s shareholders.

Federal Income Tax Consequences of the Endo International plc Amended and Restated 2015 Stock Incentive Plan

The following discussion of certain relevant federal income tax effects applicable to stock options and other stock-based awards granted under the Plan is a summary only, and reference is made to the Code for a complete statement of all relevant federal tax provisions.

Options

With respect to nonqualified options (NSO), the participant will recognize no income upon grant of the option, and, upon exercise, will recognize ordinary income to the extent of the excess of the fair market value of the shares on the date of option exercise over the amount paid by the participant for the shares. Upon a subsequent disposition of the shares received under the option, the participant generally will recognize capital gain or loss to the extent of the difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition.

In general, no taxable income is realized by a participant upon the grant of an ISO. If ordinary shares are issued to a participant (option shares) pursuant to the exercise of an ISO granted under the Plan and the participant does not dispose of the option shares within the two-year period after the date of grant or within one year after the receipt of such option shares by the participant (a disqualifying disposition), then, generally (i) the participant will not realize ordinary income upon exercise and (ii) upon sale of such option shares, any amount realized in excess of the exercise price paid for the option shares will be taxed to such participant as capital gain (or loss). The amount by which the fair market value of ordinary shares on the exercise date of an ISO exceeds the purchase price generally will constitute an item which increases the participant’s “alternative minimum taxable income.”

If option shares acquired upon the exercise of an ISO are disposed of in a disqualifying disposition, the participant generally would include in ordinary income in the year of disposition an amount equal to the excess of the fair market value of the option shares at the time of exercise (or, if less, the amount realized on the disposition of the option shares), over the exercise price paid for the option shares. Subject to certain exceptions, an option generally will not be treated as an ISO if it is exercised more than three months following termination of employment. If an ISO is exercised at a time when it no longer qualifies as an ISO, such option will be treated as an NSO as discussed above.

In general, we will receive an income tax deduction at the same time and in the same amount as the employee recognizes ordinary income.

Payment of Option Price in Shares

If an option is exercised through the use of Company stock previously owned by the participant (subject to applicable law), such exercise generally will not be considered a taxable disposition of the previously owned shares and, thus, no gain or loss will be recognized with respect to such previously owned shares upon such exercise. The amount of any built-in gain on the previously owned shares generally will not be recognized until the new shares acquired on the option exercise are disposed of in a sale or other taxable transaction. However, if the previously owned shares were acquired on the exercise of an incentive stock option and the holding period requirement for those shares was not satisfied at the time they were used to exercise a stock option, such use would constitute a disqualifying disposition of such previously owned shares resulting in the recognition of ordinary income in the amount described above.

SARs

The recipient of a grant of SARs will not realize taxable income and we will not be entitled to a deduction with respect to such grant on the date of such grant. Upon the exercise of an SAR, the recipient will realize ordinary income equal to the amount of cash (including the amount of any taxes withheld) and the fair market value of any shares received at the time of exercise. In general, we will be entitled to a corresponding deduction, equal to the amount of income realized.

Restricted Stock

A participant who receives a grant of restricted stock will not recognize any taxable income at the time of the award, provided the shares are subject to restrictions (that is, they are nontransferable and subject to a substantial risk of forfeiture). A participant’s rights in restricted stock awarded under the Plan are subject to a substantial risk of forfeiture if the rights to full enjoyment of the shares are conditioned, directly or indirectly, upon the future performance of substantial services by the participant. However, the participant may elect under Section 83(b) of the Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award, determined without regard to the restrictions. If the participant does not make a Section 83(b) election within 30 days of receipt of the restricted shares, the fair market value of the shares on the date the restrictions lapse, less any amount paid by the participant for such shares, will be treated as compensation income to the participant and will be taxable in the year the restrictions lapse. We generally will be entitled to a compensation deduction for the amount of compensation income the participant recognizes.

Other Types of Awards

With respect to other awards under the Plan, generally when the participant receives payment with respect to an award, the amount of cash and fair market value of any other property received will be ordinary income to the participant, and the Company generally will be entitled to a tax deduction in the same amount.

New Plan Benefits

Future grants under the Plan will be made at the discretion of the Compensation Committee and, accordingly, are not yet determinable.

Existing Plan Benefits

Pursuant to SEC rules, the following table sets forth the number of shares subject to options granted through April 13, 2020 that count against the maximum share authorization of the current Plan.

Endo International plc Amended and Restated 2015 Stock Incentive Plan
Name and Position	Number of Options
Paul V. Campanelli, Chairman, Chief Executive Officer and President(1)	2,008,234
Blaise Coleman, Executive Vice President and Chief Financial Officer(1)	360,129
Terrance J. Coughlin, Executive Vice President and Chief Operating Officer	418,607
Matthew J. Maletta, Executive Vice President, Chief Legal Officer	382,631
Patrick Barry, Executive Vice President and Chief Commercial Officer, U.S. Branded Business	117,539
Current Executive Group (7 persons)	1,448,987
Current Non-Executive Director Group (7 persons)	2,008,234
Current Non-Executive Officer Employee Group (approximately 3,153 persons)	3,650,421

(1)

Effective in March 2020, Mr. Campanelli retired as President and Chief Executive Officer and Mr. Coleman was appointed as President and Chief Executive Officer. Mr. Campanelli currently serves as Chairman of Endo’s Board and, for the purposes of this table, is included in the current non-executive director group.

Equity Compensation Plan Information

The following information relates to plans in effect as of December 31, 2019 under which equity securities of Endo may be issued to employees and directors.

	Column A	Column B	Column C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column A)(2)
Equity compensation plans approved by security holders	20,639,884	$18.93	7,675,680
Equity compensation plans not approved by security holders	—	—	—
Total	20,639,884	$18.93	7,675,680

(1)	Excludes shares of PSUs, RSUs and LTCI awards which will be settled in the Company’s ordinary shares.
(2)	Reflects shares available for future grants under the current Plan as of December 31, 2019. As of April 13, 2020, 4,913,397 shares remain available for future awards under the current Plan.

Registration with the SEC

We intend to file with the SEC a registration statement on Form S-8 covering the Company stock reserved for issuance under the Plan.

Proposal 4: Renewal of the Board’s Existing Authority to Issue Shares under Irish Law

Summary

Under Irish law, directors of an Irish public limited company must have authority from its shareholders to issue any shares, including shares which are part of the company’s authorized but unissued share capital. The Company’s current authorization, approved by shareholders at our 2019 Annual Meeting, is to issue up to 33% of the aggregate nominal value of the issued ordinary share capital of the Company as of April 12, 2019, which authority will expire on December 11, 2020, unless previously renewed, varied or revoked. We are presenting this proposal to renew the Board’s existing authority to issue authorized but unissued shares on the terms set forth below, which are in line with customary practice in Ireland. If this proposal is not approved, the Company will have a limited ability to issue new ordinary shares after December 11, 2020.

It is customary practice in Ireland to seek shareholder authority to issue an aggregate number of shares up to 33% of the company’s issued share capital and for such authority to be limited to a period of 12 to 18 months. Therefore, in accordance with that customary practice in Ireland, we are seeking approval to issue up to a maximum of 33% of our issued ordinary capital as of April 13, 2020 (the latest practicable date before this proxy statement), for a period expiring on the date which is 18 months from the Annual Meeting, unless otherwise varied, revoked or renewed. The Board expects to propose a renewal of this authorization on a regular basis at our annual general meetings in future years.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. This authority is fundamental to our business and enables us to issue shares, including, if applicable, in connection with funding acquisitions and raising capital. We are not asking you to approve an increase in our authorized share capital or to approve a specific issuance of shares. Instead, approval of this proposal will only grant the Board the authority to issue shares that are already authorized under the Articles of Association pursuant to the terms set forth below. In addition, because we are a Nasdaq-listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of Nasdaq and the SEC, including those rules that limit our ability to issue shares in specified circumstances without obtaining shareholder approval. This authorization is required as a matter of Irish law and is not otherwise required for other companies listed on Nasdaq. Accordingly, approval of this resolution would merely place us on equal footing with other Nasdaq-listed companies.

The text of the resolution in respect of Proposal 4 (which is proposed as an ordinary resolution) is as follows:

RESOLVED, that the directors be and they are, with effect from the passing of this resolution, hereby generally and unconditionally authorized pursuant to section 1021 of the Companies Act 2014 to exercise all the powers of the Company to allot relevant securities (within the meaning of the said section 1021 of the Companies Act 2014) up to an aggregate nominal amount of approximately $7,580 (being equivalent to approximately 33% of the aggregate nominal value of the issued ordinary share capital of the Company as of April 13, 2020 (the latest practicable date before this Proxy Statement)). The authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked by the Company; provided that the Company may before such expiry make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the directors may allot relevant securities in pursuance of such an offer or agreement as if the authority conferred by this resolution had not expired.

Vote Required

A majority of the votes cast at the Annual Meeting will be required to renew the authorization of the Board to issue shares.

The Board of Directors recommends a vote FOR the renewal of its existing authority to issue shares under Irish law.

Proposal 5: Renewal of the Board’s Existing Authority to Opt-Out of Statutory Pre-Emption Rights under Irish Law

Summary

Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash to new shareholders, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as the pre-emption right). At the 2019 Annual Meeting, our shareholders granted the Board authority to opt out of pre-emption rights with such authority to expire on December 11, 2020, unless previously renewed, varied or revoked. We are therefore proposing to renew the Board’s authority to opt-out of the pre-emption right on the terms set forth below.

It is customary practice in Ireland to seek shareholder authority to opt-out of the pre-emption rights provision in the event of the issuance of shares for cash if the issuance is limited to up to 10% of a company’s issued ordinary share capital and provided that the authority granted in respect of 5% of such issued share capital is used only for the purposes of an acquisition or a specified capital investment. It is also customary practice for such authority to be limited to a period of 12 to 18 months.

Therefore, in accordance with customary practice in Ireland, we are seeking this authority, pursuant to a special resolution, to authorize the directors to issue shares for cash without applying statutory pre-emption rights, up to a maximum of approximately 10% of the Company’s issued share capital as of April 13, 2020 (the latest practicable date before this proxy statement), provided that the authority granted in respect of 5% of such issued share capital is used for the purposes of an acquisition or a specified capital investment. The proposed authority is for a period expiring on the date which is 18 months from our Annual Meeting, unless otherwise varied, renewed or revoked. The Board expects to propose a renewal of this authorization on a regular basis at our annual general meetings in future years.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. Similar to the authorization sought for Proposal 4, this authority is fundamental to our business and, if applicable, will facilitate our ability to fund acquisitions and otherwise raise capital. We are not asking you to approve an increase in our authorized share capital. Instead, approval of this proposal will only grant the Board the authority to issue shares in the manner already permitted under the Articles of Association upon the terms below. Without this authorization, in each case where we issue shares for cash after December 11, 2020, we would first have to offer those shares on the same or more favorable terms to all of our existing shareholders, which could cause delays in the completion of acquisitions and the raising of capital for our business. This authorization is required as a matter of Irish law and is not otherwise required for other companies listed on Nasdaq. Accordingly, approval of this resolution would merely place us on equal footing with other Nasdaq-listed companies.

The text of the resolution in respect of Proposal 5 (which is proposed as a special resolution, as required under Irish law) is as follows:

RESOLVED, that, subject to and conditional on the passing of the resolution in respect of Proposal 4 as set out above and with effect from the passing of this resolution, the directors be and they are hereby empowered pursuant to section 1023 of the Companies Act 2014 to allot equity securities (within the meaning of section 1023 of the Companies Act 2014) for cash, pursuant to the authority conferred by Proposal 4 as if section 1022 of that Act did not apply to any such allotment, provided that this power shall be limited to:

(a) the allotment of equity securities in connection with a rights issue in favor of the holders of ordinary shares (including rights to subscribe for, or convert into, ordinary shares) where the equity securities respectively attributable to the interests of such holders are proportional (as nearly as may be) to the respective numbers of ordinary shares held by them (but subject to such exclusions or other arrangements as the directors may deem necessary or expedient to deal with fractional entitlements that would otherwise arise, or with legal or practical problems under the laws of, or the requirements of any recognized regulatory body or any stock exchange in, any territory, or otherwise); and

(b) the allotment (otherwise than pursuant to sub-paragraph (a) above) of equity securities up to an aggregate nominal value of approximately $2,297 (being equivalent to approximately 10% of the aggregate nominal value of the issued ordinary share capital of the Company as of April 13, 2020 (the latest practicable date before this Proxy Statement)) provided that, with respect to equity securities up to an aggregate nominal value of $1,149 (being equivalent to approximately 5% of the issued ordinary share capital as of April 13, 2020), such allotment is to be used for the purposes of an acquisition or a specified capital investment;

and, in each case, the authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot equity securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.

Vote Required

75% of the votes cast at the Annual Meeting will be required to renew the authorization of the Board to opt-out of statutory pre-emption rights. In addition, this proposal is conditioned upon the approval of Proposal 4, as required by Irish law.

The Board of Directors recommends a vote FOR the renewal of the Board’s existing authority to opt-out of statutory pre-emption rights under Irish law.

Proposal 6: Approval of Appointment of Independent Registered Public Accounting Firm and Authorization to Determine the Firm’s Remuneration

The Audit Committee has selected PricewaterhouseCoopers LLP (PwC), an independent registered accounting firm, to audit the books, financial records and internal controls of the Company for the year ending December 31, 2020, based on the Audit Committee’s belief that such selection is in the best interest of the Company and its shareholders.

In accordance with SEC rules and PwC policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit service to a company. For lead and concurring review audit partners, the maximum number of consecutive years of service in that capacity is five years. The Audit Committee is involved in the selection of the lead audit partner under this rotation policy.

The Company is asking its shareholders to approve the appointment of PwC as the Company’s independent registered public accounting firm for 2020 and to authorize the Board, acting through the Audit Committee, to determine the independent registered public accounting firm’s remuneration.

A representative of PwC is expected to be available during the Annual Meeting to respond to appropriate questions, and will have the opportunity to make a statement if he or she desires to do so.

Fees Paid to the Independent Registered Public Accounting Firm

PwC has served as the Company’s independent registered public accounting firm since 2014. The table that follows summarizes the aggregate fees for services PwC provided during 2019 and 2018:

	2019	2018
Audit Fees(a)	$6,637,457	$7,780,404
Audit-Related Fees(b)	537,800	625,711
Tax Fees(c)	1,308,196	3,617,259
All Other Fees(d)	105,940	237,393

Total	$8,589,393	$12,260,767

a	Audit fees in 2019 and 2018 related to:
◾	Audit of the Company’s annual financial statements;
◾	Evaluation and reporting on the effectiveness of the Company’s internal controls over financial reporting;
◾	Reviews of the Company’s quarterly financial statements;
◾	Statutory audits for the Company and certain of its subsidiaries; and
◾	Comfort letters, consents and other services related to debt issuances and other SEC matters.
b	Audit-related fees in 2019 and 2018 related to:
◾	Attestation services requested by management;
◾	Due diligence services; and
◾	Pre- or post- implementation reviews of processes or systems.
c	Tax fees in 2019 and 2018 related to:
◾	Tax compliance;
◾	Statutory tax return preparation and review; and
◾	Tax planning and advice, including advice related to the impact of changes in tax laws.
d	All other fees in 2019 and 2018 principally includes compliance advisory services and subscriptions to knowledge tools.

In considering the nature of the services provided by PwC, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with PwC and Endo management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the standards adopted by the Public Company Accounting Oversight Board (PCAOB).

Pre-Approval Policy

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to the engagement of the independent registered public accounting firm for the next year’s audit, management will submit to the Audit Committee for approval a list of services and related fees expected to be rendered during that year within each of the following four categories of services:

1.

Audit services include audit work performed on the financial statements and related to the evaluation and reporting on the effectiveness of the Company’s internal control over financial reporting. This category also includes work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, consents and other services related to SEC matters, and discussion surrounding the proper application of financial accounting and/or reporting standards.

2.

Audit-related services are for assurance and related matters that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, carve-out audits and employee benefit plan audits.

3.

Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel, including tax analysis; assisting with the coordination of execution of tax-related activities, primarily in the area of mergers and acquisitions; supporting other tax-related regulatory requirements; and tax compliance and reporting.

4.	Other fees are those associated with services not captured in the other categories.

Prior to engagement, the Audit Committee pre-approves the independent registered public accounting firm’s services within each category. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm to report actual fees versus budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Vote Required

A majority of the votes cast at the Annual Meeting will be required to approve the appointment of the Company’s independent registered public accounting firm and the authorization of the Board, acting through the Audit Committee, to determine the independent registered public accounting firm’s remuneration.

The Audit Committee and the Board of Directors recommend a vote FOR the approval of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020 and the authorization of the Board, acting through the Audit Committee, to determine the independent registered public accounting firm’s remuneration.

Audit Committee Report

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements as of and for the year ended December 31, 2019 with the management of the Company and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm. Further, the Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC relating to the firm’s judgment about the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments and estimates and the clarity of disclosures in the audited consolidated financial statements as of and for the year ended December 31, 2019.

The Audit Committee also has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, which relate to PricewaterhouseCoopers LLP’s independence from the Company, and has discussed with PricewaterhouseCoopers LLP its independence from the Company. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the firm’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management. The Audit Committee has also discussed with management of the Company and PricewaterhouseCoopers LLP such other matters and received such assurances from them as it has deemed appropriate.

The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting. In addition, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program.

Based on the reviews, reports and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the Company’s audited consolidated financial statements for the year ended December 31, 2019 and management’s assessment of the effectiveness of Endo International plc’s internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC. The Audit Committee has selected, and the Board of Directors has approved, subject to shareholder approval, the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020.

Submitted by the Audit Committee of the Company’s Board of Directors.

Members of the Audit Committee:

Shane M. Cooke (Chair)

Mark G. Barberio (Member)

Roger H. Kimmel (Member)

William P. Montague (Member)

The above Audit Committee Report does not constitute soliciting material, and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

Other Information Regarding the Company

No Dissenters’ Rights

The corporate action described in this Proxy Statement will not afford shareholders the opportunity to dissent from the actions described herein or to receive an agreed or judicially appraised value for their shares.

Other Matters

As of the date of this Proxy Statement, the Board knows of no other matters to be presented for shareholder action at the Annual Meeting. However, other matters may properly come before the Annual Meeting or any adjournment or postponement thereof. If any other matter is properly brought before the Annual Meeting for action by the shareholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board.

Annual Report/Form 10-K

The Company will provide, without charge, to each person solicited by this Proxy Statement, at the written request of any such person, a copy of the 2019 Annual Report on Form 10-K as filed with the SEC and any amendments thereto. Such written request should be directed to Endo International plc, First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland.

Shareholder Proposals for the 2021 Annual General Meeting

The Articles of Association require that, for business to be properly brought by a shareholder before an annual general meeting, such shareholder must have given timely notice thereof (in accordance with article 88.2 of the Articles of Association, which section is summarized below), along with other specified material, in proper written form to the Corporate Secretary. Any shareholder who wishes to make a proposal should obtain a copy of the relevant section of the Articles of Association from the Corporate Secretary. Any notice for proposed items of business (other than a proposal pursuant to Rule 14a-8) that is not received within the timeframe provided in the following paragraph will be considered untimely under Rule 14a-4(c) under the Exchange Act and will not be presented at the annual general meeting.

In addition, the Articles of Association require that any shareholder who wishes to submit a nomination for director at an annual general meeting under article 147.1(b) must have given timely notice thereof pursuant to article 88.2, which notice also complies with the information requirements specified in article 147.3 of the Articles of Association relating to shareholder nominations. To be timely in the case of the 2021 Annual General Meeting, a shareholder’s notice to the Corporate Secretary must be received at the registered office of the Company no earlier than March 13, 2021 and no later than April 12, 2021. Any shareholder who wishes to make a nomination should obtain a copy of the relevant section of the Articles of Association from the Corporate Secretary.

Proposals of shareholders intended to be included in the Company’s Proxy Statement pursuant to Rule 14a-8 under the Exchange Act at the 2021 Annual General Meeting must be received by us at our registered office addressed to the Corporate Secretary no later than December 29, 2020.

All proposals should be addressed to the Corporate Secretary, Endo International plc, First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland.

Endo International plc First Floor Minerva House Simmonscourt Road Ballsbridge Dublin 4, Ireland endo.com

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER ANNUAL GENERAL MEETING TO BE HELD ON JUNE 11, 2020

The Proxy Statement for the Annual Meeting and 2019 Annual Report on Form 10-K are available at www.endo.com/investors/financial-reports.

By Order of the Board of Directors,

Yoon Ah Oh

Corporate Secretary

Dublin, Ireland

April 28, 2020

Endo International plc,

Registered Office: First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland

Registered in Ireland: Number—534814

Directors: Paul Victor Campanelli (USA), Blaise Coleman (USA), Mark Gilbert Barberio (USA), Shane Martin Cooke (Ireland), Nancy June Hutson (USA), Michael Hyatt (USA), Roger Hartley Kimmel (USA), William Patrick Montague (USA).

Annex 1

ENDO INTERNATIONAL PLC

AMENDED AND RESTATED 2015 STOCK INCENTIVE PLAN

1.	Establishment and Purpose.

The purpose of the Endo International plc Amended and Restated 2015 Stock Incentive Plan, as amended and restated [•], 2020 (the “Plan”), is to promote the interests of the Company and the shareholders of the Company by providing directors, officers, employees and consultants of the Company with appropriate incentives and rewards to encourage them to enter into and continue in the employ or service of the Company, to acquire a proprietary interest in the long-term success of the Company and to reward the performance of individuals in fulfilling long-term corporate objectives. Section references are to sections of the Plan unless otherwise stated.

2.	Administration of the Plan.

(a)

The Plan shall be administered by a Committee appointed by the Board of Directors. The Committee shall have the authority, in its sole discretion, subject to and not inconsistent with the express terms and provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the type and number of Awards to be granted (including whether an Option granted is an Incentive Stock Option or a Nonqualified Stock Option); to determine the number of shares of Company Stock to which an Award may relate and the terms, conditions, restrictions and performance criteria, if any, relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged or surrendered; to make adjustments in the performance goals that may be required for any Award in recognition of extraordinary events affecting the Company or the financial statements of the Company or in response to changes in applicable laws, regulations, or accounting principles (in each case, to the extent not inconsistent with Section 162(m) of the Code with respect to Awards intended to qualify as Grandfathered Awards); to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Agreements; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

(b)

The Committee may, in its absolute discretion, without amendment to the Plan, (i) accelerate the date on which any Option granted under the Plan becomes exercisable, waive or amend the operation of Plan provisions respecting exercise after termination of service or otherwise adjust any of the terms of such Option, and (ii) accelerate the vesting date, or waive any condition imposed hereunder, with respect to any share of Restricted Stock, or other Award or otherwise adjust any of the terms applicable to any such Award. Notwithstanding the foregoing, and subject to adjustments for changes in capitalization pursuant to Section 4(d), neither the Board of Directors, the Committee nor their respective delegates shall have the authority, without first obtaining the approval of the Company’s shareholders, to (x) re-price (or cancel and/or re-grant) any Option, Stock Appreciation Right or, if applicable, other Award at a lower exercise, base or purchase price, (y) cancel underwater Options or Stock Appreciation Rights in exchange for cash or (z) grant an Option in consideration for, or conditioned on, the delivery of Company Stock to the Company in payment of the exercise price and/or the withholding taxes of an Award. For purposes of this Section 2(b), Options and Stock Appreciation Rights will be deemed to be “underwater” at any time when the Fair Market Value of the Company Stock is less than the exercise price of the Option or Stock Appreciation Right.

(c)

Notwithstanding anything set forth in the Plan to the contrary, any dividend or dividend equivalent Award issued under the Plan shall be subject to the same restrictions, conditions and risks of forfeiture as apply to the underlying Award.

(d)

Except with respect to Awards intended to qualify as Grandfathered Awards and except as required by Rule 16b-3 with respect to grants of Awards to individuals who are subject to Section 16 of the Exchange Act (or as otherwise required for compliance with Rule 16b-3 or other applicable law), the Committee may delegate all or any part of its authority under the Plan to an employee, employees or committee of employees.

(e)

All decisions, determinations and interpretations of the Committee or the Board of Directors (and their delegates) shall be final and binding on all persons with any interest in an Award, including the Company and the Participant (or any person claiming any rights under the Plan from or through any Participant). No member of the Committee or the Board of Directors (nor their delegates) shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award.

(f)

Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which Participants are located, or in order to comply with the requirements of any non-U.S. stock exchange, the

Committee, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which Participants outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to Participants outside the United States to comply with applicable non-U.S. laws or listing requirements of any such non-U.S. stock exchange; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 4; and (v) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such non-U.S. stock exchange. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other securities law or governing statute or any other applicable law.

3.	Definitions.

(a)	“Agreement” shall mean the written agreement between the Company and a Participant evidencing an Award.

(b)	“Annual Incentive Award” shall mean an Award described in Section 6(g) that is based upon a period of one year or less.

(c)

“Award” shall mean any Option, Restricted Stock, Stock Bonus award, Stock Appreciation Right, Performance Award, Other Stock-Based Award or Other Cash-Based Award granted pursuant to the terms of the Plan.

(d)	“Board of Directors” shall mean the Board of Directors of the Company.

(e)

“Cause” shall mean a termination of a Participant’s service to the Company or any of its Subsidiaries due to (i) the continued failure by such Participant to use good faith efforts in the performance of such Participant’s duties with the Company or any of its Subsidiaries (other than any such failure resulting from Disability, illness or other allowable leave of absence); (ii) the criminal felony indictment (or non-U.S. equivalent) of such Participant by a court of competent jurisdiction; (iii) the engagement by such Participant in misconduct that has caused, or is reasonably likely to cause, material harm (financial or otherwise) to the Company or any of its Subsidiaries including, without limitation, (A) the unauthorized disclosure of material secret or confidential information of the Company or any of its Subsidiaries, (B) the potential debarment of the Company or any of its Subsidiaries by the U.S. Food and Drug Administration or any successor agency (the “FDA”) or any non-U.S. equivalent, or (C) the possibility that the registration of the Company or any of its Subsidiaries with the U.S. Drug Enforcement Administration or any successor agency (the “DEA”) could be revoked or an application with the DEA could be denied; (iv) the potential debarment of such Participant by the FDA; (v) the material breach by such Participant of any agreement between such Participant, on the one hand, and the Company, on the other hand; or (vi) such Participant makes, or is found to have made, a certification relating to the Company’s financial statements and public filings that is known to such Participant to be false. Notwithstanding the above, with respect to any Participant who is a party to an employment agreement with the Company, Cause shall have the meaning set forth in such employment agreement.

(f)	A “Change in Control” shall be deemed to have occurred upon the first occurrence of an event set forth in any one of the following paragraphs:

(i)

any Person is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 30% or more of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or

(ii)

the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)

there is consummated a merger or consolidation of the Company with any other corporation other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a re-capitalization of the Company (or similar transaction) in which no Person is or becomes the

Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(iv)

the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least 75% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, to the extent necessary to avoid the imposition of taxes or penalties under Section 409A of the Code with respect to any Award that constitutes deferred compensation under Section 409A of the Code, a “Change in Control” will have occurred only if, in addition to the requirements set forth above, the event constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of guidance issued by the Secretary of the Treasury under Section 409A of the Code.

For the avoidance of doubt, any one or more of the above events may be effected pursuant to (A) a compromise or arrangement sanctioned by the court under Chapter 1 of Part 9 of the Companies Act 2014 of the Republic of Ireland or (B) otherwise under Part 9 of the Companies Act 2014 of the Republic of Ireland.

(g)

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder. References in the Plan to specific sections of the Code shall be deemed to include any successor provisions thereto.

(h)

“Committee” shall mean, at the discretion of the Board of Directors, a committee of the Board of Directors, which shall consist of two or more persons, each of whom, unless otherwise determined by the Board of Directors, (i) with respect to Awards intended to qualify as Grandfathered Awards, is an “outside director” within the meaning of Section 162(m) of the Code, and (ii) is a “nonemployee director” within the meaning of Rule 16b-3.

(i)	“Company” shall mean Endo International plc, an Irish public limited company, and, where appropriate, each of its Subsidiaries.

(j)	“Company Stock” shall mean ordinary shares of the Company, par value $.0001 per share.

(k)	“Disability” shall mean permanent disability as determined pursuant to the Company’s long-term disability plan or policy, in effect at the time of such disability.

(l)	“Effective Date” shall mean the date as of which the Plan, as amended and restated, is adopted by the Board of Directors.

(m)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(n)

The “Fair Market Value” of a share of Company Stock, as of a date of determination, shall mean (i) the closing sales price per share of Company Stock on the national securities exchange on which such stock is principally traded on the date of the grant of such Award, or (ii) if the shares of Company Stock are not listed or admitted to trading on any such exchange, the closing price as reported by the Nasdaq Stock Market for the last preceding date on which there was a sale of such stock on such exchange, or (iii) if the shares of Company Stock are not then listed on a national securities exchange or traded in an over-the-counter market or the value of such shares is not otherwise determinable, such value as determined by the Committee in good faith upon the advice of a qualified valuation expert. In no event shall the fair market value of any share of Company Stock, the Option exercise price of any Option, the appreciation base per share of Company Stock under any Stock Appreciation Right, or the amount payable per share of Company Stock under any other Award, be less than the par value per share of Company Stock.

(o)	“Full Value Award” shall mean any Award, other than an Option or a Stock Appreciation Right, which Award is settled in Stock.

(p)

“Grandfathered Award” shall mean any Performance Award intended to constitute qualified performance-based compensation within the meaning of Section 162(m) of the Code and provided pursuant to a written binding contract that was in effect on November 2, 2017, and that was not modified in any material respect on or after such date, within the meaning of Section 13601(e)(2) of P.L. 115-97 (the Tax Cuts and Jobs Act) as may be amended from time to time (including any regulations or further guidance).

(q)

“Incentive Stock Option” shall mean an Option that is an “incentive stock option” within the meaning of Section 422 of the Code, or any successor provision, and that is designated by the Committee as an Incentive Stock Option.

(r)	“Long Term Incentive Award” shall mean an Award described in Section 6(g) that is based upon a period in excess of one year.

(s)	“Nonemployee Director” shall mean a member of the Board of Directors who is not an employee of the Company.

(t)	“Nonqualified Stock Option” shall mean an Option other than an Incentive Stock Option.

(u)	“Option” shall mean an option to purchase shares of Company Stock granted pursuant to Section 6(b).

(v)	“Other Cash-Based Award” shall mean a right or other interest granted to a Participant pursuant to Section 6(g) other than an Other Stock-Based Award.

(w)

“Other Stock-Based Award” shall mean a right or other interest granted to a Participant, valued in whole or in part by reference to, or otherwise based on, or related to, Company Stock pursuant to Section 6(g), including but not limited to (i) unrestricted Company Stock awarded as a bonus or upon the attainment of performance goals or otherwise as permitted under the Plan, and (ii) a right granted to a Participant to acquire Company Stock from the Company containing terms and conditions prescribed by the Committee.

(x)

“Participant” shall mean an employee, consultant or director of the Company to whom an Award is granted pursuant to the Plan, and, upon the death of the employee, consultant or director, his or her successors, heirs, executors and administrators, as the case may be.

(y)	“Performance Award” shall mean an Award granted to a Participant pursuant to Section 6(f).

(z)

“Person” shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, except that such term shall not include (i) the Company, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(aa)	“Restricted Stock” shall mean a share of Company Stock which is granted pursuant to the terms of Section 6(e).

(bb)

“Retirement” shall mean, in the case of employees, the termination of service to the Company (other than for Cause) during or after the calendar year in which a Participant has or will reach (i) age 55 with ten years of service with the Company, or (ii) age 60 with five years of service with the Company.

(cc)	“Rule 16b-3” shall mean the Rule 16b-3 promulgated under the Exchange Act, as amended from time to time.

(dd)	“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

(ee)

“Stock Appreciation Right” shall mean the right, granted to a Participant under Section 6(d), to be paid an amount measured by the appreciation in the Fair Market Value of a share of Company Stock from the date of grant to the date of exercise of the right, with payment to be made in cash and/or a share of Company Stock, as specified in the Award or determined by the Committee.

(ff)	“Stock Bonus” shall mean a bonus payable in shares of Company Stock granted pursuant to Section 6(e).

(gg)

“Subsidiary” shall have the meaning set forth in section 7 of the Companies Act 2014 of the Republic of Ireland; provided that, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, an entity shall not be treated as a Subsidiary unless it is also an entity in which the Company has a “controlling interest” (as defined in Treas. Reg. Sec. 1.409A-1(b)(5)(ii)(E)(1)), either directly or through a chain of corporations or other entities in which each corporation or other entity has a “controlling interest” in another corporation or entity in the chain, as determined by the Committee.

4.	Stock Subject to the Plan.

(a)	Shares Available for Awards.

The maximum number of shares of Company Stock reserved for issuance under the Plan (all of which may be granted as Incentive Stock Options or in any other type of Award selected by the Committee) shall be the sum of (in each case, subject to adjustment as provided herein) (i) 7,000,000 shares, (ii) the number of shares reserved but unissued under the Plan as of the date the Plan, as amended and restated, is approved by shareholders, and (iii) the number of shares becoming available for reuse in accordance with Section 4(e) of the Plan following the date the Plan, as amended and restated, is approved by shareholders. Shares reserved under the Plan may be authorized but unissued Company Stock or authorized and issued Company Stock held in the Company’s treasury. The Committee may direct that any stock certificate evidencing shares issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such shares pursuant to the Plan.

(b)	Grandfathered Award Individual Limitation.

To the extent required by Section 162(m) of the Code with respect to Grandfathered Awards, the total number of shares of Company Stock subject to such Awards granted to any one Participant during any tax year of the Company shall not exceed one million five hundred thousand (1,500,000) shares (based on highest levels of performance resulting in maximum payout), subject to adjustment as provided herein.

(c)	Director Limitation.

Subject to adjustment as provided by Section 4(d), the maximum Fair Market Value, as of the grant date, of shares of Company Stock subject to Awards granted to a Nonemployee Director in any consecutive twelve month period will be $750,000.

(d)	Adjustment for Change in Capitalization.

In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Company Stock, or other property), or any other alteration to the capital structure of the Company whether by way of recapitalization, Company Stock split, reverse Company Stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, makes an adjustment appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares of Company Stock which may thereafter be issued in connection with Awards, (ii) the number and kind of shares of Company Stock, securities or other property (including cash) issued or issuable in respect of outstanding Awards, (iii) the exercise price, grant price or purchase price relating to any Award, and (iv) the maximum number of shares subject to Awards which may be awarded to any employee during any tax year of the Company; provided that, with respect to Incentive Stock Options, any such adjustment shall be made in accordance with Section 424 of the Code; and provided further that no such adjustment shall cause any Award hereunder which is or could be subject to Section 409A of the Code to fail to comply with the requirements of such section; and provided further that in no event shall the per share exercise price of an Option or subscription price per share of an Award be reduced to an amount that is lower than the par value of a share.

(e)	Reuse of Shares.

Except as set forth below, if any shares subject to an Award are forfeited, cancelled, exchanged or surrendered, or if an Award terminates or expires without a distribution of shares to the Participant, the shares of Company Stock with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, withholding, termination or expiration, again be available for Awards under the Plan. Notwithstanding the foregoing, upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be cancelled to the extent of the number of shares of Company Stock as to which the Award is exercised and such number of shares shall no longer be available for Awards under the Plan, and upon the exercise of a Stock Appreciation Right, the number of shares of Company Stock reserved and available for issuance under the Plan shall be reduced by the full number of shares of Company Stock with respect to which such award is being exercised. In addition, notwithstanding the foregoing, the shares of Company Stock surrendered or withheld as payment of either the exercise price of an Option (including shares of Company Stock otherwise underlying an Award of a Stock Appreciation Right that are retained by the Company to account for the appreciation base of such Stock Appreciation Right) and/or withholding taxes in respect of an Award shall no longer be available for Awards under the Plan.

5.	Eligibility.

The persons who shall be eligible to receive Awards pursuant to the Plan shall be the individuals the Committee shall select from time to time, who are employees (including officers of the Company and its Subsidiaries, whether or not they are directors of the Company or its Subsidiaries), Nonemployee Directors, and consultants of the Company and its Subsidiaries; provided that Incentive Stock Options may be granted only to employees (including officers and directors who are also employees) of the Company or its Subsidiaries.

6.	Awards Under the Plan.

(a)	Agreement.

The Committee may grant Awards in such amounts and with such terms and conditions as the Committee shall determine in its sole discretion, subject to the terms and provisions of the Plan. Each Award granted under the Plan (except an unconditional Stock Bonus) shall be evidenced by an Agreement as the Committee may in its sole discretion deem necessary or desirable and unless the Committee determines otherwise, such Agreement must be signed, acknowledged and returned by the Participant to the Company. Unless the Committee determines otherwise, any failure by the Participant to sign and return the Agreement within such period of time following the granting of the Award as the Committee shall prescribe shall cause such Award to the Participant to be null and void. By accepting an Award or other benefits under the Plan (including participation in the Plan), each Participant shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, all provisions of the Plan and the Agreement.

(b)	Stock Options.

(i)

Grant of Stock Options. The Committee may grant Options under the Plan to purchase shares of Company Stock in such amounts and subject to such terms and conditions as the Committee shall from time to time determine in its sole discretion, subject to the terms and provisions of the Plan. The exercise price of the share purchasable under an Option shall be determined by the Committee, but in no event shall the exercise price be less than the Fair Market Value per share on the grant date of such Option. The date as of which the

Committee adopts a resolution granting an Option shall be considered the day on which such Option is granted unless such resolution specifies a later date.

(ii)

Notwithstanding the foregoing, if the vesting condition for any Option (other than Options excluded from the minimum vesting requirement as set forth in Section 6(j)) relates exclusively to the passage of time and continued employment, such time period shall not be less than 36 months, with no more than thirty-three and one-third percent (33 1/3%) of the Award vesting every 12 months from the date of the Award, subject to Sections 7 and 8. If the vesting condition for any Option, relates to the attainment of specified Performance Goals, such Option shall vest over a performance period of not less than one (1) year, subject to Sections 7 and 8.

(iii)

Each Option shall be clearly identified in the applicable Agreement as either an Incentive Stock Option or a Nonqualified Stock Option and shall state the number of shares of Company Stock to which the Option (and/or each type of Option) relates.

(c)	Special Requirements for Incentive Stock Options.

(i)

To the extent that the aggregate Fair Market Value of shares of Company Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company shall exceed $100,000, such Options shall be treated as Nonqualified Stock Options. Such Fair Market Value shall be determined as of the date on which each such Incentive Stock Option is granted.

(ii)

No Incentive Stock Option may be granted to an individual if, at the time of the proposed grant, such individual owns (or is deemed to own under the Code) stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company unless (A) the exercise price of such Incentive Stock Option is at least 110 percent of the Fair Market Value of a share of Company Stock at the time such Incentive Stock Option is granted and (B) such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

(d)	Stock Appreciation Rights.

(i)

The Committee may grant a related Stock Appreciation Right in connection with all or any part of an Option granted under the Plan, either at the time such Option is granted or at any time thereafter prior to the exercise, termination or cancellation of such Option, and subject to such terms and conditions as the Committee shall from time to time determine in its sole discretion, consistent with the terms and provisions of the Plan, provided, however, that in no event shall the appreciation base of the shares of Company Stock subject to the Stock Appreciation Right be less than the Fair Market Value per share on the grant date of such Stock Appreciation Right. The holder of a related Stock Appreciation Right shall, subject to the terms and conditions of the Plan and the applicable Agreement, have the right by exercise thereof to surrender to the Company for cancellation all or a portion of such related Stock Appreciation Right, but only to the extent that the related Option is then exercisable, and to be paid therefor an amount equal to the excess (if any) of (A) the aggregate Fair Market Value of the shares of Company Stock subject to the related Stock Appreciation Right or portion thereof surrendered (determined as of the exercise date), over (B) the aggregate appreciation base of the shares of Company Stock subject to the Stock Appreciation Right or portion thereof surrendered. Upon any exercise of a related Stock Appreciation Right or any portion thereof, the number of shares of Company Stock subject to the related Option shall be reduced by the number of shares of Company Stock in respect of which such Stock Appreciation Right shall have been exercised.

(ii)

The Committee may grant unrelated Stock Appreciation Rights in such amount and subject to such terms and conditions as the Committee shall from time to time determine in its sole discretion, subject to the terms and provisions of the Plan, provided, however, that in no event shall the appreciation base of the shares of Company Stock subject to the Stock Appreciation Right be less than the Fair Market Value per share on the grant date of such Stock Appreciation Right. The holder of an unrelated Stock Appreciation Right shall, subject to the terms and conditions of the Plan and the applicable Agreement, have the right to surrender to the Company for cancellation all or a portion of such Stock Appreciation Right, but only to the extent that such Stock Appreciation Right is then exercisable, and to be paid therefor an amount equal to the excess (if any) of (A) the aggregate Fair Market Value of the shares of Company Stock subject to the Stock Appreciation Right or portion thereof surrendered (determined as of the exercise date), over (B) the aggregate appreciation base of the shares of Company Stock subject to the Stock Appreciation Right or portion thereof surrendered.

(iii)

The grant or exercisability of any Stock Appreciation Right shall be subject to such conditions as the Committee, in its sole discretion, shall determine, subject to the terms and conditions of the Plan.

(iv)

Notwithstanding the foregoing, if the vesting condition for any Stock Appreciation Right (other than Stock Appreciation Rights excluded from the minimum vesting requirement as set forth in Section 6(j)) relates exclusively to the passage of time and continued employment, such time period shall not be less than 36 months, with no more than thirty-three and one-third percent (33 1/3%) of the Award vesting every 12 months from the date of the Award, subject to Sections 7 and 8. If the vesting condition for any Stock Appreciation

Right relates to the attainment of specified Performance Goals, such Stock Appreciation Right shall vest over a performance period of not less than one (1) year, subject to Sections 7 and 8.

(e)	Restricted Stock and Stock Bonus.

(i)

The Committee may grant Restricted Stock awards, alone or in tandem with other Awards under the Plan, subject to such restrictions, terms and conditions, as the Committee shall determine in its sole discretion and as shall be evidenced by the applicable Agreements. The vesting of a Restricted Stock award granted under the Plan may be conditioned upon the completion of a specified period of service with the Company or any Subsidiary, upon the attainment of specified performance goals, and/or upon such other criteria as the Committee may determine in its sole discretion, subject to the terms and conditions of the Plan.

(ii)

Notwithstanding the foregoing, if the vesting condition for any Full Value Award (including an Award of Restricted Stock, but other than any Full Value Awards excluded from the minimum vesting requirement as set forth in Section 6(j)) relates exclusively to the passage of time and continued employment, such time period shall not be less than 36 months, with no more than thirty-three and one-third percent (33 1/3%) of the Award vesting every 12 months from the date of the Award, subject to Sections 7 and 8. If the vesting condition for any Full Value Award (including Award of Restricted Stock) relates to the attainment of specified Performance Goals, such Full Value Award shall vest over a performance period of not less than one (1) year, subject to Sections 7 and 8.

(iii)

Each Agreement with respect to a Restricted Stock award shall set forth the amount (if any) to be paid by the Participant with respect to such Award and when and under what circumstances such payment is required to be made.

(iv)

The Committee may, upon such terms and conditions as the Committee determines in its sole discretion, provide that a certificate or certificates representing the shares underlying a Restricted Stock award shall be registered in the Participant’s name and bear an appropriate legend specifying that such shares are not transferable and are subject to the provisions of the Plan and the restrictions, terms and conditions set forth in the applicable Agreement, or that such certificate or certificates shall be held in escrow by the Company on behalf of the Participant until such shares become vested or are forfeited. Except as provided in the applicable Agreement, no shares underlying a Restricted Stock award may be assigned, transferred, or otherwise encumbered or disposed of by the Participant until such shares have vested in accordance with the terms of such Award.

(v)

Subject to Section 2(c), if and to the extent that the applicable Agreement may so provide, a Participant shall have the right to vote and receive dividends on the shares underlying a Restricted Stock award granted under the Plan.

(vi)

The Committee may grant Stock Bonus awards, alone or in tandem with other Awards under the Plan, subject to such terms and conditions as the Committee shall determine in its sole discretion and as may be evidenced by the applicable Agreement.

(f)	Performance Awards.

(i)

The Committee may grant Performance Awards, alone or in tandem with other Awards under the Plan, to acquire shares of Company Stock in such amounts and subject to such terms and conditions as the Committee shall from time to time in its sole discretion determine, subject to the terms of the Plan. To the extent necessary to satisfy the short-term deferral exception to Section 409A of the Code, unless the Committee shall determine otherwise, the Performance Awards shall provide that payment shall be made within 2 1/2 months after the end of the year in which the Participant has a legally binding vested right to such award.

(ii)

The following rules shall apply with respect to Grandfathered Awards (as such rules may be modified by the Committee to conform with Section 162(m) of the Code and the Treasury Regulations thereunder as may be in effect from time to time, and any amendments, revisions or successor provisions thereto): (A) payments under the Performance Award shall be made solely on account of the attainment of one or more objective performance goals established in writing by the Committee not later than 90 days after the commencement of the period of service to which the Performance Award relates (but in no event after 25 percent of the period of service has elapsed); (B) the performance goal(s) to which the Performance Award relates may be based on one or more of the following business criteria applied to the Participant and/or a business unit or the Company and/or a Subsidiary: (1) stock appreciation (including, without limitation, total shareholder return and compounded annual growth rate); (2) net revenues; (3) return on total shareholders’ equity; (4) earnings per share of Company Stock; (5) net income (before or after taxes); (6) return on assets (gross or net), return on investment, return on capital or return on equity; (7) earnings from continuing operations; levels of expense, cost or liability; (8) earnings before all or any interest, taxes, depreciation and/or amortization (“EBIT”, “EBITA” or “EBITDA”); (9) inventory goals; (10) market share; (11) cost reduction goals; (12) business development goals (including without limitation regulatory submissions, product launches and other business development-related opportunities); (13) customer satisfaction goals; (14) employee satisfaction or employee engagement goals; (15) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (16) entry into new markets (either geographically or by business unit); (17) meeting specified market penetration or value added goals; (18) development of new technologies (including patent application or issuance goals); (19) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (20) tax efficiency metrics; (21) any combination of, or a specified increase or decrease of one or more of the foregoing over a specified period; and (22) such other criteria as the shareholders of the Company may approve; in each case as applicable, as determined in accordance with generally accepted accounting principles; and (C) once granted, the Committee may not have discretion to increase the amount payable under such Award, provided, however, that the Committee shall have the authority to make appropriate adjustments in performance goals under an Award to reflect the impact of extraordinary items not reflected in such goals, provided that such adjustments are done in accordance with Section 162(m) of the Code. For purposes of this Section, extraordinary items shall be defined as (1) any profit or loss attributable to acquisitions or dispositions of stock or assets, (2) any changes in accounting standards that may be required or permitted by the Financial Accounting Standards Board or adopted by the Company after the goal is established, (3) all items of gain, loss or expense for the year related to restructuring charges for the Company, (4) all items of gain, loss or expense for the year determined to be unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business, (5) all items of gain, loss or expense for the year related to discontinued operations that do not qualify as a segment of a business as defined in APB Opinion No. 30, and (6) such other items as may be prescribed by Section 162(m) of the Code and the Treasury Regulations thereunder as may be in effect from time to time, and any amendments, revisions or successor provisions and any changes thereto. With respect to Awards intended to qualify as Grandfathered Awards, the Committee shall, prior to making payment under any Award under this Section 6(f), certify in writing that all applicable performance goals have been attained.

(g)	Other Stock-or Cash-Based Awards.

The Committee is authorized to grant Awards to Participants in the form of Other Stock-Based Awards or Other Cash-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan. To the extent necessary to satisfy the short-term deferral exception to Section 409A of the Code, unless the Committee shall determine otherwise, the awards shall provide that payment shall be made within 2 1/2 months after the end of the year in which the Participant has a legally binding vested right to such award. With respect to Other Cash-Based Awards intended to qualify as Grandfathered Awards, (i) the maximum value of the aggregate payment that any Participant may receive with respect to any such Other Cash-Based Award that is an Annual Incentive Award is $5,000,000, (ii) the maximum value of the aggregate payment that any Participant may receive with respect to any such Other Cash-Based Award that is a Long Term Incentive Award is the amount set forth in clause (i) above multiplied by a fraction, the numerator of which is the number of months in the performance period and the denominator of which is twelve, and (iii) such additional rules set forth in Section 6(f) applicable to such Awards shall apply. The Committee may establish such other rules applicable to the Other Stock- or Cash-Based Awards as it deems appropriate, to the extent not inconsistent with the Plan and, with respect to Grandfathered Awards, Section 162(m) of the Code.

(h)	Exercisability of Awards; Cancellation of Awards in Certain Cases.

(i)

Except as hereinafter provided, each Agreement with respect to an Option or Stock Appreciation Right shall set forth the period during which and the conditions subject to which the Option or Stock Appreciation Right evidenced thereby shall be exercisable, and each Agreement with respect to a Restricted Stock award, Stock Bonus award, Performance Award or other Award shall set forth the period after which and the conditions subject to which amounts underlying such Award shall vest or be deliverable, all such periods and conditions to be determined by the Committee in its sole discretion.

(ii)

Except as provided in Section 7(d), no Option or Stock Appreciation Right may be exercised and no shares of Company Stock underlying any other Award under the Plan may vest or become deliverable more than ten (10) years after the date of grant (the “Expiration Date”).

(iii)

Except as provided in Section 7, no Option or Stock Appreciation Right may be exercised and no ordinary shares underlying any other Award under the Plan may vest or become deliverable unless the Participant is at such time in the employ (for Participants who are employees) or service (for Participants who are Nonemployee Directors or consultants) of the Company or a Subsidiary (or a company, or a parent or subsidiary company of such company, issuing or assuming the relevant right or award in a Change in Control) and has remained continuously so employed or in service since the relevant date of grant of the Award.

(iv)

An Option or Stock Appreciation Right shall be exercisable by the filing of a written notice of exercise or a notice of exercise in such other manner with the Company, on such form and in such manner as the Committee shall in its sole discretion prescribe, and by payment in accordance with Section 6(i).

(v)

Unless the applicable Agreement provides otherwise, the “Option exercise date” and the “Stock Appreciation Right exercise date” shall be the date that the written notice of exercise, together with payment, are received by the Company.

(i)	Payment of Award Price.

(i)

Unless the applicable Agreement provides otherwise or the Committee in its sole discretion otherwise determines, any written notice of exercise of an Option or Stock Appreciation Right must be accompanied by payment of the full Option or Stock Appreciation Right exercise price.

(ii)

Payment of the Option exercise price and of any other payment required by the Agreement to be made pursuant to any other Award shall be made in any combination of the following: (A) by certified or official bank check payable to the Company (or the equivalent thereof acceptable to the Committee), (B) with the consent of the Committee in its sole discretion, by personal check (subject to collection) which may in the Committee’s discretion be deemed conditional, and/or (C) unless otherwise provided in the applicable agreement, and as permitted by the Committee and subject to applicable law, on a net-settlement basis with the Company withholding the amount of ordinary shares sufficient to cover the exercise price and tax withholding obligation. Payment in accordance with clause (A) of this Section 6(i)(ii) may be deemed to be satisfied, if and to the extent that the applicable Agreement so provides or the Committee permits, by delivery to the Company of an assignment of a sufficient amount of the proceeds from the sale of Company Stock to be acquired pursuant to the Award to pay for all of the Company Stock to be acquired pursuant to the Award and an authorization to the broker or selling agent to pay that amount to the Company and to effect such sale at the time of exercise or other delivery of shares of Company Stock.

(j)	Minimum Vesting Requirement.

Subject to Sections 2, 7 and 8, no Award or portion thereof shall provide for vesting prior to the first anniversary of its date of grant; provided, however, that, notwithstanding the foregoing, Awards that result in the issuance of an aggregate of up to 5% of the shares of Company Stock available pursuant to Section 4(a) may be granted under the Plan without regard to such minimum vesting provision.

7.	Termination of Service.

(a)

Unless the applicable Agreement provides otherwise or the Committee in its sole discretion determines otherwise, upon termination of a Participant’s service to (or in the case of an Incentive Stock Option, the Participant’s employment with) the Company and its Subsidiaries by the Company or its Subsidiary for Cause (or in the case of a Nonemployee Director upon such Nonemployee Director’s failure to be renominated as Nonemployee Director of the Company), the portions of outstanding Options and Stock Appreciation Rights granted to such Participant that are exercisable as of the date of such termination of service shall remain exercisable for a period of thirty (30) days from and including the date of termination of service (and shall thereafter terminate). All portions of outstanding Options or Stock Appreciation Rights granted to such Participant which are not exercisable as of the date of such termination of service, and any other outstanding Award which is not vested as of the date of such termination of service shall terminate upon the date of such termination of service.

(b)

Unless the applicable Agreement provides otherwise or the Committee in its sole discretion determines otherwise, upon termination of the Participant’s service to (or in the case of an Incentive Stock Option, the Participant’s employment with) the Company and its Subsidiaries for any reason other than as described in subsection (a), (c), (d) or (e) hereof, the portions of outstanding Options and Stock Appreciation Rights granted to such Participant that are exercisable as of the date of such termination of service shall remain exercisable for a period of ninety (90) days from and including the date of termination of service (and shall thereafter terminate). All additional portions of outstanding Options or Stock Appreciation Rights granted to such Participant which are not exercisable as of the date of such termination of service, and any other outstanding Award which is not vested as of the date of such termination of service shall terminate upon the date of such termination of service.

(c)

Unless the applicable Agreement provides otherwise or the Committee in its sole discretion determines otherwise, if the Participant voluntarily Retires with the consent of the Company or the Participant’s service (or in the case of an Incentive Stock Option, the Participant’s employment) or terminates due to Disability, all outstanding Options, Stock Appreciation Rights and all other outstanding Awards (except, in the event a Participant voluntarily Retires, with respect to Awards (other than Options and Stock Appreciation Rights) intended to qualify as Grandfathered Awards) granted to such Participant shall continue to vest in accordance with the terms of the applicable Agreements. The Participant shall be entitled to exercise each such Option or Stock Appreciation Right and to make any payment, give any notice or to satisfy other condition under each such other Award, in each case, for a period of one (1) year from and including the later of (i) date such entire Award becomes vested or exercisable in accordance with the terms of such Award and (ii) the date of Retirement, and thereafter such Awards or parts thereof shall be canceled. Notwithstanding the foregoing, the Committee may in its sole discretion provide for a longer or shorter period for exercise of an Option or Stock Appreciation Right or may permit a Participant to continue vesting under an Option, Stock Appreciation Right or Restricted Stock award or to make any payment, give any notice or to satisfy other condition under any other Award. The Committee may in its sole discretion, and in accordance with Section 409A of the Code, determine (w) for purposes of the Plan, whether any termination of service is a voluntary Retirement with the Company’s consent or is due to Disability for purposes of the Plan, (x) whether any leave of absence (including any short-term or long-term Disability or medical leave) constitutes a termination of service, or a failure to have remained continuously in service, for purposes of the Plan (regardless of whether such leave or status would constitute such a termination or failure for purposes of employment law), (y) the applicable date of any such termination of service, and (z) the impact, if any, of any of the foregoing on Awards under the Plan.

(d)

Unless the applicable Agreement provides otherwise or the Committee in its sole discretion determines otherwise, if the Participant’s service (or in the case of an Incentive Stock Option, the Participant’s employment) terminates by reason of death, or if the Participant’s service terminates under circumstances providing for continued rights under subsection (b), (c) or (e) of this Section 7 and during the period of continued rights described in subsection (b), (c) or (e) the Participant dies, all outstanding Options, Restricted Stock and Stock Appreciation Rights granted to such Participant shall vest and become fully exercisable, and any payment or notice provided for under the terms of any other outstanding Award may be immediately paid or given and any condition may be satisfied, by the person to whom such rights have passed under the Participant’s will (or if applicable, pursuant to the laws of descent and distribution) for a period of one (1) year from and including the date of the Participant’s death and thereafter all such Awards or parts thereof shall be canceled.

(e)

Unless the applicable Agreement provides otherwise or the Committee in its sole discretion determines otherwise, upon termination of a Participant’s service to (or in the case of an Incentive Stock Option, the Participant’s employment with) the Company and its Subsidiaries (i) by the Company or its Subsidiaries without Cause (including, in case of a Nonemployee Director, the failure to be elected as a Nonemployee Director) or (ii) by the Participant for “good reason” or any like term (provided that such term is defined under an employment agreement with the Company or a Subsidiary to which a Participant is a party), the portions of outstanding Options and Stock Appreciation Rights granted to such Participant which are exercisable as of the date of termination of service of such Participant shall remain exercisable for a period of one (1) year from and including the date of termination of service (and shall thereafter terminate). Unless the applicable Agreement provides otherwise or the Committee in its sole discretion determines otherwise, any other outstanding Award shall terminate as of the date of such termination of service.

(f)

Notwithstanding anything in this Section 7 to the contrary, no Option or Stock Appreciation Right may be exercised and no shares of Company Stock underlying any other Award under the Plan may vest or become deliverable past the Expiration Date.

8.	Effect of Change in Control.

Unless otherwise determined in an Award Agreement, in the event of a Change in Control:

(a)

With respect to each outstanding Award that is assumed or substituted in connection with a Change in Control, in the event of a termination of a Participant’s service to the Company without Cause during the 24-month period following such Change in Control, on the date of such termination (i) such Award shall become fully vested and, if applicable, exercisable, (ii) the restrictions, payment conditions, and forfeiture conditions applicable to any such Award granted shall lapse, and (iii) any performance conditions imposed with respect to Awards shall be deemed to be achieved at target levels.

(b)

With respect to each outstanding Award that is not assumed or substituted in connection with a Change in Control, immediately upon the occurrence of the Change in Control, (i) such Award shall become fully vested and, if applicable, exercisable, (ii) the restrictions, payment conditions, and forfeiture conditions applicable to any such Award granted shall lapse, and (iii) any performance conditions imposed with respect to Awards shall be deemed to be achieved at target levels.

(c)

For purposes of this Section 8, an Award shall be considered assumed or substituted for if, following the Change in Control, the Award remains subject to the same terms and conditions that were applicable to the Award immediately prior to the Change in Control except that, if the Award related to shares, the Award instead confers the right to receive common stock of the acquiring entity.

(d)

Except as would result in the imposition of taxes or penalties under Section 409A of the Code, the Board of Directors may, in its sole discretion, provide that each Award will be cancelled as of the Change in Control in exchange for a payment in cash or securities in an amount equal to (i) the excess of the consideration paid per share in the Change in Control over the exercise or purchase price (if any) per share subject to the Award multiplied by (ii) the number of shares granted under the Award. To the extent required to avoid the imposition of additional taxes under Section 409A of the Code, such Award shall be settled in accordance with its original terms or at such earlier time as permitted by Section 409A of the Code.

9.	Miscellaneous.

(a)

Agreements evidencing Awards under the Plan shall contain such other terms and conditions, not inconsistent with the Plan, as the Committee may determine in its sole discretion, including penalties for the commission of competitive acts or other actions detrimental to the Company. Notwithstanding any other provision hereof, the Committee shall have the right at any time to deny or delay a Participant’s exercise of Options if such Participant is reasonably believed by the Committee (i) to be engaged in material conduct adversely affecting the Company or (ii) to be contemplating such conduct, unless and until the Committee shall have received reasonable assurance that the Participant is not engaged in, and is not contemplating, such material conduct adverse to the interests of the Company.

(b)

Participants are and at all times shall remain subject to the trading window policies adopted by the Company from time to time throughout the period of time during which they may exercise Options, Stock Appreciation Rights or sell shares of Company Stock acquired pursuant to the Plan.

(c)

Notwithstanding any other provision of the Plan, (i) the Company shall not be obliged to issue any shares pursuant to an Award unless at least the par value of such newly issued share has been fully paid in advance in accordance with applicable law (which requirement may mean the holder of an Award is obliged to make such payment) and (ii) the Company shall not be obliged to issue or deliver any shares in satisfaction of Awards until all legal and regulatory requirements associated with such issue or delivery have been complied with to the satisfaction of the Committee.

(d)

Awards shall be subject to any share ownership guidelines and compensation recovery policy adopted by the Company from time to time, including, without limitation, policies adopted to comply with applicable law.

10.	No Special Employment Rights; No Right to Award.

(a)

Nothing contained in the Plan or any Agreement shall confer upon any Participant any right with respect to the continuation of employment or service by the Company or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or service or to increase or decrease the compensation of the Participant.

(b)

No person shall have any claim or right to receive an Award hereunder. The Committee’s granting of an Award to a Participant at any time shall neither require the Committee to grant any other Award to such Participant or other person at any time or preclude the Committee from making subsequent grants to such Participant or any other person.

11.	Securities Matters.

(a)

The Company shall be under no obligation to effect the registration pursuant to the Securities Act of any interests in the Plan or any shares of Company Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Company Stock pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Company Stock are traded. The Committee may require, as a condition of the issuance and delivery of certificates evidencing shares of Company Stock pursuant to the terms hereof, that the recipient of such shares make such agreements and representations, and that such certificates bear such legends, as the Committee, in its sole discretion, deems necessary or desirable.

(b)

The transfer of any shares of Company Stock hereunder shall be effective only at such time as counsel to the Company shall have determined that the issuance and delivery of such shares is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Company Stock are traded. The Committee may, in its sole discretion, defer the effectiveness of any transfer of shares of Company Stock hereunder in order to allow the issuance of such shares to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Committee shall inform the Participant in writing of its decision to defer the effectiveness of a transfer. During the period of such deferral in connection with the exercise of an Award, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

12.	Withholding Taxes.

(a)

Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto, up to the maximum statutory rates.

(b)

Whenever shares of Company Stock are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto, up to the maximum statutory rates. With the approval of the Committee and subject to applicable law, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery shares of Company Stock having a value equal to the minimum amount of tax required to be withheld or such other amount that will not cause adverse accounting consequences for the Company and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another applicable governmental entity. Such shares shall be valued at their Fair Market Value on the date of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such a withholding election may be made with respect to all or any portion of the shares to be delivered pursuant to an Award.

13.	Non-Competition and Confidentiality.

By accepting Awards and as a condition to the exercise of Awards and the enjoyment of any benefits of the Plan, including participation therein, each Participant agrees to be bound by and subject to non-competition, confidentiality and invention ownership agreements acceptable to the Committee or any officer or director to whom the Committee elects to delegate such authority.

14.	Notification of Election Under Section 83(b) of the Code.

If any Participant shall, in connection with the acquisition of shares of Company Stock under the Plan, make the election permitted under Section 83(b) of the Code, such Participant shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service.

15.	Amendment or Termination of the Plan.

The Board of Directors or the Committee may, at any time, suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that the requisite shareholder approval shall be required if and to the extent the Board of Directors or Committee determines that such approval is appropriate or necessary for purposes of satisfying Sections 162(m) (with respect to Awards intended to qualify as Grandfathered Awards) or 422 of the Code or Rule 16b-3 or other applicable law. Awards may be granted under the Plan prior to the receipt of such shareholder approval of the Plan but each such grant shall be subject in its entirety to such approval and no Award may be exercised, vested or otherwise satisfied prior to the receipt of such approval. No amendment or termination of the Plan may, without the consent of a Participant, adversely affect the Participant’s rights under any outstanding Award.

16.	Transfers Upon Death; Nonassignability.

(a)

A Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, upon the death of a Participant, outstanding Awards granted to such Participant may be exercised only by the executor or administrator of the Participant’s estate or by a person who shall have acquired the right to such exercise by will or by the laws of descent and distribution. No transfer of an Award by will or the laws of descent and distribution shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Participant and to be bound by the acknowledgments made by the Participant in connection with the grant of the Award.

(b)

During a Participant’s lifetime, the Committee may, in its discretion, pursuant to the provisions set forth in this clause (b), permit the transfer, assignment or other encumbrance of an outstanding Option unless such Option is an Incentive Stock Option and the Committee and the Participant intends that it shall retain such status. Subject to the approval of the Committee and to any conditions that the Committee may prescribe, a Participant may, upon providing written notice to the General Counsel of the Company, elect to transfer any or all Options granted to such Participant pursuant to the Plan to members of his or her immediate family, including but not limited to children, grandchildren and spouse or to trusts for the benefit of such immediate family members or to partnerships in which such family members are the only partners; provided, however, that no such transfer by any Participant may be made in exchange for consideration. Any such transferee must agree, in writing, to be bound by all provisions of the Plan.

17.	Effective Date and Term of Plan.

The Plan, as amended and restated, shall become effective on the Effective Date, but the Plan, as amended and restated, shall be subject to the requisite approval of the shareholders of the Company. In the absence of such approval, such Awards shall be null and void. Unless earlier terminated by the Board of Directors, the right to grant Awards under the Plan shall terminate on the tenth anniversary of the Effective Date. Awards outstanding at Plan termination shall remain in effect according to their terms and the provisions of the Plan.

18.	Applicable Law.

Except to the extent preempted by any applicable federal law, the Plan shall be construed and administered in accordance with the laws of the State of Delaware, without reference to its principles of conflicts of law.

19.	Participant Rights.

(a)

No Participant shall have any claim to be granted any award under the Plan, and there is no obligation for uniformity of treatment for Participants. Except as provided specifically herein, a Participant or a transferee of an Award shall have no rights as a shareholder with respect to any shares covered by any Award until the date of the issuance of a Company Stock certificate to him or her for such shares.

(b)

Determinations by the Committee under the Plan relating to the form, amount and terms and conditions of grants and Awards need not be uniform, and may be made selectively among persons who receive or are eligible to receive grants and awards under the Plan, whether or not such persons are similarly situated.

20.	Unfunded Status of Awards.

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company.

21.	No Fractional Shares.

No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

22.	Interpretation.

The Plan is designed and intended to comply with Section 162(m) of the Code with respect to Awards intended to qualify as Grandfathered Awards, and to provide for grants and other transactions which are exempt under Rule 16b-3, and all provisions hereof shall be construed in a manner to so comply. Awards under the Plan are intended to comply with Code Section 409A to the extent subject thereto and the Plan and all Awards shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of the Plan. Notwithstanding any provision in the Plan to the contrary, no payment or distribution under the Plan that constitutes an item of deferred compensation under Code Section 409A and becomes payable by reason of a Participant’s termination of employment or service with the Company will be made to such Participant until such Participant’s termination of employment or service constitutes a “separation from service” (as defined in Code Section 409A). For purposes of the Plan, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Code Section 409A. If a participant is a “specified employee” (as defined in Code Section 409A), then to the extent necessary to avoid the imposition of taxes under Code Section 409A, such Participant shall not be entitled to any payments upon a termination of his or her employment or service until the earlier of: (i) the expiration of the six (6)-month period measured from the date of such Participant’s “separation from service” or (ii) the date of such Participant’s death. Upon the expiration of the applicable waiting period set forth in the preceding sentence, all payments and benefits deferred pursuant to this Section 22 (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such deferral) shall be paid to such Participant in a lump sum as soon as practicable, but in no event later than sixty (60) calendar days, following such expired period, and any remaining payments due under the Plan will be paid in accordance with the normal payment dates specified for them herein.

ENDO INTERNATIONAL PLC FIRST FLOOR, MINERVA HOUSE SIMMONSCOURT ROAD, BALLSBRIDGE DUBLIN 4, IRELAND ATTN: YOON AH OH VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, Form 10-K, shareholder letters, annual reports and Irish statutory accounts electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Endo International plc, First Floor, Minerva House, Simmons court Road, Ballsbridge, Dublin 4, Ireland. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D08963-P33309 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ENDO INTERNATIONAL PLC The Board of Directors recommends you vote “FOR” the election of all of the following Directors to serve until the next Annual General Meeting of Shareholders or until their successors are duly elected and qualified: 1. Election of Directors to serve until the next Annual General Meeting of the Shareholders Nominees: 1a. Paul V. Campanili 1b. Blaise Coleman 1c. Mark G. Barbieri 1d. Shane M. Cooke 1e. Nancy J. Hutson, Ph.D. 1f. Michael Hyatt 1g. Roger H. Kimmel 1h. William P. Montague For Against Abstain The Board of Directors recommends you vote “FOR” the following proposals: 2. To approve, by advisory vote, named executive officer compensation. 3. To approve the Endo International plc Amended and Restated 2015 Stock Incentive Plan. 4. To renew the Board’s existing authority to issue shares under Irish law. 5. To renew the Board’s existing authority to opt-out of statutory pre-emption rights under Irish law. 6. To approve the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020 and to authorize the Board of Directors, acting through the Audit Committee, to determine the independent registered public accounting firm’s remuneration. For Against Abstain To change the address on your account, please check the box at right and indicate your new address in the address space on the reverse side. Please note that changes to the registered name(s) on the account may not be submitted via this method. Name: [PLEASE PRINT NAME] Address This proxy is solicited on behalf of the Board of Directors. This proxy, when properly executed, will be voted in accordance with the instructions given hereon. If no instructions are given, this proxy will be voted “FOR” election of all the Directors, “FOR” Proposals 2, 3, 4, 5 and 6 and as said proxies deem advisable on such other matters as may properly come before the Annual General Meeting and any adjournment(s) or postponement(s) thereof. Name: [PLEASE PRINT NAME Address: Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

2020 ANNUAL GENERAL MEETING ADMISSION TICKET ENDO INTERNATIONAL PLC 2020 ANNUAL GENERAL MEETING OF SHAREHOLDERS Thursday, June 11, 2020 8:00 a.m. (Local Time) ENDO INTERNATIONAL PLC First Floor Minerva House Simmonscourt Road Ballsbridge Dublin 4, Ireland Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting: The Notice and Proxy Statement, Endo International plc 2019 Annual Report on Form 10-K and Irish Statutory Accounts are or will become available at www.proxyvote.com. ENDO INTERNATIONAL PLC FIRST FLOOR, MINERVA HOUSE SIMMONSCOURT ROAD, BALLSBRIDGE DUBLIN 4, IRELAND ATTN: YOON AH OH VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, Form 10-K, shareholder letters, annual reports and Irish statutory accounts electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Endo International plc, First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D08963-P33309 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ENDO INTERNATIONAL PLC The Board of Directors recommends you vote “FOR” the election of all of the following Directors to serve until the next Annual General Meeting of Shareholders or until their successors are duly elected and qualified: 1. Election of Directors to serve until the next Annual General Meeting of the Shareholders Nominees: 1a. Paul V. Campanelli 1b. Blaise Coleman 1c. Mark G. Barberio 1d. Shane M. Cooke 1e. Nancy J. Hutson, Ph.D. 1f. Michael Hyatt 1g. Roger H. Kimmel 1h. William P. Montague For Against Abstain The Board of Directors recommends you vote “FOR” the following proposals: 2. To approve, by advisory vote, named executive officer compensation. 3. To approve the Endo International plc Amended and Restated 2015 Stock Incentive Plan. 4. To renew the Board’s existing authority to issue shares under Irish law. 5. To renew the Board’s existing authority to opt-out of statutory pre-emption rights under Irish law. 6. To approve the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020 and to authorize the Board of Directors, acting through the Audit Committee, to determine the independent registered public accounting firm’s remuneration. For Against Abstain To change the address on your account, please check the box at right and indicate your new address in the address space on the reverse side. Please note that changes to the registered name(s) on the account may not be submitted via this method. Name: [PLEASE PRINT NAME] Address: This proxy is solicited on behalf of the Board of Directors. This proxy, when properly executed, will be voted in accordance with the instructions given hereon. If no instructions are given, this proxy will be voted “FOR” election of all the Directors, “FOR” Proposals 2, 3, 4, 5 and 6 and as said proxies deem advisable on such other matters as may properly come before the Annual General Meeting and any adjournment(s) or postponement(s) thereof. Name: [PLEASE PRINT NAME] Address: Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date D08964-P33309 ENDO INTERNATIONAL PLC 2020 ANNUAL GENERAL MEETING OF SHAREHOLDERS THURSDAY, JUNE 11, 2020 8:00 A.M. (LOCAL TIME) THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned ordinary shareholder of Endo International plc, an Irish registered company, hereby (1) acknowledges receipt of the Notice of Annual General Meeting of Shareholders and accompanying Proxy Statement and (2) appoints, as proxies, Blaise Coleman and Mark T. Bradley, each of c/o Endo International plc, First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland (or either of them) or, if the below table is completed by the undersigned ordinary shareholder, the person(s) named in the first column of the following table with an address as set out in the second column of the following table: Name of Proxy Address of Proxy (If you choose to appoint alternative proxies, please complete the above table with the name and address of such proxies. In default of such completion Blaise Coleman and Mark T. Bradley or either of them shall be your proxies.) each with full power of substitution, to attend, speak and vote on behalf of the undersigned as designated on the reverse side, all the ordinary shares of Endo International plc held of record by the undersigned at the close of business on April 13, 2020, at the Annual General Meeting of Shareholders to be held at First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland, on June 11, 2020, and at any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be signed on the reverse side)